UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. -    )

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TETRA TECHNOLOGIES, INC.

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Notice of Annual Meeting of
Stockholders and Proxy Statement

2021

TETRA

Notice of Annual Meeting of Stockholders and Proxy Statement 2020 TETRA

Notice of 2021 Annual Meeting of Stockholders

To the stockholders of TETRA Technologies, Inc. (“TETRA” or the “Company”):

Our 2021 Annual Meeting of Stockholders will be held as follows: *

When: Wednesday, May 26, 2021, at 11:00 a.m. local time	Where: TETRA Technologies, Inc. Corporate Headquarters 24955 Interstate 45 North The Woodlands, Texas 77380

At the annual meeting, you will be asked to consider and take action on the following:

1.	Election of seven directors to serve on the Board for one-year terms ending at the 2022 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;
2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	Advisory vote to approve executive compensation; and
4.	Approval of our First Amended and Restated 2018 Equity Incentive Plan.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the Annual Meeting or any adjournments.

Only stockholders of record at the close of business on March 29, 2021 will be entitled to notice of and to vote at the Annual Meeting.

Your vote is important!

Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Kimberly M. O'Brien Corporate Secretary

April 13, 2021

The Woodlands, Texas

*

We intend to hold our annual meeting in person.  However, due to the uncertainties surrounding the impact of the coronavirus (COVID-19), it may not be possible or advisable to hold our annual meeting in person and we are planning for the possibility that the annual meeting may be delayed or held by means of remote communication.  If we decide to take either such step, we will announce the decision to do so in advance of the annual meeting. If we elect to hold our annual meeting by remote communication, details on how to participate will be issued by press release, posted on our website at http://ir.tetratec.com/events-and-webcasts and filed with the U.S. Securities and Exchange Commission as additional proxy material.

PROXY STATEMENT

Table of Contents

Proxy Statement Highlights	1	Audit Committee Report	42
		Fees Paid to Principal Accounting Firm	44
Proposal No. 1: Election of Directors	2	Audit Committee Preapproval Policies and
Retirement of Current Board Members	2	Procedures	44
Board Recommendation	2
Vote Required	2	Executive Officers	45
Nominees for Director	3
		Compensation Discussion & Analysis (“CD&A)	47
Proposal No. 2: Ratification of Selection		Company Operations and Performance	47
Independent Registered Public Accounting Firm	9	Positive 2020 Say-on-Pay Vote Outcome
Recent Change in Auditor	9	and Engagement with Our Stockholders	48
Independence of our Independent Auditor	10	Overall Compensation Structure	49
Board Recommendation	11	Alignment of Pay with Stock Price Performance	49
Vote Required	11	Key Compensation Practices and Policies	51
		Compensation Philosophy and Objectives	52
Proposal No. 3: Advisory Vote to Approve		Roles and Processes	53
Executive Compensation	12	Compensation Elements	56
Board Recommendation	13	Retirement, Health, and Welfare Benefits	63
Vote Required	13	Perquisites	63
		Clawback Policy	63
Proposal No. 4: Approval of the First Amended and		Severance Plan and Termination Payments	64
Restated 2018 Equity Incentive Plan	14	Employment Agreements	65
Board Recommendation	14	Double Trigger Change of Control Agreements	65
Background and Purpose of the Proposal	14	Indemnification Agreements	65
Summary of the Amended 2018 Plan’s Changes		Stock Ownership Guidelines	65
to the 2018 Plan	15	Tax and Accounting Implications of Executive
Stockholder Approval	15	Compensation	66
Factors Considered in Setting Size of Share Reserve	16
Equity Compensation Plan Information	16	Compensation Committee Report	67
Non-Stockholder Approved Plans	16
Key Compensation Practices	18	Compensation of Executive Officers	68
Description of the Amended and Restated 2018 Plan	19	Summary Compensation Table	68
U.S. Federal Income Tax Consequences	23	Grants of Plan Based Awards	69
New Plan Benefits and Options Outstanding	25	Outstanding Equity Awards at Fiscal Year End	70
Vote Required	26	Option Exercises and Stock Vested	71
		Nonqualified Deferred Compensation	72
Corporate Governance	27	Potential Payments upon Termination or
Corporate Governance Guidelines	27	Change of Control	72
Majority Vote Policy	27	CEO Pay Ratio	75
Corporate Governance Documents	27
Director Independence and Transactions		Compensation Risk	76
Considered in Independence Determinations	28
Board Leadership Structure	29	Director Compensation	77
Board Oversight of TETRA	29
Sustainability Highlights	32	Beneficial Stock Ownership of Certain
Stock Ownership Guidelines	33	Stockholders and Management	78
Board Committee and Meetings	33	Section 16(a) Beneficial Ownership Reporting
Board and Committee Succession Planning	36	Compliance	79
Director Nominations by the Nominating,		Proposals of Stockholders	79
Governance and Sustainability Committee	37	Additional Financial Information	79
Director Tenure	38	Other Matters	79
Director Orientation and Continuing Education	38
Board Committee Self-Evaluation Process	39	General Information About the Meeting & Voting	80
Executive Sessions of the Board of Directors	40	Internet and Electronic Availability of Proxy Materials	80
Communications with Directors	40	General Voting Instructions	80
Director Nominations Submitted by Stockholders	40	Voting Rules	81
Executive Succession Planning	41	Householding of Annual Meeting Materials	83
Insider Trading Policy	41
Certain Transactions	41

PROXY STATEMENT HIGHLIGHTS

These highlights summarize certain information contained elsewhere in the Proxy Statement and does not contain all the information you should consider.  You should refer to the remainder of the Proxy Statement for more information about us and the proposals you are being asked to consider.

2020 BUSINESS HIGHLIGHTS

The onset of the global COVID-19 pandemic and subsequent drop in energy prices during the first quarter of 2020 caused an immediate reduction in demand for our products and services.  Our employees and management team's exceptional focus throughout the year on cost management resulted in an increase in adjusted free cash flow from continuing operations in 2020 relative to 2019 and higher adjusted EBITDA margins while continuing to deliver the service quality our customers require with continued emphasis on the health and safety of our employees and customers.

Dedication to our CØRE values is integral to our culture • Focus on Customers • “Drive to Zero” Incidents • Maximize Returns • Engage and Motivate Employees

•   Shifted the focus of our company and simplified our capital structure as we executed on our strategy to sell our general partner interest in CSI Compressco LP (NASDAQ: CCLP), resulting in a deconsolidation of CCLP from our financial statements and generation of $30 million in cash

•    Took preemptive and aggressive actions to protect our balance sheet in light of the downturn by implementing both temporary and permanent reductions, resulting in a reduction of cash corporate overhead costs year-on-year by 32% and outstanding net debt by $56 million

•    Delivered positive free cash flow and adjusted EBITDA in every quarter in 2020 and improved year-on-year adjusted EBITDA margins by 150 basis points

•    Continued focus on the introduction of new technologies, digitizing our operations, introducing remote monitoring, moving towards more integrated water management solutions, and expanding our fluids portfolio of patents to gain market share

•    Strong industrial chemicals sales, in particular in our European business

•    Launched several initiatives to leverage our chemistry expertise and resources around carbon capture and energy storage, further demonstrating our commitment to ESG initiatives

EXECUTIVE COMPENSATION HIGHLIGHTS	CORPORATE GOVERNANCE HIGHLIGHTS

Our executive compensation program reflects a fundamental belief that compensation should be competitive, both in elements and amount, with the broad market in which we compete for executive talent and commensurate with TETRA’s and the individual executive’s performance.

•   Pay for Performance - Our total compensation for each individual includes incentive compensation that provides reasonable upside potential for exceptional performance; as well as risk of no payment when performance objectives are not achieved. Our variable pay programs are designed as forward-looking incentives that reflect individual and corporate performance during the year under review.

•   Alignment with Stockholder Value - Our long-term incentive, or LTI, awards provide a strong link to stockholder interests.  Our compensation programs are designed and administered to maximize stockholder value.

•   Market Competitive - Our overall compensation strategy recognizes that attraction and retention of key talent are critical to the attainment of our stated business goals and objectives and to the creation of value for our stockholders.

The mix of compensation between base salary and short- and long-term incentive awards is heavily weighted towards at-risk-pay, aligning compensation with the long-term interests of our stockholders.

Our practices include policies and structures that we believe are sound and effective corporate governance practices, including:

•   Majority vote policy in the election of directors;

•   Annual election of all directors;

•   Separation of Chairman of the Board and Chief Executive Officer positions;

•   Regular meetings of our non-employee independent directors;

•   A prohibition against directors, executive officers and employees holding our securities in margin accounts or pledging our securities, absent company approval;

•   A prohibition against directors, executive officers and employees engaging in certain hedging transactions with respect to our securities;

•   Rigorous stock ownership guidelines applicable to directors and executive officers;

•   Executive Officer change in control benefits that are subject to “double trigger”;

•   An independent compensation consultant hired by and reporting to the Human Capital Management and Compensation Committee; and

•   Compensation clawback policy that provides us with a mechanism to recover incentive compensation paid to our executive officers in certain circumstances.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSALS

Proposal No. 1 — Election of Directors

The Board recommends a vote FOR the election of each nominee

Retirement of Current Board Members

Paul D. Coombs and Joseph C. Winkler III, each a current member of our Board of Directors, will retire from the board upon the expiration of their term at the upcoming Annual Meeting, and therefore, have not been nominated for reelection.  Immediately following the Annual Meeting, the Board of Directors expects to set the size of the board at seven directors. Proxies solicited hereby cannot be voted for a greater number of persons than the nominees for director set forth below.

Board Recommendation

Our Board of Directors believes that each director nominee for election at the Annual Meeting is highly qualified.  The director nominees’ biographies (below) describe the specific experience, qualifications, attributes, and skills that have been considered by the Nominating, Governance and Sustainability Committee and contributed to such individuals’ being nominated for our Board of Directors.  As their biographies indicate, all the director nominees possess significant leadership and professional experience, knowledge, including energy industry knowledge, and skills that qualify them for service on our board.  Each director, other than Mr. Murphy, our President and Chief Executive Officer, satisfies the independence requirements under the listing standards of the New York Stock Exchange (“NYSE”).  All directors satisfy the criteria stated in our Corporate Governance Guidelines and possess the personal characteristics essential for the proper and effective functioning of our board. Mr. Williams was appointed to the Board in 2021 and is a director nominee for election at the Annual Meeting, as consistent with a Cooperation Agreement, dated as of March 24, 2021, by and among the Company, Bradley L. Radoff and The Radoff Family Foundation.

The terms of office of each of the nine current directors will expire at the time of the Annual Meeting. The Nominating, Governance and Sustainability Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR”, the election of the seven persons listed below who have been nominated to serve one-year terms as directors.  Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

There are no family relationships between any of our directors and executive officers. Except for the Cooperation Agreement, dated as of March 24, 2021, and included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2021, there are no other arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as a director.

Vote Required

A plurality vote is required for the election of directors in Proposal No. 1. This means that, if a quorum is present at the Annual Meeting, the seven nominees receiving the greatest numbers of “FOR” votes will be elected to serve as directors. Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld by you. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Majority Vote Policy: Our Corporate Governance Guidelines provide that in an uncontested election (that is, an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes WITHHELD for his or her election than votes FOR such election shall, following certification of the stockholder vote, unless such nominee has previously submitted an irrevocable resignation in accordance with the majority vote policy, promptly tender his or her resignation to the Chairman of the Board of Directors. The Nominating, Governance and Sustainability Committee is required to recommend to the Board of Directors whether such tendered resignation should be accepted or rejected. The Board of Directors will then determine whether to accept or reject the tendered resignation. Following the Board of Director’s decision on the Governance Committee’s recommendation, we will promptly disclose the Board of Director’s decision and decision- making process regarding a tendered resignation in a document filed with the Securities and Exchange Commission (the “SEC”). Each of the director nominees has previously submitted an irrevocable resignation letter. Please read our Corporate Governance Guidelines posted in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com for more information regarding our majority vote policy.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with Us	Tenure (years)	Public Directorships
Mark E. Baldwin	67	Independent Director	7	3
Thomas R. Bates, Jr.	71	Independent Director	9	3
John F. Glick	68	Independent Director	7	2
Gina A. Luna	47	Independent Director	2	2
Brady M. Murphy	61	Director, President and CEO	2	1
William D. Sullivan	64	Independent Director, Chairman	13	2
Shawn D. Williams	58	Independent Director	˂1	1

See “Beneficial Stock Ownership of Certain Stockholders and Management” on page 78 for information regarding the number of shares of our common stock owned by each nominee.

Mark E. Baldwin
• Age 67 • Independent Director since 2014 Board Committees • Audit Committee (Chairman)

Key Attributes/Skills/Expertise.

Mr. Baldwin, through his experience in executive financial positions with public companies, brings significant knowledge of accounting, capital structures, finance and financial reporting, risk management, strategic planning, and forecasting and provides the board and audit committee important perspective on our financial reporting and governance obligations.  Mr. Baldwin has extensive knowledge of the energy industry and his financial management and operations experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills.

Mr. Baldwin has served as a member of our Board of Directors since January 2014 and as Chairman of our Audit Committee since May 2014. Mr. Baldwin served as the executive vice president and chief financial officer of Dresser-Rand Group, Inc., a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (a "Public Company "), from August 2007 until his retirement in May 2013. Prior to joining Dresser-Rand, he served as the executive vice president, chief financial officer, and treasurer of Veritas DGC Inc., a Public Company, from August 2004 through February 2007, and operating partner at First Reserve Corporation from April 2003 through July 2004. Mr. Baldwin served as executive vice president and chief financial officer for NextiraOne from October 2001 through August 2002, and as chairman of the board and chief executive officer for Pentacon Inc. from 1997 through 2001. From 1980 through 1997, Mr. Baldwin served in a variety of finance and operations positions with Keystone International Inc., including treasurer, chief financial officer, and president of the Industrial Valves and

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Controls Group. Mr. Baldwin currently serves as a director and as a member of the audit committee of KBR, Inc. and as a director and as a member of the audit committee of Nine Energy Service, Inc., both of which are Public Companies. He previously served as a director of Seahawk Drilling Inc. from August 2009 until February 2011. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Thomas R. Bates, Jr., Ph.D.
• Age 71 • Independent Director since 2011 Board Committees • Human Capital Management and Compensation Committee (Chairman)

Key Attributes/Skills/Expertise.

Dr. Bates has over 40 years of experience in the international oil and gas services industry, both in management positions with operational responsibilities and as a director. Through his leadership roles, Dr. Bates has gained significant management development, executive compensation, and succession planning experience. Dr. Bates’ experience serving as a director of other public companies provides cross-board experience and perspective, and his past management of a private equity firm provides valuable entrepreneurial and capital markets insight.

Dr. Bates served as a member of our Board of Directors since November 2011, as Chairman of our Human Capital Management and Compensation Committee since May 2014, and as a member of that committee since May 2012. Dr. Bates is a private investor and currently an adjunct professor in the Finance Department at Texas Christian University where he teaches in the MBA program at the Neeley School of Business. Dr. Bates joined Lime Rock Management LP, an energy-focused private equity firm, as a managing director in 2001 and became a senior advisor of the firm in 2010 before retiring in 2013. Dr. Bates had 25 years of experience in oil service management and operations before joining Lime Rock. He served from 1998 through 2000 as president of the Discovery Group of Baker Hughes and was responsible for the integration of Western Atlas into Baker Hughes. Earlier, he served as president and chief executive officer of Weatherford Enterra. Previously, Dr. Bates spent 15 years with Schlumberger in both domestic and international locations and was responsible for the Anadrill business unit when early MWD and LWD tools were commercialized. Dr. Bates began his career with Shell Oil Company, where he conducted drilling research. Dr. Bates has been a personal investor and/or a corporate investor in more than a dozen oil service technology startups.  Dr. Bates also serves on the board of directors and as chairman of the compensation and leadership development committee and member of the audit committee of SSR Mining, Inc., a Canadian publicly traded company, and as chairman of the board of directors and a member of the audit committee of Vantage Drilling International, a public company that trades on the OTC. Dr. Bates previously served on the boards of Independence Contract Drilling, Inc. from August, 2014 through June, 2020, Weatherford International plc from December 2019 until June 2020, Tidewater Inc. from July 2017 to October 2019, Hercules Offshore, Inc. from 2004 through November 2015, Natco Group, Inc. from 2003 through 2009, and T-3 Energy Services from 2007 until it was acquired in 2011. Dr. Bates is a graduate of the University of Michigan with a Ph.D. in Mechanical Engineering.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

John F. Glick
• Age 68 • Independent Director since 2014 Board Committees • Nominating, Governance and Sustainability Committee (Chairman) • Human Capital Management and Compensation Committee

Key Attributes/Skills/Expertise.

Mr. Glick brings extensive energy industry, management, and oversight experience, having served in executive management positions with various public energy services and manufacturing companies. Mr. Glick’s broad experience in manufacturing and servicing a variety of oilfield drilling and completion products, both domestically and internationally, provides valuable insight to our Board of Directors from an operational and strategic planning perspective.

Mr. Glick has served as a member of our Board of Directors since January 2014, as Chairman of our Nominating, Governance and Sustainability Committee since May 2015 and has been a member of that committee and our Human Capital Management and Compensation Committee since May 2014. Mr. Glick served as the chief executive officer and a director of Lufkin Industries, Inc., a Public Company, from March 2008 until his retirement in July 2013 and served as Lufkin’s president and a director since August 2007. During his tenure, Mr. Glick oversaw the growth of Lufkin and, ultimately, the sale of the company to General Electric in July 2013. From September 1994 through August 2007, Mr. Glick served as the vice president and general manager of Lufkin’s Power Transmission Division. He served as vice president and general manager of Lufkin’s Oilfield Division from August 2007 through August 2008. Prior to joining Lufkin, from 1974 through 1994, Mr. Glick held several senior management level positions with Cameron Iron Works, Inc. Mr. Glick currently serves as the non-executive chairman of the board of directors, chairman of the nominating and governance committee, and an ex-officio member of the audit and remuneration committees of Hunting PLC, a public company traded on the London Stock Exchange and also serves as the Treasurer of CHI St. Luke's Health and sits on its executive committee. Mr. Glick previously served on the board of Weatherford International plc from December 2019 until June 2020. Mr. Glick received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

Gina A. Luna
• Age 47 • Director since 2018 Board Committees • Audit Committee • Nominating, Governance and Sustainability Committee

Key Attributes/Skills/Expertise.

Ms. Luna brings excellent insights and more than 20 years of international and domestic investment and commercial banking, marketing and executive management experience across multiple industries to our board.  Ms. Luna’s banking background, in particular, provides a significant contribution to our Board of Director’s mix of backgrounds, experiences, and skills.

Ms. Luna has served as a member of our Board of Directors since July 2018 and currently serves on our Audit Committee and our Nominating, Governance and Sustainability Committee. Ms. Luna served as the chief executive officer of Luna Strategies, LLC, an independent consulting firm, since November 2016 and a managing partner of GP Capital Partners, LP since November 2020. Prior to that, Ms. Luna served at JPMorgan Chase and Co. for 21 years, holding several senior management level positions, most recently as managing director, Chase Commercial Banking, from 2009 to November 2016, as chief marketing officer, Chase Commercial Banking, from 2005 to 2009,

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

and as chief operating officer, Commercial and Investment Banking, South Region, from 2000 to 2005. Ms. Luna has also served on the board of directors and as a member of the audit committee of Roku, Inc., a public company, since December 7, 2020.  Ms. Luna received a Bachelor of Science in Business Administration, with majors in finance and management, from Texas A&M University and earned an NACD Directorship Certification through the NACD Directorship Certification program. NACD Directorship Certified directors establish themselves as committed to continuing education on emerging issues and to helping to elevate the profession of directorship.

Brady M. Murphy
• Age 61 • President and Chief Executive Officer • Director Since 2018 (not Independent) Board Committees • No Committee Memberships

Key Attributes/Skills/Expertise.

Mr. Murphy has more than 35 years of global operations, engineering, manufacturing and business development experience in a variety of areas within the energy industry, including deepwater, mature fields and unconventional assets.  Mr. Murphy’s service as our President and Chief Executive Officer and his prior service as our Chief Operating Officer provides our Board of Directors with an in-depth source of knowledge regarding our operations, customers, competitors, markets in which we operate, business strategy, executive management team, and the effectiveness of our compensation programs.

Mr. Murphy has served as our President and Chief Executive Officer since May 2019, as our President and Chief Operating Officer from February 2018 until his promotion to Chief Executive Officer in May 2019, and as a director since December 2018. From May 2019 to January 2021, Mr. Murphy also served as President and chairman of the board of directors of CSI Compressco GP LLC, the general partner of CSI Compressco LP, formerly one of our consolidated subsidiaries and a publicly traded limited partnership. Mr. Murphy served as a director of CSI Compressco GP LLC from February 2018 to January 2021.  Prior to joining TETRA, Mr. Murphy served as chief executive officer of Paradigm Group B.V., a private company focused on strategic technologies for the upstream energy industry, from January 2016 until February 2018. Mr. Murphy previously served at Halliburton Company and its affiliated companies for 26 years and held numerous international and North America positions, most recently as senior vice president - global business development and marketing from 2012 to December 2015, as senior vice president - business development Eastern Hemisphere from 2011 to 2012, and as senior vice president - Europe/Sub–Saharan Africa region from 2008 to 2011. Earlier in his career, from 1981 until 1989, Mr. Murphy held several positions with increasing responsibility at Gerhart Industries. Mr. Murphy received his B.S. degree in Chemical Engineering from Pennsylvania State University and is an alumnus of Harvard Business School’s Advanced Management Program.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

William D. Sullivan
• Age 64 • Independent Director since 2007 • Chairman of the Board Board Committees • As Chairman of the Board, Mr. Sullivan is an Ex-Officio member of all board committees

Key Attributes/Skills/Expertise.

Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in corporate governance and executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.  As Chairman of our Board of Directors, Mr. Sullivan serves as a critical mentor and advisor to our Chief Executive Officer and is pivotal in creating the conditions for overall board and individual director effectiveness, both inside and outside the boardroom.

Mr. Sullivan has served as a member of our Board of Directors since August 2007 and as Chairman since May 2015. He previously served as Chairman of our Nominating, Governance and Sustainability Committee and as a member of our Human Capital Management and Compensation Committee. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired since August 2005. From July 2011 until January 2021, Mr. Sullivan served as a director and a member of the audit committee of CSI Compressco GP LLC, the general partner of CSI Compressco LP, formerly one of our consolidated subsidiaries and a publicly traded limited partnership. Mr. Sullivan is the non-executive chairman of the board of directors of SM Energy Company, a Public Company.  From February 2007 to May 2015, Mr. Sullivan served as a director and as a member of the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP,  and from March 2006 to September 2018, Mr. Sullivan served as a director and as a member of the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, both of which were publicly traded entities at the time of his service. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Shawn D. Williams
• Age 58 • Independent Director since 2021

Key Attributes/Skills/Expertise.

Mr. Williams’ extensive experience in the plastics and specialty chemicals industry, his service in senior executive leadership positions with both financial sponsored and strategic owned global enterprises, and experience with strategic talent development and succession planning provides a significant contribution to our Board of Director’s mix of backgrounds and skills.

Mr. Williams has served as a member of our Board of Directors since March 2021. Most recently, Mr. Williams served as the Chief Executive Officer of Nexeo Plastics Holdings, Inc., a global plastics distributor, from April 2019 until June of 2020 and from September 2012 to March of 2019 as Executive Vice President of Nexeo Solutions, Inc. Mr. Williams has been retired since June 2020. Prior to joining Nexeo Solutions, from 2007 to 2012 Mr. Williams served as President of Momentive Global Sealants, a global specialty sealants business, and President of

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Momentive Performance Materials, a silicone specialty materials business. Earlier in his career, Mr. Williams spent 22 years serving in industrial and material business leadership roles at General Electric Company and led businesses globally in the Americas, Europe, and Asia across a broad sector of markets. Since December 2020, Mr. Williams has served as the chairman of the board of managers and as a member of the audit and compensation committees of Covia Holdings LLC, a provider of minerals-based solutions serving the industrial and energy markets.  Mr. Williams earned his M.B.A. from the Haas School of Business at the University of California, Berkeley, and a B.S. in electrical engineering from Purdue University

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PROPOSAL NO. 2 – Ratification of Selection of Independent Registered Public Accounting Firm

Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm

The Board recommends a vote FOR this Proposal

Proposal No. 2 requests stockholder approval of the Audit Committee’s selection of the firm of Grant Thornton LLP (“GT”) as our independent registered public accounting firm, or “independent auditors”, for the year ending December 31, 2021.

Recent Change in Auditor

As reported on a Current Report on Form 8-K filed on June 18, 2020 (the “Change in Auditor 8-K"), effective June 15, 2020, the Audit Committee dismissed Ernst & Young LLP ("EY") as the Company’s independent registered public accounting firm and appointed GT to serve in this role for the fiscal year ended December 31, 2020. For more information, see the Change in Auditor 8-K filed on June 18, 2020.

EY audited the consolidated financial statements of the Company for the fiscal years ended December 31, 2018 and December 31, 2019. EY's audit reports for each of these fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2018 and December 31, 2019 and during the subsequent interim period from January 1, 2020 through June 15, 2020, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to EY's satisfaction, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided EY with a copy of the Change in Auditor 8-K and requested EY to furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained in the Change in Auditor 8-K. The Company received the requested letter from EY, and a copy of EY’s letter was attached as Exhibit 16.1 to the Change in Auditor 8-K.

During the fiscal years ended December 31, 2018 and December 31, 2019 and during the subsequent interim period from January 1, 2020 through June 15, 2020, neither we nor anyone on our behalf consulted GT regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that GT concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K).

2021 Proxy Statement	TETRA Technologies, Inc. I 9

PROPOSAL NO. 2 – Ratification of Selection of Independent Registered Public Accounting Firm

Independence of our Independent Auditor

The Audit Committee evaluates the selection of the independent auditors each year and has selected GT for the current year.  GT has served as our independent auditors since June 2020. The Audit Committee concluded that many factors contribute to the continued support of GT’s independence, such as the oversight of the Public Company Accounting Oversight Board (“PCAOB”) through the establishment of audit, quality, ethics, and independence standards, in addition to conducting audit inspections, the mandating of reports on internal control over financial reporting, PCAOB requirements for audit partner rotation, and limitations imposed by regulation and by our Audit Committee on non-audit services provided by GT. The Audit Committee reviews and pre-approves all audit and non-audit services to be performed by GT as well as reviews and approves the fees charged by GT for such services. The Audit Committee pre-approved all audit and non-services performed by EY during the last two fiscal years. In its review and pre-approval of non-audit service fees, the Audit Committee considers, among other factors, the possible impact of the performance of such services on the auditors’ independence.  In addition, under the auditor independence rules, GT reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed in those rules.  Please see the Audit Committee Report on page 42 for additional information regarding the Audit Committee’s evaluation of GT.

Audit and Other Professional Fees

The following table presents the aggregate fees billed for professional services rendered by GT and EY for the last two fiscal years:

Fees Paid to The Independent Registered Public Accounting Firm

Fees for services rendered by Grant Thornton LLP to the Company’s current independent registered public accounting firm, for each of the following categories of services for the fiscal years ended December 31, 2020 and 2019, are set forth below:

	Fiscal Year 2020	Fiscal Year 2019
Audit fees	$880,000	$-
Audit related fees	—	—
Tax fees(1)	7,500	—
All other fees	—	—
Total fees	$887,500	$-

(1) Consists solely of fees for tax compliance services in all periods.

Fees Paid to The Prior Independent Registered Public Accounting Firm

Fees for services rendered by Ernst & Young LLP to the Company’s prior independent registered public accounting firm, for each of the following categories of services for the fiscal years ended December 31, 2020 and 2019 are set forth below:

	Fiscal Year 2020	Fiscal Year 2019
Audit fees	$231,000	$1,380,000
Audit related fees(1)	—	15,200
Tax fees(2)	—	15,000
All other fees	—	—
Total fees	$231,000	$1,410,200

(1) Consists primarily of additional fees for an employee benefit plan audit in 2019 that was completed in 2020.

(2) Consists solely of fees for tax compliance services in all periods.

10 I TETRA Technologies, Inc.	2021 Proxy Statement

PROPOSAL NO. 2 – Ratification of Selection of Independent Registered Public Accounting Firm

Board Recommendation

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of GT as our independent registered public accounting firm for the 2021 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

As a matter of good corporate governance, the Board of Directors submits the selection of the independent registered public accounting firm to our stockholders for ratification.  If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2021, but the Audit Committee may also elect to retain the firm.  Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.  Representatives of GT are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the 2021 Annual Meeting. Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

2021 Proxy Statement	TETRA Technologies, Inc. I 11

PROPOSAL NO. 3 – Advisory Vote to Approve Executive Compensation

Proposal No. 3 — Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this Proposal

In Proposal No. 3, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers (collectively, the “Named Executive Officers” or “NEOs”) pursuant to Section 14A of the Exchange Act, as disclosed in this Proxy Statement in accordance with SEC rules.  While this vote is not binding on our Company, the results of the votes on this proposal will be carefully considered by the Board of Directors and the Human Capital Management and Compensation Committee (“HCMCC”) of our Board of Directors when making future executive compensation decisions. The next such vote will occur at the 2022 Annual Meeting of Stockholders

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives that are crucial to our long-term success while ensuring that a significant portion of the compensation opportunities available to them are tied to performance; thus aligning their interests with the interests of our stockholders.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this Proxy Statement, and stockholders are encouraged to read these other sections.

•	Every member of our HCMCC is independent, as independence is defined in the listing standards of the NYSE (page 35)
•	Our Executive Incentive Compensation Recoupment Policy provides a mechanism for us to recover all forms of incentive compensation paid to our executive officers in some circumstances (page 63).
•

Our HCMCC has established a thorough process for the review and approval of our compensation programs and practices and it has retained and directed an independent compensation consultant to assist in the discharge of its duties (page 53).

•	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (pages 33 and 65).
•	We employ our executive officers “at will” under employment agreements similar to those executed by all our employees (page 65).
•

Our insider trading policy prohibits transactions involving short sales, the buying and selling of puts, calls, or other derivative instruments, and certain forms of hedging or monetization transactions involving our securities (page 41).

•

On an annual basis, our HCMCC awards performance-based, long-term cash incentives to certain of our executive officers to supplement the long-term performance-based incentive and retention value provided by time-vesting equity awards.

•

A significant portion of our executive officers’ compensation is in the form of long-term incentive awards that are tied to the long-term performance of our stock and certain key measures that drive stockholder returns. The process by which the HCMCC determines the structure of these long-term incentive awards takes into account TETRA’s performance relative to our peers and internal budgeted expectations, market compensation and the need to retain executive talent over the long-term, and alignment with the experience of our long-term stockholders.

•

We believe that providing both short- and long-term incentive compensation awards also helps reduce risks to us or our stockholders that could arise from excessive focus on short-term performance (page 76).

12 I TETRA Technologies, Inc.	2021 Proxy Statement

PROPOSAL NO. 3 – Advisory Vote to Approve Executive Compensation

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our NEOs as disclosed in the CD&A (beginning on page 47), the compensation tables (beginning on page 68) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2021 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Board Recommendation

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this Proxy Statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required

Approval of Proposal No. 3, on an advisory basis, requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

2021 Proxy Statement	TETRA Technologies, Inc. I 13

PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

Proposal No. 4  — Approval of the First Amended and Restated 2018

Equity Incentive Plan

The Board recommends a vote FOR this Proposal

Board Recommendation

The use of equity-based awards under the Tetra Technologies, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) is a key component of our compensation program. The ability to grant equity-based awards is critical to attracting and retaining highly qualified individuals. The Board believes it is in the best interests of the Company and our stockholders for those individuals to have an ownership interest in the Company in recognition of their present and potential contributions and to align their interests with those of our stockholders.

The current number of shares of our common stock available for grants under the 2018 Plan is insufficient to meet the goals of our compensation program going forward. Accordingly, our Board of Directors has approved and recommends that our stockholders approve the First Amended and Restated 2018 Equity Incentive Plan (the “Amended 2018 Plan”) to increase the number of shares of common stock available for grant and to make certain other changes to the 2018 Plan as described below. If the proposed Amended 2018 Plan is approved by our stockholders, the 2018 Plan will provide us with additional shares with which to create incentives for our employees, officers, directors and consultants and will enable us to provide a competitive mix of compensation to our key employees.

The Board of Directors recommends that you vote “FOR” the Amended 2018 Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

Background and Purpose for the Proposal

Historically the Company has maintained both the 2018 Plan and the 2018 Non-Employee Director Equity Incentive Plan (the “Director Plan”), a stand-alone equity plan for non-employee directors. The 2018 Plan and the Director Plan were approved by stockholders at the 2018 annual meeting of stockholders. 6,365,000 shares of our common stock were previously reserved for issuance under the 2018 Plan and 335,000 shares of our common stock were previously reserved for issuance under the Director Plan.

We also have grants outstanding under our 2011 Long Term Incentive Compensation Plan (the “2011 Plan”) and our 2007 Long Term Incentive Compensation Plan (the “2007 Plan”) which continue to be governed by the applicable terms and conditions of the respective plan, although no further options or awards may be granted under such plans.  We may also grant inducement equity awards to new employees under our 2018 Inducement Restricted Stock Plan (the “Inducement Plan”), more fully described on page 17.  For additional information regarding equity-based awards previously granted by us under the 2011 Plan, 2007 Plan and the Inducement Plan, see Note 14 to our consolidated financial statements on Form 10-K for the year ended December 31, 2020.

On March 31, 2021, our Board of Directors, at the recommendation of our Human Capital Management and Compensation Committee (“Committee”), approved the Amended 2018 Plan, subject to approval by our stockholders at our 2021 annual meeting, in order to both (i) increase the number of shares of our common stock available for grant by 5,500,000 shares and (ii) ease the administrative burden of maintaining two equity incentive plans by permitting non-employee directors to participate in the Amended 2018 Plan. If approved by our stockholders, the aggregate number of shares of our common stock that may be the subject of awards and issued under the Amended 2018 Plan is 11,865,000.

14 I TETRA Technologies, Inc.	2021 Proxy Statement

PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

Summary of the Amended 2018 Plan’s Changes to the 2018 Plan

If the proposed amendment and restatement of the 2018 Plan is approved by our stockholders, the Director Plan will be terminated as of the effective date of the Amended 2018 Plan and there will be no further awards granted under the Director Plan. Future awards to our non-employee directors will be made under the Amended 2018 Plan.  In addition, no shares remaining available for future awards under the Director Plan as of the effective date of the Amended 2018 Plan will become available for awards under the Amended 2018 Plan.  If the Amended 2018 Plan is not approved by stockholders, annual awards to our non-employee directors will continue to be made under the Director Plan.

The Amended 2018 Plan makes certain changes to the terms of the 2018 Plan, including:

•

Approve an additional 5,500,000 shares of common stock for issuance under the 2018 Plan, plus the number of shares of common stock remaining available for issuance under the 2018 Plan as of immediately prior to the date of stockholder approval of the Amended 2018 Plan;

•	Permits non-employee directors to receive awards under the plan; and

•	Implements an annual individual limit on the fair market value of non-employee director awards of $300,000.

Stockholder Approval

Stockholder approval of the Amended 2018 Plan is being sought in order to satisfy the stockholder approval requirements of the New York Stock Exchange and Section 422 of the Internal Revenue Code (the “Code”) to enable options granted under the Amended 2018 Plan to qualify as incentive stock options.

If the Amended 2018 Plan is not approved by our stockholders, the 2018 Plan and Director Plan will remain in effect, and we will remain subject to the existing share reserve under the 2018 Plan and Director Plan.

If the stockholders approve the Amended 2018 Plan, it will be effective as of May 26, 2021. A copy of the Amended 2018 Plan is attached to this Proxy Statement as Appendix A. In Appendix A, we have shown the changes to the 2018 Plan that will result from approval of the Amended 2018 Plan, with deletions indicated by strikeouts and additions indicated by underlining. The following description of the Amended 2018 Plan is not intended to be complete and is qualified by reference to Appendix A, which contains the complete text of the Amended 2018 Plan.

If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register additional shares available for delivery under the Amended 2018 Plan.

2021 Proxy Statement	TETRA Technologies, Inc. I 15

PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the Amended 2018 Plan, the Human Capital Management and Compensation Committee and our Board of Directors considered a number of factors, including the following:

Equity Compensation Plan Information

In the table below, we provide information about the shares of our common stock that may be issued under the 2018 Plan as of December 31, 2020, the end of our most recent fiscal year.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Shown in the First Column)
Equity compensation plans
approved by stockholders(3)
2007 Long Term Incentive	547,863	$6.79	—
2011 Long Term Incentive	2,564,124	$6.73	—
2018 Non-Employee Director(4)	—	—	171,898
2018 Long Term Incentive (4)	3,057,327	$4.19	2,522,659
Total	6,169,314	$6.73	2,694,557
Equity compensation plans not
approved by stockholders(5)
Serrano Plan	79,051	$6.60	—
2018 Inducement Restricted Stock Plan	—	—	76,495
Total	79,051	$6.60	76,495
All Plans Total (6)	6,248,365	$6.73	2,771,052
(1)

Represents the number of underlying shares issuable under outstanding options and restricted stock units (“RSUs”), under the respective plans. There are 547,863 shares attributable to outstanding options under the Amended and Restated 2007 Long Term Incentive Compensation Plan (the “2007 Plan”) and 2,564,124 shares attributable to outstanding options under the Third Amended and Restated 2011 Long Term Incentive Compensation Plan (the “2011 Plan”). There are 3,040,709 shares attributable to outstanding RSUs and 16,618 shares attributable to outstanding options under the 2018 Long Term Incentive Compensation Plan (the “2018 Plan”).

(2)

Represents weighted-average exercise price of options outstanding under the 2007 Plan, 2011 Plan and 2018 Plan. See note 1 above with respect to RSUs granted under the 2018 Plan. The weighted-average exercise price does not take these awards into account.

(3)	Consists of the 2007 Plan, the 2011 Plan, the 2018 Non-Employee Director Plan and the 2018 Plan.
(4)

Under the 2018 Non-Employee Director Plan and the 2018 Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the 2018 Non-Employee Director Plan and the 2018 Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of one share of common stock on the grant date.

(5)	Consists of the award granted to Mr. Serrano in connection with his initial employment and the 2018 Inducement Restricted Stock Plan. A description of each of these plans follows.
(6)

The table above does not include information as of December 31, 2020 regarding 1,430,299 shares of restricted stock subject to awards outstanding under the 2007 Plan, the 2011 Plan, the 2018 Inducement Restricted Stock Plan and the 2018 Plan.

Non-Stockholder Approved Plans

Serrano Plan

On August 1, 2012, Elijio V. Serrano was appointed by our Board of Directors to the positions of Senior Vice President and Chief Financial Officer. In connection with Mr. Serrano’s appointment, the Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock to be effective as of August 15, 2012. The exercise price of the nonqualified stock options is $6.60, which is equal to the closing price per share of our common stock on the New York Stock Exchange on August 15, 2012. The nonqualified stock options are fully vested and the award will expire on August 15, 2022.

16 I TETRA Technologies, Inc.	2021 Proxy Statement

PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

2018 Inducement Restricted Stock Plan

The TETRA Technologies, Inc. 2018 Inducement Restricted Stock Plan was adopted effective as of February 12, 2018.  The purpose of the plan is to attract and retain the best available individuals for positions of substantial responsibility by providing a material inducement for such individuals to enter into employment with us or any of our affiliates. In connection with the employment of Brady M. Murphy, currently our President and Chief Executive Officer, the Board of Directors authorized the grant to Mr. Murphy of an employment inducement award of 502,513 shares of restricted stock, effective as of February 12, 2018.  Fifty percent of the shares of restricted stock vested on the one-year anniversary date of the grant, 25% vested on the second-year anniversary date of the grant, and the remaining 25% of the shares of restricted stock vested on the third-year anniversary of the date of grant. In addition, in connection with our acquisition of Swiftwater Energy Services, LLC, the Board of Directors authorized the grant of awards totaling 420,992 shares of restricted common stock to thirteen persons as an inducement to their employment with TETRA on February 28, 2018. Subject to their continued employment with us and other terms and conditions set forth in the Restricted Stock Award Agreement between us and each of the individuals, the shares of restricted stock vested 100% on the third-year anniversary of the date of grant.  There are 76,495 shares available for future awards under the 2018 Inducement Restricted Stock Plan.

Shares available for grant and outstanding awards

To facilitate approval of the Amended 2018 Plan, we are providing updated information as of our record date, March 29, 2021. As of the close of business on March 29, 2021, there were 126,407,014 shares of our common stock issued and outstanding.  The closing sale price of a share of our common stock on the New York Stock Exchange on that date was $2.47.  The following table summarizes information regarding awards outstanding and shares remaining available for grant under the 2018 Plan, the Director Plan, the 2011 Plan, the 2007 Plan and under the Inducement Plan, as of the close of business on March 29, 2021:

	2018 Plan	All Other Plans	Inducement Plan
Total shares underlying outstanding stock options and restricted stock units	3,904,508	3,096,658	__
Weighted average exercise price of outstanding stock options	$ 4.19	$ 6.74
Weighted average remaining duration (years) of outstanding stock options	7.1	4.7
Total shares underlying outstanding unvested time-based restricted stock awards	24,682	4,242	__
Total shares available for grant	1,067,083	171,898	76,495

The Human Capital Management and Compensation Committee is focused on using equity to compensate executives in a manner that links executive and stockholder interests while focusing on the overall dilutive impact of that equity.  The Human Capital Management and Compensation Committee balances the need to attract, motivate, and retain the level of executive talent required to execute the business strategy and achieve operational excellence at TETRA with the need to carefully consider and manage the usage of equity and the resulting equity dilution.

2021 Proxy Statement	TETRA Technologies, Inc. I 17

PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

Burn Rate

We manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually.  The “burn rate” calculated below shows the dilution of our outstanding equity awards on our total outstanding shares.  We have calculated the burn rate under our equity compensation program for the past three years, as set forth on the following table:

Time Period	Shares Subject to Options Awards	Shares Subject to Restricted Stock Awards	Total Adjusted Awards		Weighted Average Number of Shares Outstanding	Burn Rate (%)
Fiscal 2018	789,328	2,508,952	4,552,756	(1)	124,101,471	3.67%
Fiscal 2019	0	2,261,140	3,391,710	(1)	125,599,610	2.70%
Fiscal 2020	0	1,958,296	2,937,444	(1)	125,510,533	2.34%
	Three-Year Average Burn Rate					2.90%
(1)	Applying the ISS assigned premium of 1.5X to full value awards granted

Estimated duration of shares available for issuance under the Amended 2018 Plan - Based on the 11,865,000 total shares to be reserved under the Amended 2018 Plan and certain assumptions described below, we expect that the share reserve of the Amended 2018 Plan will cover awards for approximately two years.  Our estimation of the duration of the Amended 2018 Plan is based on a number of assumptions including the anticipated amount of annual grants under the Amended 2018 Plan, the rate at which shares will be returned to the Amended 2018 Plan reserve through forfeitures, cancellations and the like, and our future stock price performance.  While the Committee believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.

Potential Dilution

The potential dilution from the 11,865,000 share reserve of the Amended 2018 Plan is approximately 8.4% (calculated as the share reserve divided by the fully-diluted shares outstanding as of the Record Date).  Our Board of Directors has considered this potential dilution level and believes it is within normal range for similarly situated companies.

In addition to overall dilution, in recommending the increase to the share reserve under the Amended 2018 Plan the Human Capital Management and Compensation Committee considered annual dilution from our equity incentive plans, as shown on the following table:

	Basic Dilution(1)	Fully Diluted(2)
December 31, 2018	10.7%	9.7%
December 31, 2019	9.2%	8.5%
December 31, 2020	7.7%	7.2%
(1)	Basic = (awards outstanding + remaining shares available) / shares outstanding
(2)	Fully Diluted = (awards outstanding + remaining shares available) / (shares outstanding + awards outstanding + remaining shares available)

Key Compensation Practices

The Amended 2018 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•

No repricing of underwater options or stock appreciation rights without stockholder approval - The Amended 2018 Plan prohibits actions to reprice options or stock appreciation rights (“SARs”) without stockholder approval.

18 I TETRA Technologies, Inc.	2021 Proxy Statement

PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

•	No discounted option or SAR grants - The Amended 2018 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant.
•	Minimum vesting or performance period for all awards - A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.
•

Conservative share recycling provisions – We may not add back to the Amended 2018 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, shares that we repurchase using option exercise proceeds, and shares subject to a stock-settled SAR award that are not issued in connection with the settlement of that award.

•

No liberal definition of “change in control” - No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

•

No automatic accelerated vesting of equity awards upon a change in control – The Amended 2018 Plan only provides for automatic accelerated vesting of equity awards upon a change in control that involves a corporate transaction if such awards are not continued or assumed after the corporate transaction.

Description of the Amended and Restated 2018 Plan

The major features of the Amended 2018 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended 2018 Plan, which is attached to this Proxy Statement as Appendix A.

Eligible Participants - Employees and consultants of the Company or any subsidiary and non-employee members of our Board of Directors will be eligible to receive awards under the 2018 Plan.  As of March 29, 2021, there were approximately 1,077 employees of the Company and its subsidiaries, eight non-employee members of our Board of Directors (assuming stockholder approval of the director nominations is received as of such date), and an indeterminate number of consultants who would be eligible to receive awards under the 2018 Plan.

Administration - The Amended 2018 Plan will be administered by the Administrator, which is the Board of Directors or any of its committees that may be administering the plan in accordance with the terms of the plan.  To the extent consistent with applicable law, different committees may administer the Amended 2018 Plan with respect to different groups of service providers.

The Administrator has the authority to determine the fair market value of awards, persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria and restrictions of the awards as well as the manner in which awards are paid and settled. The Administrator may also prescribe, amend, or rescind rules to administer the Amended 2018 Plan, adopt special provisions applicable to certain awards (including awards to foreign employees), interpret the Amended 2018 Plan and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the Amended 2018 Plan and any related award agreement, determine in what circumstances an award shall be forfeited, accelerate the vesting or extend the exercise period of an award, otherwise amend the terms of outstanding awards to the extent permitted under the Amended 2018 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable tax laws, if a participant’s rights under an impacted award would be adversely affected by such an amendment, the participant must consent to the amendment.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Amended 2018 Plan prohibits the Administrator from repricing any outstanding option or SAR awards without the prior approval of our stockholders.

Subject to certain limitations set forth in the Amended 2018 Plan, the Administrator may also modify the terms of awards under the Amended 2018 Plan with respect to participants who reside outside of the United States or who are employed by a non-U.S. subsidiary of the Company in order to comply with local legal or regulatory requirements.

2021 Proxy Statement	TETRA Technologies, Inc. I 19

PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

Available Shares and Limitations on Awards - A maximum of 11,865,00 shares of our common stock may be the subject of awards and issued under the Amended 2018 Plan, subject to adjustment for changes in our corporate structure or shares, as described below. The shares of common stock issuable under the Amended 2018 Plan may come from our authorized but unissued shares or treasury shares.  The maximum number of shares that may be subject to stock options or SARs granted to any single participant in any calendar year is 1,000,000 shares.  The maximum number of shares that may be subject to restricted stock awards, restricted stock units, performance shares, performance units and other stock-based awards granted to any single participant in any calendar year is 1,000,000 shares. No non-employee director may be granted during any calendar year awards having an aggregate fair market value, determined on the date of grant, in excess of $300,000.

Shares of common stock that are issued under the Amended 2018 Plan or that are potentially issuable pursuant to outstanding awards will reduce the Amended 2018 Plan’s share reserve by one share for each share issued or issuable pursuant to an outstanding award.

Any shares of common stock subject to an award under the Amended 2018 Plan that expires, is cancelled or forfeited or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the Amended 2018 Plan share reserve and become available for future awards.  The following shares shall not again become available for awards or replenish the share reserve: any shares tendered or withheld to pay the exercise price of an option or to satisfy a tax withholding obligation in connection with any award; any shares repurchased by the Company using option exercise proceeds; and, any shares subject to a stock-settled SAR award that are not issued in connection with the settlement of the SAR award.  Awards that may be settled solely in cash will not reduce the share reserve under the Amended 2018 Plan.

Share Adjustment Provisions – If certain transactions occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings or certain recapitalizations (referred to as an “equity restructuring”), the Administrator will equitably adjust (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Amended 2018 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding stock options and SAR awards, and (iv) award limitations under the Amended 2018 Plan. Other types of transactions may also impact our common stock, such as a reorganization, merger, consolidation or partial or complete liquidation of our Company.  If there is such a transaction and the Administrator determines that adjustments of the type previously described in connection with the equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the Amended 2018 Plan, the Administrator may make such adjustments as it deems equitable.

Types of Awards - The Amended 2018 Plan permits us to award stock options, SARs, restricted stock awards, restricted stock units, performance units, performance shares, other stock-based awards, and cash-based awards to eligible recipients. These types of awards are described in more detail below.

•

Options - Employees of the Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant. “Fair market value” under the Amended 2018 Plan as of any date generally means the closing sale price of a share of our common stock on the New York Stock Exchange on that date.  As of March 29, 2021, the closing sale price of a share of our common stock on the New York Stock Exchange was $2.47.

The total purchase price of the shares to be purchased upon exercise of an option will be paid in full by the participant (including provision for any applicable tax withholding) in the manner determined by the Administrator and authorized by the award agreement and the Amended 2018 Plan.  Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments, and subject to such conditions as may be determined by the Administrator, and no option may have a term greater than 10 years from its date of grant.  Until shares are issued upon exercise, no dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

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The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000.  Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options.  The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the Amended 2018 Plan is 11,865,000.

•

Stock Appreciation Rights - A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the fair market value of such shares as of the date the SAR was granted.  The Administrator determines whether payment will be made in shares of our common stock, cash or a combination of both.  The exercise price per share of a SAR award will be determined by the Administrator but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant.  Until shares are issued upon exercise of a SAR award, no dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award.  A SAR award may not have a term greater than 10 years from its date of grant and will be subject to such other terms and conditions, consistent with the terms of the Amended 2018 Plan, as may be determined by the Administrator.

•

Restricted Stock Awards - A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Administrator.  Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture.  The Administrator may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals.  No dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award shall be issued or granted with respect to unvested awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested. Participants are entitled to vote restricted shares, including unvested restricted shares, unless the Administrator determines otherwise.

•

Restricted Stock Unit Awards - A restricted stock unit award is a right to receive shares of our common stock, cash, or other securities equal in value to the fair market value of one share of our common stock on the date of vesting or settlement.  Such awards may consist shares of restricted stock, performance shares, or performance unit awards that vest at such times, in such installments and subject to such conditions as may be determined by the Administrator.  Until it vests, a restricted stock unit award is subject to restrictions and the possibility of forfeiture.  No dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock unit award shall be issued or granted with respect to unvested awards, and instead shall be held by us and delivered to the participant, if at all, only upon such award becoming vested.

•

Other Stock-Based Awards - The Administrator may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the Amended 2018 Plan.  The Administrator has discretion in determining the terms and conditions of such awards.

•	Cash-based Awards – The Administrator may grant cash-based awards in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

Minimum Vesting Periods – Except as described in the following sentence, all awards are subject to a minimum vesting period of one year from the date of grant.  This minimum vesting requirement does not apply: (i) with respect to an acceleration of vesting upon a change in control in accordance with the Amended 2018 Plan or (ii) to awards involving an aggregate number of shares up to 5 percent of the Amended 2018 Plan’s share reserve.  Generally, vesting will be suspended during any unpaid leave of absence.

Transferability of Awards - In general, no right or interest in any award under the Amended 2018 Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than upon a participant’s death to a beneficiary designated pursuant to the plan or by will or the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant.

Performance Based Awards - The Amended 2018 Plan allows for performance-based awards.  The performance measures specified in the Amended 2018 Plan include the following: net income; cash flow; cash flow on

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PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

investment; cash flow from operations; pre-tax or post-tax profit levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; horsepower; horsepower utilization rate; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; debt level; cost reduction targets; equity ratios; depreciation and amortization; G&A expense or adjusted G&A measures; charge offs; and such other criteria as established by the Committee in its sole discretion from time to time.

Effect of Termination of Employment - Unless otherwise set forth in an applicable award agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the Amended 2018 Plan will be treated as set forth in the Amended 2018 Plan.  Unless otherwise set forth in the applicable award agreement, upon termination of a participant for any reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration; however, the participant may exercise the currently vested and exercisable portions of his or her stock option awards within the time period specified in the award agreement.  If the award agreement does not specify the time period within which the currently vested and exercisable portions of such award must be exercised, they shall be exercisable for three months following his or her termination date.  Upon termination due to disability or death, the currently vested and exercisable portions of option awards may be exercised within the time period specified in the award agreement.  If the award agreement does not specify the time period within which the currently vested and exercisable portions of such option must be exercised, they shall be exercisable for twelve months following his or her termination date.

Change in Control - For purposes of the Amended 2018 Plan, a “change in control” generally refers to (i) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of our voting securities, (ii) the sale of all or substantially all of our assets, other than to persons who beneficially own at least 50% of the combined voting power of our voting securities or a spin-off type transaction of such assets to our stockholders, (iii) our incumbent directors ceasing to constitute a majority of our Board during any consecutive 12-month period, or (iv) a merger or consolidation of us with another corporation (unless immediately following such merger or consolidation all or substantially all of our previous holders of voting securities beneficially own more than 50% of the combined voting power of the resulting entity in substantially the same proportions). A “corporate transaction” means a transaction described in either clause (ii) or clause (iv) of the foregoing sentence.

If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below unless otherwise provided in an applicable award agreement or other agreement with a participant.

If and to the extent outstanding awards are continued, assumed or substituted by a successor entity, and if within 24 months after the date of a change in control a participant’s employment or other service is involuntarily terminated without cause or is terminated by the participant for good reason (as such terms are defined in the Amended 2018 Plan), (i) each of such participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year,  (ii) each of such participant’s unvested awards other than options and SARs will fully vest, and (iii) to the extent vesting of an award is subject to the satisfaction of specified performance goals, such award will be deemed  fully vested if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period elapsed prior to the participant’s termination of employment or other service. If and to the extent any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all such outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction,  (ii) all such awards other than options and SARs will fully vest immediately prior to the effective time of the corporate transaction, and (iii) to the extent vesting of an award is subject to the satisfaction of specified performance goals, such award will be deemed fully vested in the same manner as described above,

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PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

except that the  proportionate vesting amount will be determined with respect to the portion of the performance period that elapsed prior to the time of the corporate transaction. Alternatively, if outstanding awards are not continued, assumed or replaced, the Committee may elect to cancel such awards at or immediately prior to the effective time of the corporate transaction in exchange for a cash payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration that would otherwise be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment). In the event of a change in control of the Company that does not involve a corporate transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding awards, which may include (i) making such adjustments or modifications to the awards then outstanding as the Committee deems appropriate, which may include acceleration of vesting in full or in part, or (ii) providing for the cancellation of any outstanding award in exchange for a payment in an amount determined in the same manner as described in the preceding paragraph. The Committee is not required to treat all awards similarly in a change in control.

Effective Date and Term of the Amended 2018 Plan - The Amended 2018 Plan will become effective on the date it is approved by our stockholders.  Unless terminated earlier, the Amended 2018 Plan will terminate on the tenth anniversary of the effective date.  Awards outstanding under the Amended 2018 Plan at the time it is terminated will continue in accordance with their terms and the terms of the Amended 2018 Plan unless otherwise provided in the applicable award agreements.

Amendment of the Plan - Our Board of Directors may amend the Amended 2018 Plan from time to time, but no amendments to the Amended 2018 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations, or stock exchange rules.  Our Board of Directors also may suspend or terminate the Amended 2018 Plan at any time. No termination, suspension or amendment of the Amended 2018 Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards - The Administrator may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable tax laws.

Clawback -  Awards are subject to forfeiture or recovery pursuant to any clawback policy we may adopt from time to time, including any clawback policy adopted to comply with applicable laws, including the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to the transactions described under the Amended 2018 Plan.  This summary does not purport to address all aspects of U.S. federal income taxation and does not describe state, local, or foreign tax consequences.  This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.  This information is not applicable to participants who are not subject to U.S. federal income taxation.

Nonqualified Stock Options - A participant receiving a nonqualified stock option that has been issued with an exercise price not less than the fair market value of our common stock on the grant date will not recognize income and we will not be allowed a tax deduction at the time that the nonqualified stock option is granted.  When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by us.  When a participant disposes of shares acquired by the exercise of the nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the participant held the shares for more than one year following the exercise date of the option.  If the amount received upon subsequent disposition of the shares is less than the fair market value of the shares on the date of exercise, the loss will be

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PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

treated as short-term or long-term capital loss, depending upon whether the participant held the shares for more than one year following the exercise date of the option.

Incentive Stock Options - incentive stock options granted under the Amended 2018 Plan are intended to meet the requirements of Section 422 of the Code.  A participant receiving a grant of incentive stock option will not recognize income and we will not be allowed a deduction at the time the incentive stock option is granted.  When a participant exercises an incentive stock option while employed by the us or our subsidiary, or within the three-month period (one year period following termination due to disability) after termination of employment, no ordinary income will be recognized by the participant at that time (and no tax deduction will be allowed to the us) but the excess of the fair market value of the shares acquired via such exercise over the option price will be taken into account in determining the participant’s alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals.  If the shares acquired upon exercise are not disposed of before (i) two years after the date of grant and (ii) one year after the date of transfer of the shares to the participant (i.e., the statutory holding periods for incentive stock options), the excess of the sale proceeds over the aggregate exercise price of such shares will be long-term capital gain, and we will not be entitled to any federal income tax deduction.  Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods for incentive stock options (referred to as a “Disqualifying Disposition”), the excess of the fair market value of such shares at the time of exercise over the aggregate exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and we will be entitled to a federal income tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending upon whether the participant held the shares for more than one year following the exercise date of the incentive stock option).  To the extent that the aggregate fair market value of stock (determined on the date of grant) with respect to which incentive stock options become exercisable for the first time during any calendar year exceeds $100,000, such excess options will be treated as nonqualified stock options.

Special rule if option price is paid for in common stock.  If a participant pays the exercise price of a nonqualified stock option or incentive stock option with previously-owned common stock of ours and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange.  The shares received in excess of the number surrendered will not be taxable income if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a nonqualified stock option is being exercised.  The participant does not recognize income and the Company receives no tax deduction as a result of the tax-free portion of the exchange transaction.  If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results described in the preceding paragraph will apply.  The income tax treatment will apply to the shares disposed of, but will not affect the favorable tax treatment of the shares received.

Stock Appreciation Rights and Restricted Stock - A participant receiving a grant of a stock appreciation right or a restricted stock award will not recognize income, and we will not be allowed a deduction at the time such award is granted, unless the participant makes a Section 83(b) election, as described below, with respect to a restricted stock award.  While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received and we will be allowed a tax deduction in a like amount.  When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a tax deduction for federal income tax purposes by us.  Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture.  However, if the participant files a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant of restricted stock, the participant’s ordinary income, commencement of the holding period, and the tax deduction will be determined as of the date of grant.  In such a case, the amount of ordinary income recognized by such participant and deductible by us will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If a Section 83(b) election is made and the participant thereafter forfeits such award, no refund or deduction will be allowed for the amount previously included in the participant’s income.

Other Awards - The current federal income tax consequences of other awards authorized under the Amended 2018 Plan generally follow certain basic patterns. Restricted stock unit awards generally result in income

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PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.  In the case of another stock-based award, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any common stock received on the date of payment or delivery, provided that the award is either exempt from or complies with applicable requirements under Section 409A of the Code.  In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income amount recognized by the participant.

Parachute Payments - Under the “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of stock options and benefits paid under other incentive awards granted under the Amended 2018 Plan in connection with a change in control of TETRA, as described under Section 280G, may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits under Section 280G.  If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax imposed on the participant and be nondeductible to us.  If a participant’s rights under the Amended 2018 Plan are accelerated as a result of a change of control and the participant is a “disqualified individual” under Section 280G, the then present value of any accelerated rights received by such participant may be included in determining whether the participant received an “excess parachute payment” under Section 280G.

Section 409A of the Code - Section 409A of the Code applies to certain plans providing deferred compensation to employees, non-employee directors, consultants and other service providers.  Section 409A could potentially apply to certain of the different types of incentive awards available under the Amended 2018 Plan.  Generally, to the extent that the tax deferral of an award granted under the Amended 2018 Plan fails to meet either an exemption from the application of Section 409A, or the requirements for compliance with Section 409A, such award may be subject to taxation and tax penalties under Section 409A.  We intend to structure awards granted under the Amended 2018 Plan and administer the Amended 2018 Plan in a manner that either complies with or is exempt from the requirements of Section 409A.  If any Amended 2018 Plan provision or any outstanding award would result in the imposition of a tax or penalty under Section 409A, we may reform that Amended 2018 Plan provision or award (to the extent permitted by Section 409A) to avoid imposition of the tax or penalty, and no such action taken to comply with Section 409A, or an exemption thereunder, will be deemed to adversely affect the participant’s rights to the award.

Federal Tax Withholding - Income realized by an employee upon the exercise of a nonqualified stock option or the receipt of shares under another type of award is generally subject to withholding of federal, state, and local income tax, as well as to withholding of the participant’s share of tax under the Federal Insurance Contribution Act.  Because the withholding requirement applies only to employees, a non-employee participant who receives an award under the Amended 2018 Plan is not subject to tax withholding by us.

To satisfy federal income tax withholding requirements, we have the right to require that, as a condition to delivery of any certificate for common stock, the participant remit to us an amount sufficient to satisfy the withholding requirements.  Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations.  Tax withholding does not represent an increase in the participant’s total income tax obligation since it is fully credited toward the participant’s tax liability for the year.  Additionally, withholding does not affect the participant’s basis in shares of common stock received under the Amended 2018 Plan.

ERISA - The Amended 2018 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  The Amended 2018 Plan is not a qualified plan under Section 401(a) of the Code.

New Plan Benefits and Options Outstanding

The Amended 2018 Plan will not become effective until it is approved by our stockholders and the Administrator has not yet approved any awards under, or subject to, the Amended 2018 Plan. Because all awards under the Amended 2018 Plan are discretionary with the Administrator, neither the number nor types of Amended 2018 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable, although the Company intends to make awards under the Amended 2018 Plan to such groups consistent with its existing compensation practices. Therefore, the New Plan Benefits Table and information regarding future stock option grants that could be granted pursuant to the Amended 2018 Plan is not provided. Information regarding

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PROPOSAL NO. 4 – Approval of the First Amended and Restated 2018 Equity Incentive Plan

awards made under the 2018 Plan during fiscal 2020 to our named executive officers is provided under “Grants of Plan-Based Awards” on page 69.

The following table states the amount of options that have been previously granted pursuant to the 2018 Plan as of March 29, 2021:

Name and Position, or Group, as Applicable	Number of Options Previously Granted
All Named Executive Officers:
Brady M. Murphy, President & CEO	0
Elijio V. Serrano, Sr. Vice President & CFO	0
Matthew J. Sanderson, Sr. Vice President	0
Timothy C. Moeller, Sr. Vice President	16,618
Richard D. O’Brien, VP Finance & Controller	0
Bass C. Wallace, Jr., Former Sr. Vice President & General Counsel	0
All Current Executive Officers as a Group	16,618
All Current Directors as a Group	0
Each Nominee for Election as a Director:
Mark E. Baldwin	0
Thomas R. Bates, Jr.	0
John F. Glick	0
Gina A. Luna	0
William D. Sullivan	0
Shawn D. Williams	0
All Employees as a Group, Excluding Current Executive Officers	0

Vote Required

Pursuant to our Bylaws, approval of the amended and restated Amended 2018 Plan requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the 2021 Annual Meeting. In addition to the vote required by our Bylaws described above, under the New York Stock Exchange (“NYSE”) rules, approval of the amended and restated Amended 2018 Plan requires approval of a majority of votes cast on the proposal.

Please see the "General Information About the Meeting and Voting" section in this Proxy Statement for additional information.

If the stockholders approve the amended and restated Amended 2018 Plan, it will be effective as of May 26, 2021. A copy of the amended and restated Amended 2018 Plan is attached to this Proxy Statement as Appendix A. The preceding description of the amended and restated Amended 2018 Plan is not intended to be complete and is qualified by reference to Appendix A, which contains the complete text of the amended and restated Amended 2018 Plan.

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Corporate Governance

INFORMATION ABOUT US

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address applicable NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that:

•	the Board of Directors is independent from management;
•	the Board of Directors adequately performs its function as the overseer of management, and
•	the interests of management and the Board of Directors align with the interests of our stockholders.

Majority Vote Policy

Our Corporate Governance Guidelines provide for a majority vote principle in connection with the election of our directors. This means that in an uncontested election (that is, an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Chairman of the Board unless such nominee has previously submitted an irrevocable letter of resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that such incumbent director submit to the Board of Directors an irrevocable letter of resignation. The irrevocable letter of resignation is conditioned upon, and will not become effective until there has been (i) a failure by that nominee to receive more votes “for” his or her election than votes “withheld” from his or her election in any uncontested election of directors and (ii) acceptance of the resignation by the Board of Directors. In the event a director receives a greater number of votes “withheld” from his or her election than “for” his or her election, the Nominating, Governance and Sustainability Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where his or her resignation is being considered. The Board of Directors will consider the Nominating, Governance and Sustainability Committee’s recommendation and decide whether to accept the tendered resignation within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable letter of resignation in accordance with our Corporate Governance Guidelines.

Corporate Governance Documents

The following governance documents are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com and are also available upon written request addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380:

•	Corporate Governance Guidelines which govern the qualifications and conduct of the Board of Directors.
•	Audit Committee Charter.
•	Human Capital Management and Compensation Committee Charter.
•	Nominating, Governance and Sustainability Committee Charter.

2021 Proxy Statement	TETRA Technologies, Inc. I 27

Corporate Governance

•	Code of Business Conduct for directors, officers, and employees. The key principles of this code are honesty, loyalty, fairness, and accountability.
•

Code of Ethics for Senior Financial Officers.  The key principles of this code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful public disclosures to our stockholders.

•	Supplier Code of Business Conduct which provides guidance on our expectations from our suppliers, vendors, contractors, and others with whom we do business.
•	Anti-Corruption Policy which provides targeted guidance in the very important areas of anti-corruption and anti-bribery compliance.
•	Stock Ownership Guidelines for Directors and Executive Officers, which are designed to align the interests of our executive officers and directors with the interests of our stockholders.
•

Policy and Procedures for Receipt and Treatment of Complaints Related to Accounting and Compliance Matters (Whistleblower Policy), which provides for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, or possible violations of laws, rules, or regulations applicable to us and the confidential, anonymous submission of concerns regarding those matters.

•	Human Rights Standards which set forth our commitment to supporting international principles aimed at protecting and promoting universal human rights.

If any substantive amendments are made to the Code of Ethics for Senior Financial Officers, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either the Code of Business Conduct or the Code of Ethics for Senior Financial Officers is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The NYSE listing standards and our Corporate Governance Guidelines require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors determines independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as it considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director completed and delivered to us a questionnaire designed to solicit accurate and complete information that may be relevant in making such independence determinations. The Board of Directors, with the assistance of the Nominating, Governance and Sustainability Committee, reviewed summaries of responses to such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us. All of the directors who serve as members of the Audit Committee, Human Capital Management and Compensation Committee and the Nominating, Governance and Sustainability Committee are independent as required by the NYSE corporate governance rules. Under these rules, Audit Committee members also satisfy the separate SEC independence requirements, and the Human Capital Management and Compensation Committee members satisfy the additional NYSE independence requirements.

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Corporate Governance

The Board of Directors has affirmatively determined that the following directors are independent:

Transactions Considered in Independence Determinations.  In making its independence determinations, our Board of Directors considered transactions that occurred between us and entities associated with the independent directors and their immediate family members.  Mr. Sullivan is a director of SM Energy Company.  SM Energy or its affiliates is a customer of TETRA, although Mr. Sullivan’s interest in these transactions was not considered to be material and therefore did not impact his independence. We have considered the foregoing and have concluded that these transactions and relationships did not disqualify Mr. Sullivan from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that Mr. Sullivan does not have a material interest in these transactions and that he is independent.

Based upon his ongoing employment with us, the Board of Directors has determined that Mr. Murphy is not independent.

Board Leadership Structure; Separation of Positions of Chairman and Chief Executive Officer

As set forth in our Corporate Governance Guidelines, we require the separation of the positions of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our Board of Directors and its ability to carry out its roles and responsibilities on behalf of our stockholders. Our Chief Executive Officer is responsible for setting the strategic direction for TETRA and provides the day-to-day leadership of its operations and performance, while Mr. Sullivan, as Chairman, provides overall leadership to our Board of Directors in its oversight function. As Chairman, Mr. Sullivan serves as the presiding director of executive sessions of the non-management and independent directors.

Board Oversight of TETRA

Our board is responsible for, and committed to, the oversight of the business of TETRA.  In carrying out this responsibility, our board advises senior management, which is, in turn, responsible for the operations of our Company and driving long term value creation for our stockholders.  Our board discusses and receives regular updates on a wide variety of matters affecting TETRA and the primary focus areas are business strategy, risk management, financial reporting and compliance, corporate governance and sustainability, and CEO performance and executive succession planning. In many of these areas, significant responsibilities are delegated to the board’s committees, which are responsible for reporting to the board on their activities and actions. Please refer to “Board Role in Risk Oversight” for additional information on our committees.

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Corporate Governance

Business Strategy

•	Our board takes an active role in overseeing senior management’s formulation and implementation of our strategic plans.
•

In addition to our annual, multi-day strategic planning board meeting, our board receives presentations covering company-wide, divisional, and regional strategy and discusses these matters throughout the year both during and outside of board meetings.

•

Our board’s oversight of risk management enhances our directors’ abilities to provide insight and feedback to senior management and, if necessary, challenge senior management on our risks associated with our strategic direction.

•

Our Chairman of the board helps facilitate our board’s oversight of strategy by ensuring that the directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions.

Board Role in Risk Oversight

It is our management’s responsibility to manage risks and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk.  Our Chief Executive Officer has ultimate responsibility for management of our business, including enterprise level risks and the risk management program and processes, and brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, credit and liquidity risks, risks from operations, risks posed by significant litigation and regulatory matters, cyber security risks, risks related to our compensation program and employee retention, and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives, and other actions designed to mitigate various types of risk.

Board Oversight of COVID-19 Impact and Company Responses.  As the COVID-19 pandemic has developed, the Board has received frequent updates on the impact to our employees, operations, and customers and reviewed with management the various measures taken to protect people’s health and maintain continuity of service for our customers.  This Board oversight has included updates at board meetings held from mid-March 2020 through the filing of this Proxy Statement.

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Enterprise Risk Management Program. The board’s oversight of risk management is enhanced by the detailed information it receives as a result of our Enterprise Risk Management (“ERM”) program.  Our ERM process is designed to identify potential key risks that may affect TETRA and manage risk within an established level of acceptable risk. The ERM assessment is performed quarterly and involves evaluation of key risk indicators.  During the quarterly ERM assessment, management will review and, to the extent necessary, update or supplement a list of key risks affecting each respective business area along with the corresponding risk mitigation strategies.  As part of the risk monitoring process, management evaluates each risk according to its likelihood of occurrence and, assuming that the development or event at risk was to occur, its most likely impact on our financial condition, operations, industry or reputation. The most significant risk items identified in each quarterly assessment are discussed with the Audit Committee.  In addition, a complete copy of the ERM report is distributed to and discussed by the full board on an annual basis.

The following table summarizes the role of the board and each of its committees in overseeing risk:

Board of Directors	Audit Committee

The Board of Directors has ultimate responsibility for protecting stockholder value.  Among other things, our Board of Directors is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and measuring management’s performance against the strategy.  The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, our compliance with rules and regulations, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses.  It also periodically reviews management’s business continuity plans.

Our Audit Committee oversees risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and matters reported to the Audit Committee through our internal auditors, our chief compliance officer, and our anonymous reporting procedures. The Audit Committee reviews with management, internal auditors, and our independent auditors the accounting policies, the system of internal control over financial reporting, and the quality and appropriateness of disclosure content in the financial statements or other external financial communications. It also periodically reviews, with our management and our independent auditors, management’s ERM program, cyber security program, and significant financial risk exposures and the processes we have implemented to identify, monitor, control, and report such exposures. Our Audit Committee also performs oversight of our compliance program and monitors the results of our compliance efforts.

Nominating, Governance & Sustainability Committee	Human Capital Management & Compensation Committee

Our Nominating, Governance and Sustainability Committee oversees risks primarily associated with our ability to attract, motivate, and retain quality directors, board succession planning, our overall corporate governance programs and practices and our compliance therewith.  In consultation with the board and each of its committees, the committee also provides oversight and guidance with respect to material environmental, social and other sustainability matters involving our Company. Additionally, the committee oversees the performance evaluation of the Board of Directors and its committees.

Our Human Capital Management and Compensation Committee oversees risks primarily associated with TETRA and CSI Compressco's abilities to attract, motivate, retain and develop quality talent, particularly executive talent, including risks associated with the design and implementation of our compensation programs, policies and practices, and the disclosure of executive compensation philosophies, strategies, and activities. The committee also oversees executive succession planning and the compensation of the Board of Directors and its committees. Additionally, the committee provides oversight and guidance with respect to human capital management matters.

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Corporate Governance

Sustainability Highlights

Our Board of Directors is focused on integrating sustainability into our Company’s long-term strategy.  We are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our customers, investors, employees, the environment and the communities in which we operate.  We focus on environmental stewardship, the health and safety of our workforce, the recruitment, development and retention of our workforce, and community engagement.

Environmental Stewardship	Health, Safety, Environment and Quality (“HSEQ”)

•   We deliver innovative products to further the sustainability goals of many of our customers.

•   Our fully automated and integrated water management solution helps meet customers’ increasing water requirements by recycling, treating, and optimizing produced water for fracturing operations – all while yielding significant cost savings and reducing operational and HSE risks.

•   TETRA CS Neptune® fluids are more environmentally friendly, cost-effective alternatives to zinc brines and cesium formate.

•   Our leak-resistant water transfer system is the industry’s only double-jacketed, UV resistant hose and helps reduce HSE risk to personnel and landowners.

•   We have launched several initiatives to leverage our chemistry expertise and resources around carbon capture and energy storage and remain committed to these important initiatives, including the use of our technology and products in carbon capture.

•   We are firmly committed to the health and safety of our employees, the protection of the environment, and to product and service quality. Our commitment focuses on controlling risks to employees and others with whom they interact, maintaining safe work practices, minimizing adverse impacts to the environment, meeting customer requirements, and ensuring customer satisfaction.

•   Our focus on HSEQ, an approach we call “Drive to ZERO”, is a concerted effort to achieve ZERO health, safety, environmental, and quality incidents every day, “stop the job” when necessary, follow HSEQ and ethics guidelines at all times, and live by our Code of Business Conduct everywhere.

•   We continually train and educate our employees on their responsibility to identify work that is unsafe or environmentally unsound and to help mitigate negative impacts.

•   Our HSEQ policy has been endorsed by our CEO and communicated throughout the Company, and to our suppliers and contractors.

•   Our vehicle monitoring systems, journey management, vehicle selection guidelines and driver training reduce our driving exposure and incidents.

Our People	Communities

•   We offer our employees the opportunity to advance in their professional careers through training and development programs.  Further training for certain positions includes leadership development and management skills for individuals to progress within the organization.

•   Our health and wellness program provides for preventive care and is designed to support our employees’ health and overall well-being.

•   Our Board of Directors, Human Capital Management & Compensation Committee, and executive leadership team is committed to enhancing diversity at TETRA.  The executive leadership team sponsors the TETRA Diversity & Inclusion Committee, which is focused on promoting diversity and inclusion in our workforce and workplace, diversity awareness, diversity training initiatives and diversity and inclusion focused events.

•  We provided additional assistance to our employees as a result natural disasters, including the 2020 Hurricane Laura that significantly impacted our business and employees in the Louisiana/Texas boarder area.

•   We are committed to being a responsible corporate citizen in the communities where we operate and our employees live.  We engage in philanthropic activities that support TETRA’s values, fostering strong community relationships and enhancing employee satisfaction and engagement.

•   Primary focus areas for our community investments are health, education, and community enrichment and provide numerous opportunities for our employees to participate in activities to support these organizations.

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Stock Ownership Guidelines

Our Board of Directors has adopted guidelines with regard to stock ownership for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under the guidelines, our executive officers have historically been required to hold shares of our common stock with a value equal to a multiple, based upon position, of their base salary.  In addition to ownership of our stock, ownership of common units of our former subsidiary CSI Compressco LP by our executive officers and directors count under the guidelines. For purposes of these guidelines: (1) each share of our common stock and each CSI Compressco common unit owned on the date of our Annual Meeting each year is deemed to have a value equal to the greater of (a) the trading price as of the date the applicable share or common unit was acquired or (b) the trading price as of the date of our Annual Meeting.  The guidelines establish the following minimum ownership:

•	Executive Officers:

•

Under the guidelines, newly appointed officers have five years from their date of appointment to meet the guidelines. In addition, in the event the multiple of an executive officer’s base salary is increased, the executive officer will have five years from the time of such increase to meet the new minimum.

•	As of the date of this Proxy Statement, subject to the transition periods described above, all covered officers are in compliance with the guidelines.
•

Non-Employee Directors - including the Chairman of the Board of Directors, are required to hold shares of our common stock and/or common units of CSI Compressco having a deemed value equal to five-times their annual cash retainer. Non-employee directors have four years from the date of their election or appointment to meet the guidelines. As of the date of this Proxy Statement, subject to the transition periods described above, all non-employee directors are in compliance with the guidelines.

Board Committees and Meetings

Board Committees.  The Board of Directors assigns responsibilities and delegates authority to its committees, as appropriate, and the committees regularly report on their activities to the full board.  During 2020, the standing committees of the Board of Directors consisted of an Audit Committee, a Human Capital Management and Compensation Committee, and a Nominating, Governance and Sustainability Committee.  Each committee has the authority to engage outside experts, advisors, and legal counsel to assist in its work.

The following table identifies the current chairs and membership of the board and each standing board committee.  As discussed above, the board has determined that each member of the Audit, Human Capital Management and Compensation, and Nominating, Governance and Sustainability Committees is independent in accordance with NYSE standards.

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Corporate Governance

	Board of Directors	Committee Membership
Director		Audit	Compensation	Governance
Mark E. Baldwin(1)	√	C
Thomas R. Bates, Jr.	√		C
Paul D. Coombs (2)	√	√		√
John F. Glick	√		√	C
Gina A. Luna	√	√		√
Brady M. Murphy **	√
William D. Sullivan(3)	√
Shawn D. Williams	√
Joseph C. Winkler III (2)	√	√	√
Number of Meetings held in 2020	18	8	6	3

(1)	Designated Audit Committee Financial Expert
(2)	Retiring at the conclusion of the 2021 Annual Meeting
(3)

As Chairman of the Board, Mr. Sullivan is an ex officio member of the Audit, Human Capital Management and Compensation, and Nominating, Governance and Sustainability Committees and has a standing invitation to attend all such committee meetings.  He also serves as the presiding director of executive sessions of the non-management and independent directors.

C	Committee Chair
√	Member
**	Non-Independent Director

Meetings and Attendance. During 2020, the Board of Directors held eighteen meetings, including six regular and twelve special meetings.  Each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and the meetings of the committees on which they served. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the Annual Meeting of Stockholders in 2020 attended that Annual Meeting.

Audit Committee
The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of:
	(i)	the integrity of our financial statements;
	(ii)	our compliance with legal and regulatory requirements;
	(iii)	the independent auditor’s qualifications;
	(iv)	the performance of our internal audit function and independent auditors; and
	(v)	our policies with respect to risk assessment and risk management, including major risk exposures and steps management has taken to monitor and control such exposures.

The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of the audit, the Audit Committee consults separately with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of their independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Baldwin, the current Audit Committee chairman, is an “audit committee financial expert” within the definition established by the SEC.

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Human Capital Management & Compensation Committee
The functions performed by the Human Capital Management and Compensation Committee (“HCMCC”) include:
	(i)	reviewing and establishing compensation of our senior management, including our executive officers;
	(ii)	approving and administering our equity compensation plans;
	(iii)	approving salary and bonus awards to our executive officers;
	(iv)	planning for the succession of senior management;
	(v)	overseeing management’s plans for talent and professional development for key employees;
	(vi)	overseeing our policies and strategies related to human capital management, including diversity, equity and inclusion; and
	(vii)	reviewing the compensation of our non-employee directors and providing director compensation recommendations to the Board of Directors.

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Corporate Governance

Our Board of Directors has determined that each member of the HCMCC is independent, as independence is defined in the listing standards of the NYSE. The HCMCC may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Our equity compensation plans include provisions that enable the HCMCC to delegate its authority to approve certain grants of awards under those plans to a committee of our Board of Directors that may consist of one director. The Board of Directors previously established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Murphy. The HCMCC has delegated authority to the NEA Committee to make special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, subject to certain limitations, including limitations on the number of awards that may be granted, as may be imposed from time-to-time by the HCMCC.

Compensation decisions for our Chief Executive Officer are made by the HCMCC. The HCMCC is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer for such other executive officers. As part of its role in reviewing and approving such compensation, the HCMCC administers our equity compensation plan and our cash incentive plan under which cash incentive awards may be made to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the HCMCC base salaries, target cash incentive award levels, actual cash incentive award payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The HCMCC considers, discusses, and takes action on such recommendations as it deems appropriate.

Independent Compensation Consultant. The HCMCC has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. In 2020, the HCMCC has retained the services of Meridian Compensation Partners, LLC (“Meridian”), an independent provider of compensation consulting services, to review our compensation programs and practices and to assist in the review of compensation disclosures included in this Proxy Statement. Meridian acted as independent advisor to the HCMCC and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the HCMCC.

Compensation Committee Interlocks and Insider Participation. The members of the HCMCC during 2020 were Mr. Bates, as Chairman, and Messrs. Glick and Winkler, none of whom is or was previously an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

Nominating, Governance and Sustainability Committee
The Nominating, Governance and Sustainability Committee:
	(i)	investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees;
	(ii)	investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board;
	(iii)	reviews and makes recommendations to the board with regard to candidates for directors properly nominated by stockholders in accordance with our Bylaws, if any; and
(iv)

in consultation with the board and each of its other committees, provides (a) oversight and guidance with respect to material environmental, social and other sustainability matters involving our Company and (b) receives updates from management regarding our Company’s environmental, social and other sustainability activities.

Board and Committee Succession Planning

The Nominating, Governance and Sustainability Committee regularly considers the long-term make up of our Board of Directors, the experience and skills needed for our board as our business and the markets in which we do business evolve, and whether the composition appropriately aligns with our business and strategic needs.  The Committee also considers succession planning in light of anticipated retirements and for board and committee chair and membership roles to maintain relevant expertise and depth of experience.  As a result of this ongoing process, over the last seven years we have added six new independent directors, who bring fresh and diverse perspectives into our boardroom.  In addition, seven directors retired during the 2014-2020 time period and two will retire at the conclusion of the 2021 Annual Meeting.

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Director Nominations by the Nominating, Governance and Sustainability Committee

The Board has a robust process for the consideration of potential director candidates through which the Nominating, Governance and Sustainability Committee (the “Governance Committee”) establishes criteria, screens candidates, and evaluates the qualifications of persons who may be considered as nominees for director, including any candidates nominated or recommended by stockholders.  The following graph illustrates our general selection process for new directors:

Diversity.  Although we have not adopted a separate policy with regard to the consideration of diversity when evaluating candidates for election to our board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity, including gender diversity. The Governance Committee believes that board membership should reflect diversity in the broadest sense, taking into account our needs and the current composition of the board. We strive to maintain a diversity of backgrounds and experience among the members of the board, as we believe this improves the quality of the board’s deliberations. The Board of Directors’ final selection of board nominees is based on merit, giving consideration to the nominee’s knowledge, experience, skills in areas deemed critical to understanding our business, and personal characteristics such as integrity and judgment, diversity, including gender diversity, ethnicity, and background, and the candidates’ other time commitments.

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Corporate Governance

Director Tenure

The following chart illustrates the tenure of the director nominees of our Board of Directors.  We believe the tenure of our directors provides the appropriate balance of expertise, experience, continuity, and perspective to our board to serve the best interests of our stockholders.

Director Orientation and Continuing Education

We provide each new director with an orientation that consists of a series of in-person briefings provided by senior management and others on our business operations, strategic plans, significant accounting and risk management issues, corporate governance, compliance, and key policies and practices.  The orientation sessions are tailored to the particular director depending on their orientation needs.  Each director is expected to participate in continuing educational programs as necessary to maintain expertise to perform his or her responsibilities as a director. In this regard, from time to time we provide pertinent articles and information relating to our business, financial affairs, risks, competitors, corporate governance, and changes in legal and regulatory issues.  We may also coordinate training and educational sessions for directors from outside experts and provide directors with tours of our facilities from time to time. We reimburse directors for reasonable costs associated with attending other relevant director education programs.

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Board and Committee Self-Evaluation Process

Our board recognizes the critical role that board and committee evaluations play in ensuring the effective functioning of our board.  Accordingly, each year, our Nominating, Governance and Sustainability Committee appraises the framework for our board and committee evaluation process and oversees the evaluation process to ensure that the full board and each committee conduct an assessment of their performance and functioning and solicit feedback for enhancement and improvement.

Board Evaluations – A Multistep Process

Our annual board and committee evaluations cover the following topics:

•    Board and committee composition, including skills, background and experience;

•    Review of key areas of focus for the board and effectiveness in overseeing these responsibilities;

•    Satisfaction with board performance, including the performance of the board and committee chairs in those positions;

•    Board and committee information needs and quality of materials presented;

•    Areas where the board and committees should increase their focus;

•    Satisfaction with the board schedule, agendas, time allotted for topics, and encouragement of open communication and discussion;

•    Satisfaction with committee structure and responsibilities; and

•    Access to management, experts, and internal and external resources

2020 Evaluation Process

Determine Format	Conduct Evaluation	Follow-Up

The Nominating, Governance and Sustainability Committee discussed and considered the approach for the 2020 evaluation process.

There was a desire by directors for a discussion-based approach to enhance candid dialog; therefore, the committee determined that the self-evaluations may be in the form of a written questionnaire or list of discussion topics, as determined by the board chairman and each committee chairman, respectively.

Executive session discussions of the board and committee self-evaluations were led by our board chairman and committee chairmen, respectively.

Committee chairmen reported to the full board regarding their respective committee self-assessments, including any action items.

The board chairman communicated to the CEO any requests for enhancements in process that were noted.

Throughout the year, board and committee members also have the opportunity to provide input directly to the board chairman and/or committee chairmen or to management.

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Corporate Governance

Executive Sessions of the Board of Directors

Our independent non-management directors meet in executive session at each regularly scheduled meeting. These executive sessions are presided over by Mr. Sullivan or, in his absence, another independent non-management director. The independent non-management directors presently consist of all current directors other than Mr. Murphy.

Communications with Directors

Our security holders and other interested parties may communicate with one or more of our directors (including the independent non-employee directors as a group) by mail sent to our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com.  Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Director Nominations Submitted by Stockholders

The Nominating, Governance and Sustainability Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our Bylaws. (This Bylaw provision is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered.

Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;
3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are made by the stockholder;
4.

for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

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Executive Succession Planning

The Human Capital Management and Compensation Committee, the CEO, and the Director of Human Resources evaluate, from time to time each year, executive development and succession planning to prepare us for future success. The succession planning process covers the CEO position as well as all senior management positions and certain other key positions. This review of executive talent determines readiness to take on additional leadership roles and identifies developmental opportunities needed to prepare our executives for greater responsibilities. Our short and long-term business strategy is considered when evaluating candidates and their skills.  Where possible, our board gains insight through exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.  The CEO makes a formal succession planning presentation to the Human Capital Management and Compensation Committee annually in conjunction with our annual strategy meeting in which our directors who are not members of the committee are invited to attend.

Insider Trading Policy (including Hedging Transactions)

We acknowledge that sales of our common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in our common stock may desire to diversify their investment portfolios over time and may be required to sell our common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in our common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion.

Hedging Transactions. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock.  An exception to this prohibition may be granted where an officer, director or employee wishes to pledge our securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any director, officer or employee who wishes to pledge our securities as collateral for a loan must submit a request for approval to our General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Certain Transactions

Related Person Transaction Policy. The Board of Directors, upon recommendation of the Audit Committee, has adopted the Policy and Procedures with respect to Related Person Transactions (the “Policy”), for the review and approval of certain related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect material interest. The Policy generally requires that such transactions be approved in advance by the Audit Committee. Under the Policy, the Audit Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Audit Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Related Persons. We have determined that there are no material transactions involving a director or any other related person that require disclosure.

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Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting, internal controls, and audit functions on behalf of the Board of Directors.  Our management has the primary responsibility for preparing our financial statements in accordance with generally accepted accounting principles, maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting.  We have a full-time internal audit department that reports to the Audit Committee.  This department is responsible for the evaluation of the adequacy and effectiveness of the organizations’ governance, risk management, and internal controls as well as carrying out assigned responsibilities to achieve the organizations’ stated goals and objectives.

Our independent registered public accountants, Grant Thornton LLP, or GT, are responsible for auditing our financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing their reports based on that audit.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2020 that are included in our Annual Report filed with the Securities and Exchange Commission with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Ernst & Young LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2017, 2018, 2019, and the first quarter of 2020. As reported in our Change in Auditor 8-K, the Audit Committee selected GT to be the Company’s independent registered public accounting firm for the second, third and fourth quarters of 2020.

The Audit Committee is comprised of four non-employee independent directors and is governed by a written charter adopted by the Board of Directors that is reviewed by the committee annually and was last amended on December 18, 2019. The charter is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. Under the charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the integrity of our financial statements, including a review of the application of accounting principles, significant financial reporting issues and judgments in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives on the financial statements; (2) reviewing and discussing with management and our independent registered public accountants our earnings press releases, as well as public earnings guidance; (3)  recommending to the board the filing of our audited financial statements with the Securities and Exchange Commission; (4) our disclosure controls and procedures and internal control over financial reporting, including review of any material issues as to the adequacy of internal control over financial reporting; (5) our compliance with legal and regulatory requirements and our Code of Business Conduct and Code of Ethics for Senior Financial Officers; (6) the performance of our internal audit function; (7) the performance of our compliance function; (8) our enterprise risk management process; and (9) the evaluation, appointment and retention of our independent registered public accountants, including a review of the firm's qualifications, services, independence, fees and performance. In connection with the evaluation, appointment, compensation, retention and oversight of the independent registered public accountants, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accountants and lead audit partner, including taking into account the opinions of management and our internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; sufficiency of firm resources; technical expertise and knowledge of the industry; quality of communication and interaction with the firm; known significant legal or regulatory proceedings related to the firm; external data on audit quality and performance, including PCAOB reports; independence; objectivity; and professional skepticism.  The Audit Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

42 I TETRA Technologies, Inc.	2021 Proxy Statement

Audit Committee Report

Further, the Audit Committee reviews in advance and pre-approves, specifically, audit and permissible non-audit services provided to us by GT.  For more information regarding the Audit Committee’s preapproval procedures, please read “Audit Committee Preapproval Policies and Procedures” below.

The Audit Committee has also established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints related to accounting or compliance matters we receive.  We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing through one of the methods described in our Whistleblower Policy which is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

As discussed more fully in Proposal No. 2 on page 9 of the Proxy Statement, the Audit Committee and board believe that it is in the best interests of the Company and its stockholders to continue the retention of GT to serve as our independent registered public accountants.  Accordingly, the Audit Committee has continued retention of GT as the Company’s independent auditor for 2021.  GT has been the independent auditor for the Company since June 2020. Although the Audit Committee has the sole authority to appoint the independent registered public accountants, the Audit Committee will continue to recommend that the board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accountants.

The Board of Directors has determined that each member of the Audit Committee is independent and possesses the necessary level of financial literacy required to enable him or her to effectively serve as an Audit Committee member and that our Audit Committee Chairman qualifies as an Audit Committee Financial Expert.  There were eight meetings of the Audit Committee during the year ended December 31, 2020. The meetings of the Audit Committee are designed to facilitate and encourage communication among the members of the Audit Committee, management of the Company, our internal audit function, and GT.

In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, the Audit Committee discussed with the Company’s internal auditors and GT the overall scope and plan for their respective audits.  The Audit Committee met with the internal auditors and GT, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee reviewed with GT, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with US generally accepted accounting principles, GT’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by the applicable requirements of the PCAOB, including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations.  In addition, the Audit Committee has discussed with GT their independence from our management and the Company, including the matters contained in the letter from GT required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by GT with GT’s independence.

The Audit Committee also reviewed and discussed together with management and GT our audited consolidated financial statements for the year ended December 31, 2020, and the results of management’s assessment of the effectiveness of our internal control over financial reporting and GT’s audit of internal control over financial reporting.

In addition, members of management, the internal auditor, and the independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including (i) smaller reporting company disclosure obligations; (ii) cyber-security risk mitigation; (iii) accounting for bill and hold revenue transactions, (iv) impact of industry conditions on financial reporting; (v) covenants and restrictions under our credit facilities; and (vi) recent Securities and Exchange Commission disclosure topics, including minerals reserves and resources disclosures.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed by the Company with the SEC.

2021 Proxy Statement	TETRA Technologies, Inc. I 43

Audit Committee Report

Submitted by the Audit Committee of the Board of Directors,

Mark E. Baldwin, Chairman

Paul D. Coombs

Gina A. Luna

Joseph C. Winkler III

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

Fees Paid to Principal Accounting Firm

The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm for the fiscal years ended December 31, 2020, and 2019, respectively:

	2020	2019
Audit fees	$880,000	$1,380,000
Audit related fees(1)	-	15,200
Tax fees(2)	7,500	15,000
All other fees	—	—
Total fees	$887,000	$1,410,200
(1)	Consists primarily of additional fees for an employee benefit plan audit in 2019 that was completed in 2020.
(2)	Consists solely of fees for tax compliance services in all periods.

The Audit Committee preapproved 100% of these fees shown in the above table. Before approving these fees, the Audit Committee considered whether the provision of services by our principal accounting firm that are not related to the audit of our financial statements was compatible with maintaining the independence of our principal accounting firm, and the Audit Committee concluded that it was.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted a pre-approval policy with respect to the services that may be performed by our independent auditors (the “Audit Firm”).  This policy provides that all audit and non-audit services to be performed by the Audit Firm must be specifically pre-approved on a case-by-case basis by the Audit Committee.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions made by such member(s) to the entire Audit Committee at or before its next scheduled meeting.  As of the date hereof, the Audit Committee has delegated this authority to the Chairman of the Audit Committee.  Neither the Audit Committee, nor the person to whom pre-approval authority is delegated, may delegate to management their responsibilities to pre-approve services performed by the Audit Firm.

All requests or applications by the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by both the Audit Firm and the Chief Financial Officer and must include a description of the services being requested for pre-approval and a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence.

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EXECUTIVE OFFICERS

Executive Officers

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Brady M. Murphy	61	President and Chief Executive Officer
Elijio V. Serrano	63	Senior Vice President and Chief Financial Officer
Matthew J. Sanderson	47	Senior Vice President
Timothy C. Moeller	57	Senior Vice President - Global Supply Chain and Chemicals
Richard D. O'Brien	45	Vice President - Finance and Global Controller
Jacek M. Mucha	42	Vice President - Finance and Treasurer

(Information regarding the business experience of Mr. Murphy is set forth above under “Nominees for Director.”)

Elijio V. Serrano has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Serrano served as chief financial officer of UniversalPegasus International from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly, Paradigm Geophysical Ltd.). From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc. From 1982 through October 1999, Mr. Serrano was employed in various capacities with increasing responsibility by Schlumberger Ltd. Mr. Serrano served as a director, chairman of the audit committee, and as a member of the corporate governance and nominating committee of Tesco Corporation, a Public Company, until its acquisition by Nabors Industries Ltd. in December 2017.  Mr. Serrano received his B.B.A. degree in Accounting and Finance from the University of Texas at El Paso. Mr. Serrano was a certified public accountant in the State of Texas from 1986 until March 2002, at which time his license became inactive.

Matthew J. Sanderson has served as Senior Vice President with responsibility for our Energy Services Group since December 2016. Prior to joining TETRA, Mr. Sanderson most recently served as Regional Vice President - U.S. West at Schlumberger from October 2015 to November 2016. Mr. Sanderson started his career as a Field Engineer at Schlumberger in 1997 and held various leadership roles in Operations, Engineering, Human Resources, and QHSE in North America and internationally (Australia, Thailand, India).  Mr. Sanderson earned a Bachelor of Applied Science in Civil Engineering (Environmental Option) from Queen's University in Kingston, Canada and a Master's of Science in Oil & Gas Industry Management from Heriot-Watt University in Edinburgh, Scotland.

Timothy C. Moeller has served as our Senior Vice President of Global Supply Chain and Chemicals since May 2020 and served as Vice President and Chief Procurement Officer from April 2018 to May 2020. Prior to joining TETRA, from September 2012 until March 2018, Mr. Moeller served as Chief Operating Officer of Melior Innovations and Chief Executive Officer of TessaFrac. From May 2006 until February 2012, Mr. Moeller held numerous Supply Chain management positions with increasing responsibility at Halliburton.  Earlier in his career, Mr. Moeller held several supply chain management positions with Tyco International and YPF/Maxus Corporation.  Mr. Moeller received a bachelor’s degree in business administration from Texas A&M University.

2021 Proxy Statement	TETRA Technologies, Inc. I 45

EXECUTIVE OFFICERS

Richard O’Brien has served as our Vice President of Finance and Global Controller since March 25, 2019 and as Assistant Treasurer since May 3, 2019. Mr. O’Brien served in several senior finance positions with increasing responsibilities with BHP Petroleum from October 2002 until he joined TETRA. He served as Head of Separation of BHP’s shale business from June 2018 until March 2019 and prior to that as Head of Finance from July 2014 until May 2018. He also served as Operations Accounting Controller from December 2012 until July 2014.  Mr. O’Brien received his B.A. degree in English Literature from Cardiff University in Cardiff, Wales, and is a Chartered Accountant and a member of the Institute of Chartered Accountants in England and Wales.

Jacek M. Mucha has served as our Vice President – Finance and Treasurer since September 2019 and served as Senior Director, Financial Planning and Analysis since he joined us in February 2018. From March 2014 to February 2018, he served in various financial roles at Tesco Corporation, including Vice President – Finance and Director, Corporate Development, Investor Relations and Financial Planning and Analysis. From May 2011 to March 2014, Mr. Mucha served in various financial roles with increasing responsibility at Lufkin Industries, Inc. From 2001 until May 2011, he held various financial roles at several investment banking and consulting firms.  Mr. Mucha received his B.A. degree in Economics from Washington and Lee University and his Master of Business Administration from the University of Texas at Austin, McCombs School of Business.

46 I TETRA Technologies, Inc.	2021 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS

COMPENSATION DISCUSSION & ANALYSIS

2020 CD&A At-A-Glance

This year’s Compensation Discussion and Analysis (“CD&A”) reviews the objectives and elements of and our decision-making process for our executive compensation program and discusses the 2020 compensation earned by our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”). It also explains the actions the Human Capital Management and Compensation Committee of our Board of Directors (the “Committee”) took based on its ongoing commitments to solicit and consider stockholder feedback regarding our compensation program for our Senior Management and to ensure that we continue to execute our long-term strategies and achieve sustainable growth in returns for our stockholders. During 2020, we:

Took preemptive and aggressive actions to protect our balance sheet in light of the downturn caused by the global pandemic	Reduced the base salaries of our NEOs and Senior Management and board by up to 20% in April 2020
In light of cost reduction measures, took proactive steps to retain key executive and Senior Management talent	Initiated performance-based incentive awards to our NEOs and certain members of Senior Management
Adopted a new returns-based performance measure for long-term compensation for our Senior Management	Approved a RONCE performance measure for performance-based, long-term cash awards, increasing focus on generation of returns
Implemented a negative Total Stockholder Return (TSR) cap for our long-term cash incentives	For long-term performance-based cash awards granted in 2020, a cap will limit potential future payment of awards based on relative TSR to 100% of target if absolute TSR is negative

The onset of the global COVID-19 pandemic during 2020 created extraordinary challenges for the energy industry. The actions we took to address these challenges and other compensation actions taken by the Committee are discussed in the following narrative.

I. EXECUTIVE SUMMARY

Company Operations and Performance

We are a geographically diversified global leader in onshore water management, high-value completion fluids and industrial chemicals with new opportunities for low-carbon energy solutions. Prior to the closing of the sale of the general partner interest in CSI Compressco LP on January 29, 2021 (the “GP Sale”), TETRA owned all of the general partner interest in CSI Compressco LP (“CCLP”), a master limited partnership that provides compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing and storage.

2021 Proxy Statement	TETRA Technologies, Inc. I 47

COMPENSATION DISCUSSION & ANALYSIS

The onset of the global COVID-19 pandemic and subsequent drop in energy prices during the first quarter of 2020 caused an immediate reduction in demand for our products and services. In response, we actively managed our flexible cost structure by implementing temporary and permanent cost reductions, including reduced capital expenditures, workforce reductions, salary reductions, and suspension of matching contributions under our 401(k) Plan. As a result of these quick and decisive cost reduction actions, we decreased operating cost (as it impacts adjusted EBITDA) by $168 million compared to 2019, we increased adjusted free cash flow from continuing operations by $81 million in 2020, relative to 2019, and we reduced net debt by $57 million as of December 31, 2020.

In addition, in January of 2021 our long-term strategic plan with regard to our compression business came to fruition with the sale of our general partner interest in CCLP. This transaction allows us to focus on the capital efficient business model that has continued to generate positive free cash flow even through one of the worst downturns the energy industry has experienced, due to COVID-19.

Despite very challenging conditions during 2020, we maintained our commitment to safety and service quality for our customers and generated positive free cash flow in all four quarters of the year.

Actions taken by the Committee during 2020 to strategically design compensation programs that retain valued executive talent and reward the creation of stockholder value are further described below.

Positive 2020 Say-on-Pay Vote Outcome and Engagement with Our Stockholders

In 2020, we received approximately 90% stockholder support on our say-on-pay advisory vote.  We maintain an ongoing, proactive outreach effort with our stockholders.  In addition to financial and operations-related outreach by our executives and investor relations team to investors throughout the year, our board has a practice of periodically engaging with stockholders to seek feedback on our executive compensation program and corporate governance practices.

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COMPENSATION DISCUSSION & ANALYSIS

In general, our board’s discussions with stockholders center around the following topics:

We appreciate that our stockholders take the time to have a candid dialog with us and provide us with meaningful feedback. Although each stockholder’s particular focus is slightly different, our pay for performance approach to executive compensation, emphasis on corporate governance and social responsibility, and long-term strategy have been well received. The feedback we receive from future stockholder outreach efforts will be considered in our assessment of any future changes in our compensation programs. We are pleased with our say-on-pay results and stockholder feedback and will continue to engage with our stockholders to be sure we understand their perspectives.

Overall Compensation Structure

We seek to structure a balance between achieving positive short-term annual results and ensuring long- term viability and success by providing both annual and long-term incentive opportunities. The following graphic illustrates the components of the total compensation opportunities available to members of our Senior Management:

Alignment of Pay with Stock Price Performance

A significant portion of our NEOs’ total compensation is in the form of long-term incentive awards that are tied to the long-term performance of our stock and certain key measures that drive stockholder returns. The process by which the Committee determines the structure of our NEOs’ long-term incentive awards takes into account TETRA’s stock price performance and its financial performance relative to our peers and internal budgeted expectations, market compensation and the need to retain executive talent over the long-term, and alignment with the returns generated for our stockholders.

To demonstrate this tie to performance, the table below explains the differences between Total Direct Compensation as presented in the Summary Compensation Table, Target Total Direct Compensation as approved by the Committee (that is, the total compensation opportunity), and Realized Compensation (that is, the value of compensation as of December 31 of a given year, which reflects the performance level of our CEO, Mr. Murphy). The table and accompanying graph represent supplemental information that is not intended to be a substitute for the information provided in the Summary Compensation Table on page 68, which has been prepared in accordance with the SEC’s disclosure rules.

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COMPENSATION DISCUSSION & ANALYSIS

Measure of Compensation	Components Included
	Base Salary	Annual Performance- Based Cash	Long-Term Performance- Based Cash	Time-Based Equity
Summary Compensation Table: Total Direct Compensation	Actual Salary	Actual cash award earned based on annual performance	Actual portion of long-term cash incentive earned based on completed 3-year performance	Grant date value of awards made during the year
Target Total Direct Compensation	Actual Salary	Target annual cash awards	Target long-term cash awards for 3-year performance	Target value of awards made during the year
Realizable Compensation	Actual Salary	Actual cash award earned based on annual performance	Actual portion of long-term cash incentive earned based on completed 3-year performance	Actual value of time-based equity awards as of December 31 of the given year

The graph below shows the "Realizable Compensation" of our CEO, Mr. Murphy in 2019 and 2020 in contrast to the original Target Total Direct Compensation opportunity for compensation awarded in 2019 and 2020 (Mr. Murphy was first appointed as our CEO in May 2019). Additionally, the graph shows our indexed Total Stockholder Returns (TSR) as of the end of each year and the indexed TSR of the Philadelphia Oilfield Service Index (OSX), a modified market weighted index composed of companies involved in the oil services sector, as of the end of each year. As illustrated by the graph, changes in our CEO's Realized Compensation have been very reflective of the gains and losses of a hypothetical stockholder who invested in our common stock at the end of 2018. Further, our indexed TSR is closely aligned with the indexed TSR of the OSX, indicating that the market performance of our stock has been similar to the market performances of the component members of the OSX, who navigated the same industry challenges we faced over the same period of time.

In each year shown, the material deficit in Realizable Compensation compared to Target Total Direct Compensation is largely attributable to decreases in the market price for our common stock, which reduces (in the case of restricted stock or restricted stock units) the intended (target) value of equity awards. During the past two years, it was this deficit, compared to target compensation, that reflected the alignment of our CEO’s compensation with stockholder returns.

(1) $100 invested in TTI common stock and the Philadelphia OSX on December 31, 2018, including reinvestment of dividends.

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COMPENSATION DISCUSSION & ANALYSIS

Key Compensation Practices and Policies

We have implemented and continue to maintain compensation practices and policies that we believe contribute to good governance.

What We Do	What We Don’t Do

✓   Tie a significant portion of our pay to performance through objective performance measures

✓   Mitigate compensation risk through our Clawback Policy, which applies to all forms of incentive compensation earned by our executive officers

✓   Monitor robust stock ownership through our stock ownership guidelines

✓   Retain an independent compensation consultant that does not provide any services to management

✓   Ensure a fully independent Human Capital Management and Compensation Committee

✓   Have established procedures for granting of equity awards

✓   Annually review pay and performance alignment, including S.M.A.R.T.(1) goals for our NEOs that are reviewed by our Board of Directors

X  Enter into employment agreements with fixed terms with our officers

X  Allow short sales, transactions involving derivatives of our stock, or certain hedging transactions

X   Reload, reprice, or back-date stock options

X  Grant stock options with an exercise price less than fair market value

X  Provide tax gross-ups or significant executive perquisites

X  Enter into single-trigger change of control agreements

X  Have a poison pill

(1)	Specific, Measurable, Achievable, Relevant, Time-bound

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COMPENSATION DISCUSSION & ANALYSIS

II. COMPENSATION PHILOSOPHY & OBJECTIVES

Overview of Compensation Philosophy and Objectives

We strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our philosophy is to maintain an executive compensation program that will attract, retain, motivate, reward, and align highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

Attract	Retain	Motivate	Reward	Align
Structure pay programs and compensation levels that reflect competitive market practices in relevant markets, taking into consideration pay practices of our relevant peer group.	Provide long-term equity and cash compensation opportunities that are consistent with our overall compensation philosophy and drive individual and organizational performance.	Motivate Senior Management to deliver outstanding financial and operational results by establishing performance objectives that incentivize exceptional individual and team effort.	Provide a significant percentage of total compensation that is “at-risk” or “variable,” based on achievable performance measures that are challenging and meaningful to our long-term strategic goals.	Ensure that a significant portion of total compensation is determined by increases in stockholder value, thus assuring alignment of Senior Management and our stockholders’ interests.

Focus on Performance-Based Pay

In establishing target compensation levels, the Committee places a significant portion of our NEOs’ compensation “at-risk” through the use of variable compensation, much of which is performance-based. Historically, variable pay has included the following:

Annual Cash Incentive	Long-Term Cash Incentive	Restricted Stock/ RSUs	Phantom Units
Performance-based cash incentives based on achievement of specific annual performance objectives.	Performance-based long-term cash based on achievement of specific long-term financial and other performance objectives.	Shares of TETRA restricted stock or restricted stock units (RSUs) that vest over time and have value based on the price of TETRA stock at the time of vesting.	CCLP units that vest over time and create value based on the price of CCLP common units at the time of vesting.

As further discussed below, beginning in 2020, based in part on feedback from our stockholders, we have revised the structure of our long-term incentive awards to provide more direct emphasis on financial performance metrics that incentivize Senior Management to focus on creation of long-term, sustainable stockholder value.

In addition, for the long-term performance-based cash awards granted in 2020 for the January 1, 2020 through December 31, 2022 performance period, a cap of 100% of the target award amount will be imposed on payment of awards based on relative TSR if our absolute TSR over the 3-year performance period is negative.

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COMPENSATION DISCUSSION & ANALYSIS

For 2020, approximately 83% of the target compensation opportunities for our CEO and 68% of the target compensation opportunities for our other NEOs were variable or “at-risk”, as illustrated in the following pie charts.

2020 NEO TARGET TOTAL DIRECT COMPENSATION
CEO	Other NEOs

(1) Includes awards of long-term performance-based cash for our CEO and other NEOs. (2) Includes awards of TETRA equity for our CEO and other NEOs.

III. ROLES & PROCESSES

Role of Committee. The Committee determines our overall compensation philosophy, sets the compensation of our CEO, approves the compensation of our NEOs, and oversees the compensation of the other members of Senior Management. In making compensation decisions, the Committee considers all of the following factors:

•	our financial and operational results;
•	our strategic goals and accomplishments;
•	alignment of compensation opportunities with the interests of our stockholders;
•	the performance and potential of our CEO and other members of Senior Management;
•	compensation paid by companies in our compensation peer group;
•	compensation data from available surveys of the oilfield services industry for executive officers with similar positions and with roles and responsibilities similar to our Senior Management;
•	market data and analysis and recommendations provided by any compensation consultant engaged by the Committee;

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COMPENSATION DISCUSSION & ANALYSIS

•	overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation;
•	the recommendations of our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management;
•	the retention value of long-term compensation plans; and
•	exogenous macroeconomic factors such as the COVID-19 pandemic.

The Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the Committee in the discharge of its duties. In any given year, the Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the Committee and/or the CEO and certain members of Senior Management. The Committee, and/or its Chairman, also periodically meets with the compensation consultant independently of management. Through this communication with the Chairman of the Committee, the consultant reports to, and acts at the direction of, the Committee. Although our CEO and certain members of Senior Management may receive the consultant’s reports and data, the Committee retains and exercises sole control and authority over the compensation consultant.

Role of CEO. Our CEO makes recommendations to the Committee with regard to salary, including any adjustments, and the annual and long-term incentives available to our Senior Management, excluding himself. His recommendations are based on factors such as his judgment and experience, available market data, and his evaluation of individual performance and contribution. In the Committee’s review of the changes in compensation recommended by the CEO, the Committee considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and the input and analysis of the Committee’s compensation consultant. In conjunction with our CEO, the Committee reviews the compensation of our Senior Management other than our CEO. Subsequently, the Committee, in executive session, establishes the compensation for our CEO.

Role of Compensation Consultant. In August of 2019, the Committee retained the services of Meridian Compensation Partners (“Meridian”), a provider of executive compensation consulting and corporate governance services to over 700 major publicly traded and privately held corporations. Before engaging Meridian, the Committee confirmed that Meridian did not have business or personal relationship with any of our executive officers or any member of the Committee, and that Meridian had procedures in place to prevent conflicts of interest. The Committee discussed these considerations and concluded that there were no conflicts of interest with respect to the compensation consulting services provided by Meridian. The Committee continues to consider these matters, as they relate to Meridian, on an ongoing basis.

Peer Groups

In order to ensure the competitiveness of our compensation program, which is a critical factor in our ability to attract and retain high-caliber executive talent, the Committee periodically reviews compensation paid by other companies in the oilfield services industry. For 2020, the Committee, with the assistance of Meridian, adopted separate peer groups for our evaluation of Senior Management compensation (our “compensation peer group”) and our relative TSR performance measure under our long-term incentive awards (our “performance peer group”). Each peer group is reviewed by the Committee on an annual basis to ensure that we maintain appropriate groups of comparator companies.

In some years, the compensation peer group is used to determine market levels of the main elements of executive compensation: base salary, annual incentives, and long-term incentives. The compensation peer group is also used to gauge industry practices regarding the structure and mechanics of annual and long-term incentive plans. Criteria for selecting companies to be included in the compensation peer group include competition with us in terms of the customers we serve, our belief that we compete with them for talent, overall comparability in terms of size (revenue and market cap), and comparable geographic areas of operation.

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COMPENSATION DISCUSSION & ANALYSIS

In December of 2019, based on Meridian’s recommendation, the Committee adopted the following compensation peer group to be used for the purpose of making appropriate peer comparisons for the Committee’s evaluation of our 2019 compensation program and determination of changes to be made in 2020. Subsequent to the adoption of this peer group, the Committee determined that there would be no adjustments to 2020 executive compensation (outside of adjustments in connection with changes in responsibility), and they did not review specific elements of compensation paid to the peer group:

Compensation Peer Group Used to evaluate the competitiveness of executive compensation	• Apergy Corporation • Diamond Offshore Drilling, Inc. • Forum Energy Technologies, Inc. • FTS International Inc. • Hunting PLC • Newpark Resources, Inc.	• Noble Corporation PLC • Oil States International, Inc. • RPC Inc. • Select Energy Services, Inc. • USA Compression Partners LP

Also in December of 2019, with the assistance of Meridian, the Committee developed a performance peer group to measure our relative total stockholder return (“RTSR”) under our long-term cash incentive awards. The performance peer group is comprised of companies that directly compete with us in terms of one or more of the products and services we offer or the customers we serve. The following performance peer group was adopted by the Committee in December of 2019 in anticipation of their approval of the long-term cash incentive compensation awards for the performance period of January 1, 2020 through December 31, 2022:

Performance Peer Group Used to evaluate our RTSR under performance-based long-term cash incentive awards	• Archrock, Inc. • CES Energy Solutions Corp. • Dril-Quip, Inc. • Forum Energy Technologies, Inc. • FTS International Inc. • Hunting PLC	• Natural Gas Services Group • Newpark Resources, Inc. • Oil States International, Inc. • Select Energy Services, Inc. • Solaris Oilfield Infrastructure • USA Compression Partners LP

The Role of Market Data. In certain years, our Committee’s compensation consultant uses compensation data gathered from our compensation peer group as well as supplemental data from market surveys to benchmark our Senior Management compensation. Our review of this data typically focuses on the main elements of Senior Management compensation: base salary, annual incentive cash award opportunity, long-term compensation, and total direct compensation. Although we review both target compensation and actual compensation paid, our focus is on target compensation, including the target amount of annual cash award opportunities, as it provides the best indication of competitive compensation levels for our Senior Management.

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COMPENSATION DISCUSSION & ANALYSIS

IV. COMPENSATION ELEMENTS

We strongly believe that Senior Management should be compensated with a package that includes the following four elements:

Element	Purpose	Key Features	Changes for 2020
Base Salary	Fixed base pay to competitively compensate executives for their roles at TETRA

•  The Committee periodically reviews relevant market data to ensure our salary program is competitive

•  Salary may be adjusted for performance, expansion of duties and responsibility, and changes in market salary levels

•  When considering salary adjustments, the Committee reviews corporate performance goals, individual performance and potential, and our CEO’s specific compensation recommendations (except with regard to his own salary)

•  With the exception of one base salary increase related to an expansion of duties, none of our NEOs received base salary adjustments during 2020 prior to the 20% reduction that took effect in April 2020

• In April 2020, in response to decreased demand for our products and services driven by the pandemic, base pay for each of our NEO’s was reduced by 20% • The 20% reductions remain in effect
Annual cash incentives	Drive achievement of specific annual performance objectives

•  Target award opportunities are a percentage of base salary

•  A threshold, target, stretch, and over-achievement performance objective is established for each award opportunity

•  The majority (75 - 80%) of short-term incentive is tied to absolute financial measures

•  2020 measures: Division/Business Unit/Region EBITDA, Corporate G&A Cost Control, Individual Performance Objectives (IPOs), and Safety

•  Actual payout can range from 0-200% of target

•  Because safe operations are a fundamental expectation of all employees at all times, in 2020 safety is a negative modifier that may reduce payments earned under other performance metrics if trailing and leading indicators are not attained

Long-term cash and equity incentives	Encourage executives to create long-term value for stockholders

•  Granted as a combination of time-based TETRA restricted stock units (RSUs) and CCLP phantom units (for certain NEOs) and performance-based cash awards; mix provides increased retention value and rewards participants for both improved financial results and improved relative TETRA stock price and CCLP unit price performance

•  50% of 2020 LTI Award: Long-term Performance-based Cash

−  3-year performance period

−  Payout range of 0% - 200% of target

−  Performance based on pre-established metrics:

50% - Relative Total Stockholder Return (RTSR)

50% - RONCE (EBIT)

•  50% of 2020 LTI Award: TETRA Restricted Stock (RSUs) and CCLP Phantom Units (for certain NEOs)

−  Vests in installments over 3-year period

−  Ultimate value is dependent on stock price or unit price

−  TETRA RSUs and CCLP Phantom Units provide full-value shares to our Senior Management, which is key to retention and aligning interests with our stockholders

•  Replaced a cash flow based performance metric with RONCE (EBIT) in order to strengthen focus of NEOs and Senior Management on the creation of sustainable stockholder value

•  Imposed a cap (at 100% of target) on payment of awards based on relative TSR if our absolute TSR is negative, promoting better alignment with the financial outcomes experienced by our stockholders

Employee benefits	Provide industry-standard benefits so executives can successfully execute their roles and maintain their well-being	• Benefit options offered to our executives are the same as other employees • Retirement plans include 401(k) and deferred compensation	• In April of 2020, in connection with other cost reduction measures, we suspended the Company matching contribution under the 401(k) plan

Our utilization of each of these elements in our 2020 compensation program is discussed in detail below.

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Base Salary

In December of 2019 the Committee determined that our NEOs and Senior Management would not receive base pay adjustments during 2020, other than adjustments related to expansion of duties. On April 1, 2020, Mr. Moeller, who had held the position of VP Global Supply Chain since 2018, was promoted to the position of Sr. Vice President. In connection with this promotion, Mr. Moeller received a 10% increase in base pay.

The onset of the global COVID-19 pandemic and subsequent drop in energy prices during the first quarter of 2020 caused an immediate reduction in demand for our products and services. In response, we actively managed our flexible cost structure by implementing temporary and permanent cost reductions, including reduced capital expenditures, workforce reductions, salary reductions, and suspension of matching contributions under our 401(k) plan. Effective April 11, 2020, the base pay of each of our NEOs was reduced by 20%. Due to the continued uncertainty surrounding the timing and conditions under which the economy will return to a more normal activity level and result in an increase in demand for energy, as of the date of this Proxy Statement the base salaries of our NEOs have not been returned to the unreduced amounts shown in the table below.

Name	Title	Effective Date of Unreduced Base Salary	Unreduced Base Salary	Reduced Base Salary Effective April 11, 2020
Brady M. Murphy	President & Chief Executive Officer	May 3, 2019	$700,000	$560,000
Elijio V. Serrano	Sr. Vice President & Chief Financial Officer	March 3, 2018	450,000	360,000
Matthew J. Sanderson	Sr. Vice President	May 11, 2019	415,000	332,000
Timothy C. Moeller	Sr. Vice President	April 1, 2020	330,000	264,000
Richard D. O'Brien	Vice President - Finance & Controller	March 25, 2019	330,000	264,000
Bass C. Wallace, Jr.(1)	Former Sr. Vice President & General Counsel	May 11, 2019	385,000	308,000

(1) In connection with Mr. Wallace retiring from his positions as Sr. Vice President and General Counsel on July 27, 2020, his annual base pay was reduced to $192,500 as of that date. Mr. Wallace remains employed by us in a non-executive position.

Annual Cash Incentives

As part of its annual review of Senior Management compensation in December, the Committee reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded under our Cash Incentive Compensation Plan (CICP) based on the current year’s performance and discusses the overall effectiveness of the plan in furthering our compensation philosophy.

The following table sets forth the original cash award opportunities for the 2020 plan year, shown as a percentage of annual base salary, for our CEO and each of our other NEOs. As an example, as shown below, Mr. Murphy’s target award opportunity is 100% of his base salary; therefore, his threshold award opportunity, which is 30% of his target award opportunity, is 30% of his base salary. No amounts may be earned below the threshold percentage of base salary, and award opportunities are capped at the over-achievement percentage of base salary level for the NEOs shown in the table below.

	Threshold % of Base Salary (30% of Target Award)	Target Award as % of Base Salary	Stretch % of Base Salary (150% of Target Award)	Over-Achievement % of Base Salary (200% of Target Award)
Brady M. Murphy	30.0%	100.0%	150.0%	200.0%
Elijio V. Serrano	24.0%	80.0%	120.0%	160.0%
Matthew J. Sanderson	21.0%	70.0%	105.0%	140.0%
Timothy C. Moeller	18.0%	60.0%	90.0%	120.0%
Richard D. O'Brien	15.0%	50.0%	75.0%	100.0%
Bass C. Wallace, Jr.	18.0%	60.0%	90.0%	120.0%

The following table sets forth the performance measures and target performance objectives approved by the Committee for each of our NEOs for the 2020 plan year under the CICP, and the business consideration underlying each performance measure. Mr. Sanderson’s scope of responsibility includes portions of our Completion Fluids & Products Division, our Water & Flowback Services Division, and certain international operations within our former Compression Division, and Mr. Moeller’s scope of responsibility includes a portion of our Completion Fluids & Products Division; the Division Adjusted EBITDA target performance objectives for each of them includes these portions of our businesses.

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COMPENSATION DISCUSSION & ANALYSIS

Performance Measure	Target Performance Objective	Business Consideration
Average Division Adjusted EBITDA	Determined based on an average of Division Adjusted EBITDA results.

The Average Division Adjusted EBITDA performance measure applies only to Corporate participants and ensures focus on the financial outcome of day-to-day and long-term operating decisions that impact the overall profitability of our businesses, including:

•    Ensuring that day-to-day spending is tightly managed and aligned with our annual operating budget, and that operational plans and projects (including acquisitions) are quickly integrated in order to maximize efficiencies.

•    Prioritizing projects across the organization to elevate focus on those that have the greatest potential return on investment.

•    Driving cross-functional alignment among product lines and geographies to capture incremental improvements in productivity.

Corporate G&A Cost Control	Determined based on a percentage of actual 2020 revenue.

The Corporate G&A Cost Control performance measure provides an incentive for Corporate employees to closely manage controllable expenditures such as the use of contractors, office supplies, travel and related expenses, and subscriptions and memberships.

Division Adjusted EBITDA	Mr. Sanderson: $55.6 million Mr. Moeller: $39.6 million

Senior Management impact line-of-sight Division Adjusted EBITDA by:

•   Ensuring differentiation of service quality and depth of service, which position us to manage pricing through market cycles and pursue and maintain relationships with the most profitable customers.

•   Driving reductions in our cost to deliver services, through robust cost controls, automation, and new technologies.

•   Managing external relationships, including strong marketing efforts to spearhead our introduction to new geographies and customers.

•   Fostering innovation to develop new products and technologies that expand our customer base.

•   Supporting integration of our service offerings, to broaden the scope of products and services we offer to new and existing customers.

Individual Performance Objectives (“IPOs”)

IPOs provide an opportunity for each NEO to earn incentive compensation based on their personal or team performance compared to established target objectives approved by the Committee at the beginning of the plan year. We believe that IPOs are a critical component of the plan structure, as they drive performance related to specific strategic objectives and line-of-sight goals.

Following the Committee’s approval of these performance measures and target performance objectives for the 2020 plan year, the sudden onset of the global COVID-19 pandemic and subsequent drop in energy prices created a large degree of uncertainty regarding our ability to attain the target performance objectives established under the CICP. The Committee considered these factors and elected not to adjust the performance measures and target performance objectives that had previously been established under the 2020 CICP.

In February 2021, the Committee determined that we did not attain the minimum adjusted EBITDA results required under the 2020 CICP across all of our businesses; however, the Committee considered that we maintained positive cash flow throughout 2020, which surpasses results reported by many of our peers in the industry. Accordingly, the Committee approved payment of a discretionary bonus for 2020 to Mr. O’Brien, who did not receive a performance-based incentive award discussed below. Messrs. Murphy, Serrano, Sanderson, and Moeller did not receive discretionary bonuses for 2020.

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Long-Term Incentives

2020 Awards of Long-Term Incentives

While the Committee does consider our compensation peer group’s practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to that peer group or any survey data. The Committee periodically reviews the equity compensation practices of the members of our compensation peer group in order to gain a general impression of the proportionate share of equity award value and the magnitude of equity awards in the total compensation packages offered by these companies.

The following table summarizes the 2020 awards of long-term incentives to each of our NEOs.

	TETRA Restricted Stock Units(1)	CCLP Phantom Units(1)	Long-Term Performance- Based Cash	Total Long-Term Award Value(1)
Brady M. Murphy	$795,000	$530,000	$1,325,000	$2,650,000
Elijio V. Serrano	315,000	210,000	525,000	1,050,000
Matthew J. Sanderson	312,500		312,500	625,000
Timothy C. Moeller	75,000	50,000	125,000	250,000
Richard D. O'Brien	90,000	60,000	150,000	300,000
Bass C. Wallace, Jr.	157,500	105,000	262,500	525,000
(1)

The values of TETRA Restricted Units, CCLP Phantom Units, and the Total Long-Term Award Values in the table above reflect the values targeted by the Committee when granting these awards. The numbers of TETRA Restricted Units and CCLP Phantom Units awarded are determined using 20-day average closing market prices for TETRA and CCLP through the day prior to the award date. For actual grant date values of the number of TETRA Restricted Units and CCLP Phantom Units awarded, refer to the Summary Compensation Table.

The Committee approved annual awards of TETRA restricted stock units under the TETRA 2018 Equity Incentive Compensation Plan to each of our NEOs on February 20, 2020. One-third of the restricted stock units vested on the first anniversary of the grant date, and a one-sixth portion of the restricted stock units will vest every six months thereafter. Also on February 20, 2020, the Committee recommended to the board of directors of the general partner of CCLP, CSI Compressco GP Inc. (the “CCGP Board”), approval of awards of CCLP phantom units to each of our NEOs except Mr. Sanderson, who does not have significant responsibility for the operations of CCLP. The CCGP Board approved such awards on February 22, 2020. In connection with the GP Sale in January 2021, the CCGP Board accelerated the vesting of CCLP phantom unit awards granted in 2020.

Also in February 2020, the Committee established performance measures and performance objectives applicable to the long-term, performance-based cash portions of the LTI awards granted to our NEOs. Such awards were granted under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2022. The performance measures and the relative weights of each such performance measure for these long-term cash incentive awards are:

•	TETRA's RONCE (EBIT) for each year in the three-year period ending December 31, 2022, weighted 50%; and
•	total stockholder return relative to our performance peer group for the three-year period ending December 31, 2022, weighted 50%.

For these 2020 long-term cash awards, the Committee determined to utilize the RONCE (EBIT) performance measure in place of cash from operations performance measure utilized in 2019 in order to focus or NEOs and Senior Management on creation of sustainable stockholder value.

In addition, a cap of 100% of the target award amount will be imposed on the 50% portion of the long-term cash awards based on relative TSR if our absolute TSR over the 3-year performance period is negative. The Committee believes that this provision promotes better alignment with the financial outcomes experienced by our long-term stockholders.

On an annual basis, with the assistance of its compensation consultant, the Committee develops a performance peer group that is used only to measure our RTSR under our long-term cash incentive awards. The performance peer group is comprised of companies that directly compete with us in terms of one or more of the products and services we offer or the customers and geographies we serve. The following performance peer group was adopted by the Committee in December of 2019 in anticipation of their approval of the long-term cash incentive compensation awards for the performance period of January 1, 2020 through December 31, 2022:

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Performance Peer Group Used to evaluate our RTSR under performance-based long-term cash incentive awards	• Archrock, Inc. • CES Energy Solutions Corp. • Dril-Quip, Inc. • Forum Energy Technologies, Inc. • FTS International Inc. • Hunting PLC	• Natural Gas Services Group • Newpark Resources, Inc. • Oil States International, Inc. • Select Energy Services, Inc. • Solaris oilfield Infrastructure • USA Compression Partners LP

For each performance measure, a threshold, target, and stretch performance objective has been established by the Committee. The amount of the award that may be earned by a participant at the end of the three-year performance period will be based on our attainment of these performance objectives, subject to the discretion of the Committee.

Payment of Long-Term Performance-Based Cash Incentives Granted in 2018

In February of 2018, the Committee established performance measures and performance objectives applicable to long-term cash incentive awards granted to certain of our NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2020. The performance measures for these long-term incentive awards, and the weight of each performance measure in the determination of payouts under the awards were:

•	TETRA’s three-year cumulative cash from operations for the period ended December 31, 2020, weighted 50%; and
•	total stockholder return relative to our performance peer group for the three-year period ending December 31, 2020, weighted 50%.

The following performance peer group was adopted by the Committee early in 2018 in connection with their approval of the long-term cash incentive compensation awards for the performance period of January 1, 2018 through December 31, 2020:

Performance Peer Group Used to evaluate our RTSR under performance-based long-term incentive awards	• Archrock, Inc. • Basic Energy Services • Flotek Industries • Forum Energy Technologies • Natural Gas Services • Newpark Resources	• Oceaneering International • Oil States International • Select Energy Services • Superior Energy Services • Tidewater Inc. • USA Compression Partners

For each performance measure, a threshold, target, stretch, and over achievement performance objective was established by the Committee. Messrs. Murphy, Moeller, and O’Brien, who were not employed by us at the time the 2018 awards were granted, did not receive long-term performance-based cash incentive awards in 2018.

The following table provides the specific performance objective established by the Committee for each of the performance measures and the portion of the target amount of the total award that would be earned at each level of performance:

Performance & Payout Levels – 2018 Long-Term Performance-Based Cash Incentives
Performance Level	TSR v. Peer Group	Portion of Target Award Vested	3-Year Cumulative Cash from Operations	Portion of Target Award Vested	Aggregate Award Opportunity
Below Threshold	below 25th %tile	—%	below $175.0 million	—%	—%
Threshold	25th %tile	10%	$175.0 million	10%	20%
Target	50th %tile	50%	$250.0 million	50%	100%
Stretch	75th %tile	100%	$375.0 million	100%	200%

Based on an analysis of our results for the performance period ended December 31, 2020, the Committee determined that our total stockholder return placed us at the 34.6th percentile of the applicable peer group, between the threshold and target performance levels. While recognizing that our total stockholder return for the performance period was negative, the Committee noted that no company in the peer group had achieved a positive total

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stockholder return for the performance period, and our ability to outperform many of our peers in an extremely challenging market merited payment of 25.4% of the aggregate award opportunity.

For long-term cash incentive awards granted in 2020, a cap of 100% of the target award amount has been imposed on payment of awards based on relative TSR when our absolute TSR over the 3-year performance period is negative. The Committee believes that this change promotes better alignment with the financial outcomes experienced by our long-term stockholders.

The Committee further determined that our three-year cumulative cash from operations for the performance period did not reach the required threshold level of performance. Accordingly, the Committee has approved payment of the following earned portions, based on relative TSR performance, of the 2018 long-term, performance-based cash awards to the following NEOs who received such awards:

2018 Earned Award Opportunities - Long-Term Cash Incentive Compensation Plan
	Target Value of 2018 Long-Term Performance-Based Award	Amount Earned as of December 31, 2020	% of Aggregate Award Opportunity Earned
Elijio V. Serrano	$380,000	$96,520	25.4%
Matthew J. Sanderson	200,000	50,800	25.4%
Bass C. Wallace, Jr.	200,000	50,800	25.4%

2020 Performance Awards

The sudden onset of the global COVID-19 pandemic and subsequent drop in energy prices created a need to review and refocus the target performance objectives established under our 2020 Cash Incentive Compensation Plan (our “2020 CICP”). Considering this uncertainty and acknowledging our particular need to retain key employees critical to the long-term success of our businesses, the Committee approved time- and performance-based incentive awards (“Performance Awards”) for certain NEOs, that may be settled at the end of the performance period in cash, stock, or a combination of cash and stock. Messrs. Murphy, Serrano, Sanderson, and Moeller were each granted a Performance Award. Mr. O’Brien, who received a discretionary bonus for 2020, and Mr. Wallace, who retired from his positions as Sr. Vice President and General Counsel during 2020, did not receive a Performance Award.

In determining the structure and maximum award opportunities available under the Performance Awards, the Committee gave significant weight to the following factors:

•	The base salary of each of our NEOs had been reduced by 20%.
•	Annual awards under our 2020 CICP were not expected to be earned.
•	The market for executive management talent was very competitive with a number of companies emerging from bankruptcies with strong balance sheets and looking for new leadership.

The maximum value of each Performance Award is equal to 100% of each applicable NEOs’ unreduced annual base salary for 2020 (“Unreduced Salary”).

□ Component One Time-Based Amount
■ Component Two Time-Based Amount
■ Component One Maximum Performance-Based Amount
■ Component Two Maximum Performance-Based Amount

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COMPENSATION DISCUSSION & ANALYSIS

The dollar value of the time-based amount and maximum performance-based amount with respect to each component of the Performance Awards is shown in the table below:

	Component One Time-Based Amount	Component One Maximum Performance-Based Amount	Component Two Time-Based Amount	Component Two Maximum Performance-Based Amount
Brady M. Murphy	$87,500	$87,500	$87,500	$437,500
Elijio V. Serrano	56,250	56,250	56,250	281,250
Matthew J. Sanderson	51,875	51,875	51,875	259,375
Timothy C. Moeller	41,250	41,250	41,250	206,250
•

Component One – The maximum amount of component one of the Performance Awards (“Component One”) is equal to 25% of each applicable NEO’s Unreduced Salary. One half of Component One is time-based and will be earned on the earlier of April 2, 2021 and the date of a “Change in Control” (as defined in the TETRA 2018 Equity Incentive Compensation Plan) (such applicable date, the “Achievement Date”), contingent upon the NEO’s continued employment through the Achievement Date. The remainder of Component One may be earned based upon (i) the NEO’s continued employment through the Achievement Date and (ii) our attainment of at least (x) $60 million of liquidity as of December 31, 2020 and (y) $8 million of adjusted EBITDA for the fourth quarter of 2020. To the extent performance exceeds such threshold goals, the amount earned with respect to the performance-based portion of Component One will be proportionately increased to reflect the amount by which performance exceeded such goals.

•

Component Two – The maximum amount of component two of the Performance Awards (“Component Two”) is equal to 75% of each applicable NEO’s Unreduced Salary. One-sixth of Component Two is time-based and will be earned on the Achievement Date, contingent upon the NEO’s continued employment through such date. The remainder of Component Two may be earned based upon (i) the NEO’s continued employment through the Achievement Date and (ii) the level of appreciation of the average closing market price for our common stock over a minimum of $0.28 per share (the closing market price for our stock on March 31, 2020) for the ten consecutive trading days preceding March 31, 2021.

Average Stock Price as of March 31, 2021	Component Two Performance-Based Amount (% of Unreduced Salary)
$0.28 or less	—%
$0.57	12.5%
$1.14	37.5%
$2.28	62.5%

If the average stock price as of March 31, 2021 falls between the levels specified in the above table, the amount earned with respect to the performance-based portion of Component Two will be determined via linear interpolation.

As of April 2, 2021, each NEO who received a Performance Award earned the Component One and Two time-based amounts. Further, based on our attainment of $93.7 million of liquidity as of December 31, 2020, adjusted EBITDA of $11.3 million for the fourth quarter of 2020, and an average closing market price of $2.72 for the ten consecutive trading days preceding March 31, 2021, 84.3% of the Component One performance-based amount and 100% of the Component Two performance-based amount were deemed to have been earned. The table below shows amounts earned and payable in cash and stock with respect to the Performance Awards as determined on the April 2, 2021 Achievement Date. The Performance Awards will be reported as compensation earned during 2021 in the 2022 Summary Compensation Table.

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	Total Amount of Performance Award Earned	Portion of Award Paid in Cash	Portion of Award Paid in Immediately Vesting Shares
Brady M. Murphy	$686,263	50.0%	50.0%
Elijio V. Serrano	441,169	50.0%	50.0%
Matthew J. Sanderson	406,856	75.0%	25.0%
Timothy C. Moeller	323,524	75.0%	25.0%

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security benefits. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum dollar amount established under the Code. We generally make a matching contribution under the 401(k) Plan equal to 50% of the first 8% of annual compensation the participant contributes to the 401(k) Plan. In April of 2020, in connection with cost reduction actions taken in response to the global COVID-19 pandemic, matching contributions under the 401(k) Plan were suspended. As of December 31, 2020, approximately 86% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen are eligible to participate in the 401(K) Plan beginning on the first day of the month following their completion of 30 days of service with us.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were 16 participants in the program at December 31, 2020. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the deemed investment elections selected by the participant from among various hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

Perquisites

Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security expenses. During 2020, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Clawback Policy

In 2018, the Committee adopted the Executive Incentive Compensation Recoupment Policy, or Clawback Policy.  This policy covers recoupment of certain incentive compensation paid to certain of our officers, including each of our NEOs.  Incentive compensation includes any performance bonuses or incentive awards, including short and long-term incentive bonuses (in cash or otherwise) and all forms of equity-based awards that are granted, earned or vested under any TETRA plan, arrangement or agreement based wholly or in part on the attainment of a financial reporting measure. The policy provides a mechanism to recoup incentive compensation in the event we are required to prepare a restatement of our previously issued financial statements to correct one or more errors that are material to those financial statements (other than to comply with changes in applicable accounting principles or

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to reflect retrospective reclassification or adjustment in accordance with applicable SEC rules and regulations) due to our material noncompliance with any financial requirement under the federal securities laws or in the event that our board concludes that a covered officer engaged in misconduct that caused significant financial or reputational harm to us but did not cause the need for a restatement of our financial statements.

Severance Plan and Termination Payments

With the exception of the Transition Agreement with Mr. Wallace, the offer of employment to Mr. O’Brien, and the Change of Control Agreements described below, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments.

Transition Agreement with Mr. Wallace. In connection with Mr. Wallace’s retirement as Senior Vice President and General Counsel, on July 22, 2020, we entered into a Transition Agreement (the “Agreement) with Mr. Wallace.  The Agreement extends Mr. Wallace’s employment with the Company in a non-executive capacity through July 26, 2022 (the “Transition Period”). During the Transition Period, Mr. Wallace will receive an annualized base salary of $192,500.  With respect to his outstanding annual and long-term cash incentive awards, Mr. Wallace is eligible to receive award payments to the extent the applicable performance objectives are met. Unvested equity awards outstanding on the date of the Agreement will continue to vest during the Transition Period pursuant to the vesting schedule in the applicable award agreement.

In addition, Mr. Wallace may terminate his employment with the Company for “Good Reason,” as specified in the Agreement, or for any other reason upon ten (10) days’ advance written notice (a “Voluntary Resignation”).  The Agreement also provides that Mr. Wallace’s employment may be terminated by the Company with or without “Cause,” as specified in the Agreement, and his employment will also terminate if he commences employment with a third party or provides services to a third party under certain circumstances.

Subject to the provisions of the Agreement, if Mr. Wallace is terminated  by the Company other than for Cause, or if Mr. Wallace terminates his employment for “Good Reason,” then, among other benefits (i) the Company shall continue to pay his base salary through July 26, 2022 and pay an amount equal to any outstanding annual cash incentive award and long-term cash incentive awards that are earned; and (ii) all outstanding restricted stock awards will become fully vested and all other outstanding time-based equity awards shall continue to vest pursuant to the vesting schedule in the applicable award. Subject to the provisions of the Agreement, if Mr. Wallace’s employment terminates as a result of a Voluntary Resignation, his reemployment with a third party or the expiration of the Transition Period, Mr. Wallace will be entitled to other severance benefits as set forth in the Agreement.

If his employment is terminated for Cause, Mr. Wallace will not be entitled to any severance benefits or Change of Control Benefits (as defined below). The Agreement also contains change of control provisions that replace Mr. Wallace’s existing Change of Control Agreement. If a “Change of Control,” as specified in the Agreement, either (i) occurs during the Transition Period and Mr. Wallace is not retained as the general counsel of the successor entity, or (ii) Mr. Wallace is retained as the general counsel of the successor entity and is either terminated without Cause or resigns for “Good Reason” during the two year period following the Change of Control, then, subject to the terms of the Agreement, Mr. Wallace will receive, as applicable (a) an amount equal to any earned but unpaid annual cash incentive award and long-term cash incentive award; (b) the target amount of any outstanding annual cash incentive award and long-term cash incentive awards; (c) two times the sum of his “Qualifying Base Salary,” as specified in the Agreement (or $250,000, if greater) plus the target amount of any annual cash incentive award for the year in which such termination occurs; plus (d) an amount equal to the aggregate premiums payable for the continuation of medical and dental benefits for Mr. Wallace and his eligible dependents for two years following such termination.

Offer of Employment to Mr. O’Brien. On January 11, 2019, in connection with our initial offer of employment to Mr. O’Brien, we agreed that upon Mr. O’Brien’s termination by us other than for cause prior to the second anniversary date of his employment with us, Mr. O’Brien would receive (i) accelerated vesting of his inducement award of restricted stock units; (ii) a cash payment equal to six months of his base salary plus a prorated portion of the target amount of his annual Cash Incentive Compensation Plan bonus for the year in which he is terminated, both payable within 30 days following his termination; and (iii) continued eligibility to participate in our welfare benefit plans pursuant to the terms of such plans or pursuant to COBRA, and payment or reimbursement for any premium or contribution required to continue such COBRA coverage for a period of six months.

64 I TETRA Technologies, Inc.	2021 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS

Employment Agreements

We have previously entered into employment agreements with Messrs. Murphy, Serrano, Sanderson, Moeller, O’Brien, and Wallace that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

Double Trigger Change of Control Agreements

We have entered into change of control agreements ("COC Agreements") with each of our current NEOs and certain other members of our Senior Management. Each COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each NEO upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. A qualifying termination event under the COC Agreements includes termination of the NEO’s employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the NEO for Good Reason (as that term is defined in the COC Agreements). For an overview of the specific terms and conditions of the NEOs' COC Agreements, please read the section titled "Potential Payments upon a Change of Control or Termination" below.

Indemnification Agreements

Each of our current directors and NEOs has executed an indemnification agreement that provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his or her services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as an officer or director.

Stock Ownership Guidelines

Our Board of Directors has adopted a policy regarding stock ownership guidelines for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples applicable to our executive officers are as follows: Chief Executive Officer, five-times base salary; Chief Operating Officer and Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-times base salary. Newly elected officers and directors have five years from the date of appointment to achieve compliance with the policy.

As of the date of this report, subject to the transition period described above, all officers and directors are in compliance with the policy.

2021 Proxy Statement	TETRA Technologies, Inc. I 65

COMPENSATION DISCUSSION & ANALYSIS

Tax and Accounting Implications of Executive Compensation

Under Section 162(m) of the Code, publicly-held corporations generally may not take a tax deduction for compensation paid in excess of $1,000,000 in a year with respect to the corporation’s chief executive officer and other named executive officers. The former exception to this $1,000,000 limitation for performance-based compensation was repealed by the Tax Cuts and Jobs Act of 2017.

We may from time-to-time pay compensation to our executive officers that may not be deductible, including payments made under our Cash Incentive Compensation Plan, discretionary bonuses, and other types of compensation outside of our plans. Although tax deductibility is one of the factors we consider in the design of our compensation plans and programs, we believe that our interests are best served by providing competitive compensation opportunities to our NEOs and other members of Senior Management, even if that results in the non-deductibility of certain amounts under the Code.

66 I TETRA Technologies, Inc.	2021 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Human Capital Management and Compensation Committee met five times during the year ended December 31, 2020. The Human Capital Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Human Capital Management and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Submitted by the Human Capital Management and Compensation Committee of the Board of Directors,

Thomas R. Bates, Jr., Chairman

John F. Glick

Joseph C. Winkler III

This report of the Human Capital Management and Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

2021 Proxy Statement	TETRA Technologies, Inc. I 67

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), (iii) each of our other three most highly compensated executive officers, and (iv) our former Sr. Vice President & General Counsel, who served in that position for a portion of 2020 (each a “Named Executive Officer”), for the fiscal year ended December 31, 2020.

Summary Compensation Table

Name and Principal		Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
Brady M. Murphy (5)	2020	$624,615	$-	$1,286,609	$-	$-	$4,308	$1,915,532
President & CEO	2019	642,154	-	1,703,461	-	502,670	5,600	2,853,885
	2018	467,308	382,159	1,778,896	-	282,841	9,357	2,920,561
Elijio V. Serrano	2020	$401,538	$-	$509,790	$-	$96,520	$4,154	$1,012,002
Sr. Vice President & CFO	2019	450,000	-	511,193	-	475,686	8,400	1,445,279
	2018	442,613	-	893,862	194,155	316,599	8,250	1,855,479
Matthew J. Sanderson	2020	$370,308	$-	$299,832	$-	$50,800	$5,108	$726,048
Sr. Vice President	2019	405,385	-	358,682	-	303,315	8,400	1,075,782
	2018	384,231	-	203,152	102,186	146,788	8,112	844,469
Timothy C. Moeller(6)	2020	$286,269	$-	$121,379	$-	$-	$3,734	$411,382
Sr. Vice President	2019	300,000	-	134,488	-	86,172	9,500	530,160
Richard D. O'Brien(7)	2020	$294,462	$-	$148,271	$-	$31,829	$3,554	$478,116
VP Finance & Controller	2019	243,692	205,577	403,130	-	89,646	7,463	949,508
Bass C. Wallace, Jr.	2020	$294,229	$-	$254,896	$-	$95,360	$4,146	$648,631
Former Sr. Vice President &	2019	371,538	-	358,682	-	266,062	9,500	1,005,782
General Counsel	2018	334,519	-	203,152	102,186	157,387	7,930	805,174
(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.
(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2020, 2019, and 2018, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note 15 - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 5, 2021.

(3)

For Messrs. Serrano, Sanderson, and Wallace, amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2020 include the long-term performance-based cash incentive earned for the three-year performance period ended December 31, 2020 under our Cash Incentive Compensation Plan. For Messrs. O’Brien and Wallace, the amount shown for 2020 includes the discretionary 2020 bonus paid under the Cash Incentive Compensation Plan.

(4)	For 2020, the amounts reflected represent matching contributions under our 401(K) Retirement Plan prior to the suspension of such contributions in April 2020.
(5)

Mr. Murphy was first employed by us on February 12, 2018. The amount shown in the “Salary” column for 2018 is the prorated portion of his 2018 base salary. The amount shown in the “Bonus” column for 2018 is the $382,159 guaranteed bonus payable to Mr. Murphy in March 2019 in connection with his initial employment with us in 2018. Compensation data for Mr. Murphy prior to 2018 is not applicable.

(6)	Mr. Moeller was first appointed as an executive officer in 2019; compensation data for prior years is not applicable.
(7)

Mr. O’Brien was first employed by us on March 25, 2019. The amount shown in the “Salary” column for 2019 is the prorated portion of his 2019 base salary. Compensation data for Mr. O’Brien prior to 2019 is not applicable.

68 I TETRA Technologies, Inc.	2021 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Grants of Plan Based Awards

The following table discloses the actual number of TETRA restricted stock unit awards granted during the fiscal year ended December 31, 2020 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target, and maximum amounts of annual cash incentives and long-term non-equity (cash) incentives granted to each Named Executive Officer.

Grants of Plan Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Threshold	Target	Maximum		Number of Shares of Stock or Units(1)	Number of Securities Underlying Options	or Base Price of Option Awards	Fair Value of Stock and Option Awards(2)
		($)	($)	($)		(#)	(#)	($/Share)	($)
Brady M. Murphy	2/20/2020					537,163			$762,771
	2/20/2020	$210,000	$700,000	$1,400,000	(3)
	2/20/2020	$861,250	$1,325,000	$2,650,000	(4)
	2/22/2020					256,783			$523,837
	7/27/2020	$175,000	$262,500	$700,000	(5)
Elijio V. Serrano	2/20/2020					212,838			$302,230
	2/20/2020	$108,000	$360,000	$720,000	(3)
	2/20/2020	$341,250	$525,000	$1,050,000	(4)
	2/22/2020					101,745			$207,560
	7/27/2020	$112,500	$168,750	$450,000	(5)
Matthew J. Sanderson	2/20/2020					211,149			$299,832
	2/20/2020	$87,150	$290,500	$581,000	(3)
	2/20/2020	$203,125	$312,500	$625,000	(4)
	7/27/2020	$103,750	$155,625	$415,000	(5)
Timothy C. Moeller	2/20/2020					50,676			$71,960
	2/20/2020	$59,400	$198,000	$396,000	(3)
	2/20/2020	$81,250	$125,000	$250,000	(4)
	2/22/2020					24,225			$49,419
	7/27/2020	$82,500	$123,750	$330,000	(5)
Richard D. O'Brien	2/20/2020					60,811			$86,352
	2/20/2020	$49,500	$165,000	$330,000	(3)
	2/20/2020	$97,500	$150,000	$300,000	(4)
	2/22/2020					29,070			$61,919
Bass C. Wallace, Jr.	2/20/2020					106,419			$151,115
	2/20/2020	$69,300	$231,000	$462,000	(3)
	2/20/2020	$170,625	$262,500	$525,000	(4)
	2/22/2020					50,873			$103,781

(1)	The amounts reported are the number of TETRA restricted shares granted in 2020.
(2)

The dollar amount reported reflects the fair value on the date of grant in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted during 2020 may be found in “Note 15 - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 5, 2021.

(3)

The non-equity incentive plan award amounts granted on February 20, 2020 are the threshold, target, and maximum amounts of the annual cash incentive granted for 2020 performance under our Cash Incentive Compensation plan. The actual amounts of annual cash incentive earned for 2020 performance are as follows: Mr. O’Brien, $31,829; and, Mr. Wallace, $44,560.

(4)

The non-equity incentive plan award amounts granted on February 20, 2020 are the threshold, target, and maximum amounts of the long-term cash incentives granted for the January 1, 2020 through December 31, 2022 performance period that may be paid, to the extent earned and at the Committee's discretion, in March 2023.

(5)

The non-equity incentive plan award amounts granted on July 27, 2020 are the time-based (threshold), and performance-based (maximum) amounts of the Performance Awards that may be paid, to the extent earned, in April 2021.

2021 Proxy Statement	TETRA Technologies, Inc. I 69

COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding stock option awards, restricted stock awards and restricted stock unit awards granted under the TETRA equity plans as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock or Unit Awards
	Number of Securities Underlying Unexercised Options			Option	Option	Number of Shares or Units of Stock That Have		Market Value of Shares or Units of Stock That Have	Equity Incentive Plan Awards: Number of Unearned Units that Have		Equity Incentive Plan Awards: Market Value or Payout of Value of Unearned Units that Have
Name	Exercisable	Unexercisable		Exercise Price(1)	Expiration Date	Not Vested		Not Vested(2)	Not Vested(3)		Not Vested(3)
	(#)	(#)		($/Share)		(#)		($)	(#)		($)
Brady M. Murphy						125,628	(4)	$108,229
Brady M. Murphy						161,430	(5)	$139,072
Brady M. Murphy						407,415	(6)	$350,988
Brady M. Murphy						537,163	(7)	$462,766
Brady M. Murphy									256,783	(8)	$272,190
Elijio V. Serrano	79,051			$6.60	8/15/2022
Elijio V. Serrano	29,646			$10.30	5/20/2023
Elijio V. Serrano	41,860			$11.16	5/20/2024
Elijio V. Serrano	70,978			$7.15	5/4/2025
Elijio V. Serrano	74,686			$7.14	5/2/2026
Elijio V. Serrano	139,706			$4.51	2/22/2027
Elijio V. Serrano	98,056	5,770	(9)	$3.87	2/22/2028
Elijio V. Serrano						129,199	(11)	$111,305
Elijio V. Serrano						16,963	(10)	$14,614
Elijio V. Serrano						102,239	(5)	$88,079
Elijio V. Serrano						212,838	(7)	$183,360
Elijio V. Serrano									101,745	(8)	$107,850
Matthew J. Sanderson	66,177			$4.51	2/22/2027
Matthew J. Sanderson	51,609	3,036	(9)	$3.87	2/22/2028
Matthew J. Sanderson						8,749	(10)	$7,537
Matthew J. Sanderson						53,811	(5)	$46,358
Matthew J. Sanderson						40,742	(6)	$35,099
Matthew J. Sanderson						211,149	(7)	$181,905
Timothy C Moeller	11,079	5,539	(12)	$4.19	5/4/2028
Timothy C Moeller						4,057	(13)	$3,495
Timothy C Moeller						13,453	(5)	$11,590
Timothy C Moeller						30,557	(6)	$26,325
Timothy C Moeller						50,676	(7)	$43,657
Timothy C Moeller									24,225	(8)	$25,679
Richard D. O'Brien						33,959	(14)	$29,256
Richard D. O'Brien						41,161	(15)	$35,460
Richard D. O'Brien						60,811	(7)	$52,389
Richard D. O'Brien									29,070	(8)	$30,814
Bass C. Wallace, Jr.	14,872			$13.00	5/20/2021
Bass C. Wallace, Jr.	21,365			$6.81	5/20/2022
Bass C. Wallace, Jr.	19,664			$10.30	5/20/2023
Bass C. Wallace, Jr.	18,866			$11.16	5/20/2024
Bass C. Wallace, Jr.	36,554			$7.15	5/4/2025
Bass C. Wallace, Jr.	36,439			$7.14	5/2/2026
Bass C. Wallace, Jr.	68,162			$4.51	2/22/2027
Bass C. Wallace, Jr.	51,609	3,036	(9)	$3.87	2/22/2028
Bass C. Wallace, Jr.						8,749	(10)	$7,537
Bass C. Wallace, Jr.						53,811	(5)	$46,358
Bass C. Wallace, Jr.						40,742	(6)	$35,099
Bass C. Wallace, Jr.						106,419	(7)	$91,680
Bass C. Wallace, Jr.									50,873	(8)	$53,925

70 I TETRA Technologies, Inc.	2021 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

(1)	Under the terms of the TETRA equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant.
(2)

Market value of awards granted under the TETRA equity plans is determined by multiplying the number of shares of stock that have not vested by $0.86, the closing price of our common stock on December 31, 2020.

(3)

Market value of awards granted under the CCLP equity plans is determined by multiplying the number of units that have not vested by $1.06, the closing price of CSI Compressco’s units on December 31, 2020.

(4)

One-half of the TETRA restricted stock inducement award granted on February 12, 2018 vested on February 12, 2019, one-fourth vested on February 12, 2020 and the remaining one-fourth portion vested on February 12, 2021.

(5)

One-third of the TETRA restricted stock units granted on February 21, 2019 vested on February 21, 2020; one-sixth portions of the remaining unvested award will vest once every six months until becoming fully vested on February 21, 2022.

(6)	The TETRA restricted stock units granted on May 2, 2019 will cliff-vest on May 2, 2022.
(7)

One-third of the TETRA restricted stock units granted on February 20, 2020 vested on February 20, 2021; one-sixth portions of the remaining unvested award will vest once every six months until becoming fully vested on February 20, 2023.

(8)	The CCLP phantom unit award granted on February 22, 2020 will vest one-third on each of February 22, 2021, February 22, 2022 and February 22, 2023.
(9)	The remaining unvested portion of the stock option award granted on February 22, 2018 will vest 2.7778% of the award each month until becoming fully vested on February 22, 2021.
(10)	The remaining one-sixth portion of the restricted stock award granted on February 22, 2018 vested on February 22, 2021.
(11)	The TETRA restricted stock award granted on February 22, 2018 cliff-vested on February 22, 2021.
(12)	The remaining unvested portion of the stock option award granted on May 4, 2018 will vest 2.7778% of the award each month until becoming fully vested on May 4, 2021.
(13)	The TETRA restricted stock award granted on May 4, 2018 vested one-third on each of May 4, 2019 and May 4, 2020, and the remaining one-third will vest on May 4, 2021.
(14)

One-third of the TETRA restricted stock units granted on March 26, 2019 vested on March 26, 2020; one-sixth portions of the remaining unvested award will vest once every six months until becoming fully vested on March 26, 2022.

(15)	Sixty percent of the TETRA restricted stock units granted on March 26, 2019 vested on March 26, 2020; the remaining forty percent of the unvested award became fully vested on March 26, 2021.

Option Exercises and Stock Vested

The following table sets forth certain information regarding TETRA stock options and stock awards exercised and vested, respectively, under the TETRA equity plans, by each of our Named Executive Officers during the fiscal year ended December 31, 2020.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Brady M. Murphy	—	$—	287,057	$375,801
Elijio V. Serrano	—	$—	146,695	$164,827
Matthew J. Sanderson	—	$—	76,296	$85,623
Richard D. O’Brien	—	$—	95,698	$39,418
Timothy C. Moeller	—	$—	17,510	$17,079
Bass C. Wallace, Jr.	—	$—	76,446	$85,834

2021 Proxy Statement	TETRA Technologies, Inc. I 71

COMPENSATION OF EXECUTIVE OFFICERS

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2020.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Brady M. Murphy	$—	$—	$—	$—	$—
Elijio V. Serrano	—	—	—	—	—
Matthew J. Sanderson	—	—	—	—	—
Timothy C. Moeller	—	—	—	—	—
Richard D. O'Brien	—	—	—	—	—
Bass C. Wallace, Jr.	—	—	4,152	—	101,756

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change of Control

As of the date of this Proxy Statement, other than the Transition Agreement with Mr. Brightman, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments. We have previously entered into employment agreements with each of our Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control payments.

In addition, we have entered into change of control agreements ("COC Agreements") with each of our NEOs and other members of our senior management. The COC Agreements have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each Named Executive Officer upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. A qualifying termination event under the COC Agreements includes termination of the Named Executive Officer's employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the Named Executive Officer for Good Reason (as that term is defined in the COC Agreements).

Under the COC Agreements, if a qualifying termination event occurs in connection with or within two years following a change of control, we have an obligation to pay to each Named Executive Officer the following cash severance amounts: (i)(A) an amount equal to the Named Executive Officer's earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to the Named

72 I TETRA Technologies, Inc.	2021 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officer had the Named Executive Officer remained employed by us, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) the Named Executive Officer's prorated target Annual Bonus for the current year, plus (C) an amount equal to the Named Executive Officer's target Long Term Bonus for each outstanding award; plus (ii) the product of 2.99, in the case of Mr. Murphy, or 2, in the case of the other Named Executive Officers, times the sum of the Named Executive Officer's Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to the Named Executive Officer due to an election of continuation of coverage that the Named Executive Officer would be required to pay if the Named Executive Officer elected to continue medical and dental benefits under our group health plan for the Named Executive Officer and the Named Executive Officer's eligible dependents without subsidy from us for a period of two years following the date of a qualifying termination of  the Named Executive Officer's employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of the Named Executive Officer's employment to the extent permitted under the applicable plan.  All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by the Named Executive Officer of a release for our benefit.  All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreements also contain certain confidentiality provisions and related restrictions applicable to the NEOs.  In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), each Named Executive Officer agrees that for a period of two years following a termination of employment for any reason, such Named Executive Officer will not solicit our employees or otherwise engage in a competitive business with us as more specifically set forth in the COC Agreement.  Such obligations are only applicable to the Named Executive Officer if he receives the severance benefits described above.

Under the TETRA Technologies, Inc. Amended and Restated 2007 Long Term Incentive Compensation Plan, Third Amended and Restated 2011 Long Term Incentive Compensation Plan, and the 2018 Equity Incentive Plan the Human Capital Management and Compensation Committee of our Board of Directors may accelerate the vesting of stock options, restricted stock awards, and other equity-based awards held by plan participants at its sole discretion. The following table quantifies the potential payments to Named Executive Officers who were employed by us as of December 31, 2019, under the contracts, agreements or plans discussed above in various scenarios involving a change of control or termination of employment, assuming a December 31, 2019 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2019, and any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan.

Offer of Employment to Mr. O’Brien. On January 11, 2019, in connection with our initial offer of employment to Mr. O’Brien, we agreed that upon Mr. O’Brien’s termination by us other than for cause prior to the second anniversary date of his employment with us, Mr. O’Brien would receive (i) accelerated vesting of his inducement award of restricted stock units; (ii) a cash payment equal to six months of his base salary plus a prorated portion of the target amount of his annual Cash Incentive Compensation Plan bonus for the year in which he is terminated, both payable within 30 days following his termination; and (iii) continued eligibility to participate in our welfare benefit plans pursuant to the terms of such plans or pursuant to COBRA, and payment or reimbursement for any premium or contribution required to continue such COBRA coverage for a period of six months.

Transition Agreement with Mr. Wallace. In connection with Mr. Wallace’s retirement as Senior Vice President and General Counsel, on July 22, 2020, we entered into a Transition Agreement with Mr. Wallace.  Please see the “Severance Plan and Termination Payments” section in the CD&A for a discussion of the specific terms applicable to Mr. Wallace’s Transition Agreement.

2021 Proxy Statement	TETRA Technologies, Inc. I 73

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments upon Termination or Change of Control Table

Name	Cash Severance Payment		Bonus Payment		Accelerated Exercisability of Unvested Options(3)	Accelerated Vesting of Shares or Units(3)	Continuation of Health Benefits	Total
Brady M. Murphy
Death/disability	$—		$—		$—	$1,331,397	$—	$1,331,397
Retirement	—		—		—	1,331,397	—	1,331,397
Termination for cause	—		—		—	—	—	—
Termination for no cause or good reason	—		—		—	—	—	—
Termination upon a change of control	4,186,000	(1)	3,775,000	(2)	—	1,331,397	47,131	9,339,528
Elijio V. Serrano
Death/disability	$—		$—		$—	$615,626	$—	$615,626
Retirement	—		—		—	615,626	—	615,626
Termination for cause	—		—		—	—	—	—
Termination for no cause or good reason	—		—		—	—	—	—
Termination upon a change of control	1,620,000	(1)	1,740,000	(2)	—	615,626	28,877	4,004,503
Matthew J. Sanderson
Death/disability	$—		$—		$—	$270,428	$—	$270,428
Retirement	—		—		—	270,428	—	270,428
Termination for cause	—		—		—	—	—	—
Termination for no cause or good reason	—		—		—	—	—	—
Termination upon a change of control	1,411,000	(1)	1,053,000	(2)	—	270,428	38,183	2,772,611
Timothy C. Moeller
Death/disability	$—		$—		$—	$110,597	$—	$110,597
Retirement	—		—		—	110,597	—	110,597
Termination for cause	—		—		—	—	—	—
Termination for no cause or good reason	—		—		—	—	—	—
Termination upon a change of control	1,056,000		385,500		—	110,597	31,421	1,583,518
Richard D. O'Brien
Death/disability	$—		$—		$—	$147,715	$—	$147,715
Retirement	—		—		—	147,715	—	147,715
Termination for cause	—		—		—	—	—	—
Termination for no cause or good reason(4)	165,000		165,000		—	147,715	10,381	488,096
Termination upon a change of control	990,000		480,000		—	147,715	41,524	1,659,239
Bass C. Wallace, Jr.(5)
Death/disability	$299,562		$95,360		$—	$234,285	$41,524	$670,731
Retirement	—		—		—	—	—	—
Termination for cause	—		—		—	—	—	—
Termination for no cause or good reason	299,562		95,360		—	234,285	41,524	670,731
Termination upon a change of control	480,360		512,500		—	234,285	41,524	1,268,669
(1)	Amounts shown are a multiple of base salary plus target annual cash bonus, as provided under the terms of the COC Agreements.
(2)

Includes prorated (through December 31, 2020) target annual cash incentive for the 2020 performance period and target long-term cash incentives for the three-year performance periods ended December 31, 2020, 2021 and 2022.

(3)

The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Human Capital Management and Compensation Committee or CSI Compressco GP Board of Directors, as applicable. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of options and stock appreciation rights is calculated by subtracting the exercise price of outstanding awards from $0.86, the closing price of our common stock on December 31, 2020; however, as no unvested stock options or stock appreciation rights were in the money at that

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COMPENSATION OF EXECUTIVE OFFICERS

time, no values are shown. The value of accelerated vesting of shares or units is based on the closing market price of our common stock on December 31, 2020 ($0.86), and the closing market price of CCLP’s units on December 31, 2020 ($1.06).

(4)	Amounts shown reflect severance benefits payable under the offer of employment with Mr. O’Brien.
(5)

Amounts shown reflect severance benefits payable under the Transition Agreement with Mr. Wallace. Please see the “Severance Plan and Termination Payments” section in the CD&A for a discussion of the payment terms of these amounts.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, requires us to disclose the annual total compensation of Mr. Murphy, our CEO, and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). For 2020:

•Median employee’s total compensation	$72,119
•Mr. Murphy’s total annual compensation	$1,915,531
•Ratio of CEO to median employee compensation	26.6 : 1

We used a consistently applied compensation measure to identify the median of the annual total compensation of all of our employees, and to determine the annual total compensation of our CEO. To make them comparable, salaries for newly hired employees who had worked less than a year were annualized, and the target annual bonus amount was applied to their total compensation measure. To identify the median of the annual total compensation of all employees and the median employee’s compensation, we took the following steps:

•

We determined that our employee population as of December 31, 2020 consisted of 1,795 full- and part-time employees (including employees of CSI Compressco) located in 14 countries (we do not have temporary or seasonal workers).

•	We selected December 31, 2020 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic matter.
•

For our international employees paid in their local currency, we converted each such employee’s total annual compensation as of December 31, 2020 to U.S. dollars; however, we did not make any cost of living adjustment with respect to any of our U.S. or international employees.

The CEO pay ratio reported above is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, and adjustments, as well as significantly varying workforce structures, CEO pay ratios reported by other companies are not likely to be comparable to our CEO pay ratio.

2021 Proxy Statement	TETRA Technologies, Inc. I 75

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION RISK

The Human Capital Management and Compensation Committee (the “HCMCC”) of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2020, as well as the incentive compensation arrangements proposed for 2021 as described above, the HCMCC determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the HCMCC. Further, annual and long-term cash awards are paid only after the HCMCC has reviewed our audited financial statements for the applicable performance period.

Long-term equity incentive awards typically consist of stock options, restricted stock, restricted stock units and/or CSI Compressco phantom units that generally vest ratably over a three-year period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock or the CSI Compressco units.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The key terms of our independent director compensation include the following:

Board Annual Retainer paid to all non-employee directors except Chairman of the Board (paid in cash)	● $50,000; paid in monthly installments
Non-Executive Chairman Annual Retainer (paid in cash)	● $132,000; paid in monthly installments
Committee Chair Annual Retainers (paid in cash)

●  Audit Committee - $15,000; paid in quarterly installments

●  Human Capital Management and Compensation Committee - $15,000; paid in quarterly installments

●  Nominating, Governance and Sustainability Committee - $10,000; paid in quarterly installments

Meeting Fees paid to all non-employee directors except Chairman of the Board (paid in cash)	● Board meetings - $1,500 per meeting ● Committee meetings - $1,500 per meeting
Annual Equity Award or Annual Cash Award	● Annual award value of $100,000 granted in cash or restricted stock units using the closing stock price on the grant date. ● Annual awards granted on the date of TETRA’s Annual Stockholder Meeting
Other

●  All non-employee directors, including Mr. Sullivan, are reimbursed for out-of-pocket expenses incurred in attending meetings of the board or its committees and related activities, including director education courses and materials.

●  Directors who are also our officers or employees do not receive any compensation for duties performed as directors

Effective April 1, 2020, the Board of Directors voluntarily agreed to a 20% reduction in the annual retainers and meeting fees paid in cash described above to align with our employee wage and salary reductions. The value of the annual cash award was also reduced.

On May 7, 2020, each non-employee director as of that date, including Mr. Sullivan, received an annual award of $80,000 in cash.  The annual awards were made in cash in order to better manage dilution and burn rate under the 2018 Non-Employee Director Equity Incentive Plan.  It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock units or cash to each Non-employee Director on an annual basis, to be awarded in conjunction with our Annual Meeting of Stockholders held in May of each year.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors during the fiscal year ended December 31, 2020.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
	($)	($)	($)	($)
Mark E. Baldwin	$156,850	$—	$—	$156,850
Thomas R. Bates, Jr.	155,050	—	—	155,050
Paul D. Coombs (3)	148,000	—	—	148,000
John F. Glick	154,700	—	—	154,700
Gina Luna	148,000	—	—	148,000
William D. Sullivan	192,200	—	—	192,200
Joseph C. Winkler, III	151,600	—	—	151,600
(1)	Fees for each non-employee director include an annual cash award of $80,000 granted on May 7, 2020.
(2)	No stock awards were made to our non-employee directors in 2020.
(3)

Our health insurance plan permits directors who were former employees of TETRA to participate in our health plan.  Mr. Coombs participates in, and pays his portion of the contribution to, our health plan.  Because TETRA has a self-insured medical plan, our cost of coverage is the amount of any actual medical claims we pay on behalf of Mr. Coombs and his covered dependents.

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BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2020, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 29, 2021 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
5% Stockholders:
Roumell Asset Management, LLC	10,921,498	(1)	8.2%
Fuller & Thaler Asset Management, Inc.	6,956,008	(2)	5.52%
Huber Capital Management, LLC	6,712,679	(3)	5.33%
Directors, Director Nominees and NEOs:
Mark E. Baldwin	213,590		*
Thomas R. Bates, Jr.	393,044		*
Paul D. Coombs	925,552		*
John F. Glick	365,622		*
Gina A. Luna	192,818		*
Brady M. Murphy	724,616		*
William D. Sullivan	402,624		*
Joseph C. Winkler III	80,005		*
Shawn D. Williams	-		*
Richard D. O'Brien	206,447		*
Matthew J. Sanderson	352,053	(4)	*
Elijio V. Serrano	1,213,240	(5)	*
Bass C. Wallace, Jr.	769,174	(6)
All Executive Officers, Directors and Director Nominees as a group (18 persons)	5,921,173	(7)	4.7%

*	Less than 1%
(1)

Pursuant to a Schedule 13G dated February 12, 2021, Roumell Asset Management, LLC has sole dispositive power with respect to 9,973,748 shares of our common stock, shared dispositive voting power with respect to 317,750 shares of our common stock, sole voting power with respect to 9,973,748 shares of our common stock, and shared voting power with respect to 317,750 shares of our common stock. These shares are deemed to be beneficially owned by Roumell Asset Management, LLC solely as a result of its discretionary power over such shares as investment advisor its clients and the Roumell Opportunistic Value Fund.

(2)

Pursuant to Schedule 13G/A dated February 10, 2021, Fuller & Thaler Asset Management, Inc. has sole dispositive power with respect to 6,956,008 shares of our common stock and sole voting power with respect to 6,804,240 shares of our common stock.  Fuller & Thaler Asset Management, Inc. is deemed to be the beneficial owner of the number of common shares reported pursuant to separate arrangements whereby it acts as investment advisor to certain persons.  Each person for whom Fuller & Thaler Asset Management, Inc. acts as investment advisor has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock.

(3)

Pursuant to a Schedule 13G dated February 12, 2021, Huber Capital Management, LLC has sole voting power with respect to 6,712,679 shares of our common stock and sole dispositive power with respect to 6,712,679 shares of our common stock.

(4)	Includes 120,822 shares subject to options exercisable within 60 days of the record date.
(5)	Includes 539,753 shares subject to options exercisable within 60 days of the record date.
(6)	Includes 270,567 shares subject to options exercisable within 60 days of the record date.
(7)	Includes 942,221 shares subject to options exercisable within 60 days of the record date.

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BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required and we believe that during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner with the exception of the Form 4 filing reporting the vesting of restricted stock (one transaction) by Stuart M. Brightman filed on March 4, 2020.

Proposals of Stockholders

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2022 Annual Meeting of Stockholders at our principal executive offices no later than December 13, 2021. To be considered for inclusion in our Proxy Statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our Bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s Proxy Statement, but sought to be presented at our 2021 Annual Meeting of Stockholders, our Bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. Proxies to be solicited by the board for the 2021 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 7, 2021. A copy of our Bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

Additional Financial Information

Stockholders may obtain additional financial information about us for the year ended December 31, 2020 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Investor Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

Other Matters

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 29, 2021 will be available for stockholder inspection at our office ten days prior to the meeting date of May 26, 2021.

2021 Proxy Statement	TETRA Technologies, Inc. I 79

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Wednesday, May 26, 2021 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

We intend to hold our annual meeting in person.  However, due to the uncertainties surrounding the impact of the coronavirus (COVID-19), it may not be possible or advisable to hold our annual meeting in person and we are planning for the possibility that the annual meeting may be delayed or held by means of remote communication.  If we decide to take either such step, we will announce the decision to do so in advance of the annual meeting. If we elect to hold our annual meeting by remote communication, details on how to participate will be issued by press release, filed with the SEC, and posted on our website at http://ir.tetratec.com/events-and-webcasts and filed with the U.S. Securities and Exchange Commission as additional proxy material.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the SEC, we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about April 13, 2021. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about April 13, 2021 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com  for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2020 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to May 25, 2021 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan Administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone, or by delivering a later dated proxy card by mail prior to May 25, 2021.

Voting Rules

Stockholders Entitled to Vote - the Record Date. We fixed the close of business on March 29, 2021 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 126,407,041 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker

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GENERAL INFORMATION ABOUT THE MEETING AND VOTING

nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting on Proposal No. 1 - Election of Directors.  When voting on this proposal, you have two options:

•	vote FOR a nominee; or
•	WITHHOLD authority to vote for a nominee.

If a quorum is present at the Annual Meeting, the seven persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote regarding the election of directors. However, as described in greater detail in the “Corporate Governance” section of this proxy, our Board of Directors has adopted a majority vote policy that applies to the election of directors. Under this policy, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of “withheld” votes from his or her election than votes “for” his or her election is required, unless such nominee has previously submitted an irrevocable resignation in accordance with the policy, to tender his or her resignation to the Chairman of the Board. Consequently, the number of “withheld” votes with respect to a nominee will affect whether or not our majority vote policy will apply to that individual. You may not cumulate your votes for any one of the nominees.

Voting on Other Proposals. When voting on Proposal Nos. 2, 3, and 4 you have three options:

•	vote FOR a given proposal;
•	vote AGAINST a given proposal; or
•	ABSTAIN from voting on a given proposal.

Proposal No. 2 - Ratification of the appointment of independent auditors requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting.  Brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal.  For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 3 - Advisory vote to approve the compensation of executive officers is advisory in nature and will not be binding on or overrule any decisions by our Board of Directors or the Human Capital Management and Compensation Committee (“HCMCC”) of our Board of Directors. However, the Board of Directors and the HCMCC value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.  For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 4 – Approval of the amendment and restatement of our 2018 Equity Incentive Plan (i) increase the number of shares of common stock authorized for issuance under the plan and (ii) include awards to our directors who are not employees of TETRA requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting. Brokers do not have discretionary authority to vote on this proposal. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.  For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

82 I TETRA Technologies, Inc.	2021 Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of each of the nominees for director;
•	FOR the appointment of Grant Thornton LLP as our independent registered public accounting firm;
•	FOR the advisory vote to approve of executive compensation; and
•	FOR the amendment and restatement of the 2018 Equity Incentive Plan.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies.

Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers, and employees may, without extra compensation, solicit the return of proxies by mail, personal interview, telephone, or email.  We have also retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of approximately $5,000 plus customary costs and other expenses.  Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Householding of Annual Meeting Materials

SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one notice of internet availability of the proxy materials or one paper copy proxy statement and annual report, as applicable, to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our notice of internet availability of proxy materials or our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the notice of internet availability of proxy materials or our proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 462 South 4th Street, Suite 1600, Louisville, KY 40202, or by calling 1-866-641-4276.

2021 Proxy Statement	TETRA Technologies, Inc. I 83

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

If you are currently a stockholder sharing an address with another stockholder and wish to have only one notice of internet availability of proxy materials or Proxy Statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

By order of the Board of Directors,

Kimberly M. O'Brien
Corporate Secretary
April 13, 2021
The Woodlands, Texas

84 I TETRA Technologies, Inc.	2021 Proxy Statement

TETRA TECHNOLOGIES, INC.
FIRST AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

1.Purposes of this Plan.  The purposes of this Plan are to: (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) attract and retain Outside Directors, (iii) provide additional incentive to Employees, ~~and~~ Consultants, and Outside Directors and (~~iii~~iv) promote the success of the Company's business interests.  This Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock-Based Awards and cash-based awards.

2.Definitions.  As used in this Plan, the following definitions shall apply:

(a)“Administrator” means the Board or any of its Committees that shall be administering this Plan, in accordance with Section 4 of this Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

(c)“Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock‑Based Awards and cash-based awards.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award.  An Award Agreement is subject to the terms and conditions of this Plan.

(e)“Awarded Stock” means the Common Stock subject to an Award.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” means as defined in an employment agreement or similar agreement between the Participant and the Company.  If no such agreement exists, or if such an agreement exists but “cause” is not defined therein, then Cause means a termination of the Participant's status as a Service Provider because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under an Award Agreement or any other material agreement between the Participant and the Company; (ii) the Participant's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or any Subsidiary or otherwise impair or impede its or their operations; (iii) the Participant engaging in any act of dishonesty, violence or violation of federal securities laws that is or could be materially injurious to the Company or any of its Subsidiaries or affiliates; (iv) the Participant's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company or any of its Subsidiaries; (v) the Participant's refusal to follow the lawful directions of the Participant's immediate supervisor, the Administrator or the Committee; or (vi) any other willful misconduct by the Participant which is materially injurious to the financial condition, operations or business reputation of the Company or any of its Subsidiaries or affiliates.  Notwithstanding anything herein to the contrary, whether Cause exists shall be determined in the sole discretion of the Committee.

(h)“Change in Control” means (y) if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “change in control” (or substantially similar term), the definition contained therein, or (z) if no such agreement exists, or if any such agreement exists but “change in control” (or substantially similar term) is not defined therein, then Change in Control means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (2) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock in the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii)The sale or disposition by the Company of all or substantially all of the Company's assets other than (1) the sale or disposition of all or substantially all of the assets of the Company to a person or persons (as defined above) who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (2) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders;

(iii)A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the Directors are Incumbent Directors.  For this purpose, “Incumbent Directors” are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the U.S. Treasury regulations promulgated thereunder.  Any reference to a section of the Code shall be deemed a reference to any successor or amended section of the Code.

(j)“Committee” means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section 4 of this Plan.

(k)“Common Stock” means the common stock, $0.01 par value per Share, of the Company.

(l)“Company” means TETRA Technologies, Inc., a Delaware corporation, and any successor to thereto.

(m)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(n)“Corporate Transaction” means a transaction described in either clause (ii) or clause (iv) of the definition of a Change in Control.

(o)“Date of Grant” means the effective date on which an Award is granted by the Administrator to a Participant, or such later date as may be specified by the Administrator on the date the Administrator approves the Award, in each case as set forth in the applicable Award Agreement; provided, however, that for purposes of compliance with Section 16 of the Exchange Act or other Applicable Law, the Date of Grant will be the date of shareholder approval of the Plan if such date is later than the effective date of the Award, as applicable.

(p)“Director” means a member of the Board.

(q)“Disability” means, if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “disability” (or substantially similar term), the definition contained therein.  If no such agreement exists, or if any such agreement exists but “disability” (or substantially similar term) is not defined therein, then (y) Disability shall have the meaning given to such term (or substantially similar term) within a disability insurance program that is sponsored by the Company for the benefit of the Participant, or if no such definition exists or the Participant is not covered by such a program, then (z) Disability means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled.  Notwithstanding the foregoing to the contrary, the term Disability means a total and permanent disability as defined in Section 22(e)(3) of the Code for all Awards intended to qualify for Incentive Stock Option treatment.  For all purposes of this Section 2(q), the Participant shall not be considered to have incurred a “disability” unless proof of such impairment, sufficient to satisfy the Administrator in its sole discretion, is provided by or on behalf of such Participant to the Administrator.

(r)“Dividend Equivalent” means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.  Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of an Option or Stock Appreciation Right.  Additionally, Dividend Equivalents shall be subject to the same restrictions on transferability and forfeitability as the Award with respect to which they were paid.

(s)“Employee” means any person, including an officer, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

Notwithstanding the foregoing to the contrary, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(v)“Incentive Stock Option” means an Option intended to qualify and receive favorable tax treatment as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

(w)“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)“Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Common Stock granted pursuant to this Plan.

(y)“Other Stock-Based Award” means any other award not specifically described in this Plan that is payable by delivery of Shares or valued, in whole or in part, by reference to, or are otherwise based on, Shares in accordance with Section 12 of this Plan.

~~(y)~~(z)“Outside Director” means a Director of the Company who is not an Employee.

~~(z)~~(aa)“Parent” means either (y) with respect to an Award of Incentive Stock Options, a “parent corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, an entity that is a parent to the Company as determined by the Board.

~~(aa)~~(bb)“Participant” means a Service Provider who has been granted an Award under this Plan or, if applicable, such other person who holds an outstanding Award.

~~(bb)~~(cc)“Performance Goal” means a goal which has been established by the Committee in connection with an Award and that is based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: net income; cash flow; cash flow on investment; cash flow from operations; pre-tax or post-tax profit levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; horsepower; horsepower utilization rate; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; debt level; cost reduction targets; equity ratios; depreciation and amortization; G&A expense or adjusted G&A measures; charge offs; and such other criteria as established by the Committee in its sole discretion from time to time.

~~(cc)~~(dd)“Performance Period” means the time period during which the Performance Goals must be met.

~~(dd)~~(ee)“Performance Share” means Shares issued pursuant to a Performance Share Award under Section 10 of this Plan.

~~(ee)~~(ff)“Performance Unit” means, pursuant to Section 10 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the value set forth in the Award Agreement.

~~(ff)~~(gg)“Plan” means this First Amended and Restated 2018 Equity Incentive Plan.  In accordance with Section 16, this Plan became effective on the date it was adopted by the Board, subject to the Company's stockholders approving this Plan within the 12-month period thereafter.

~~(gg)~~(hh)“Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 8 of this Plan.

~~(hh)~~(ii)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or a combination thereof equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement, pursuant to Section 11.

~~(ii)~~(jj)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to this Plan.

~~(jj)~~(kk)“Service Provider” means an Employee, ~~or~~ Consultant, or Outside Director.

~~(kk)~~(ll)“Share” means a share of Common Stock, as may be adjusted in accordance with Section 15 of this Plan.

~~(ll)~~(mm)“Share Reserve” has the meaning set forth in Section 3(a).

~~(mm)~~(nn)“Stock Appreciation Right” or “SAR” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of its Date of Grant, or as otherwise set forth in the Award Agreement, pursuant to Section 9.

~~(nn)~~(oo)“Subsidiary” means either (y) with respect to an Award of Incentive Stock Options, a “subsidiary corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, and for any other purpose herein, an entity that is a subsidiary of the Company as determined by the Board.

3.Stock Subject to this Plan.

(a)Stock Subject to this Plan.  Subject to the provisions of Section 15(a) of this Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under this Plan is ~~six~~ eleven million eight hundred sixty five ~~three~~ hundred ~~sixty five~~ thousand (11,865,000~~6,365,000~~) Shares, all of which may be subject to Incentive Stock Option treatment.  Awards that may be settled only in cash shall not be counted against the Share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.  Shares issued under this Plan may come from authorized and unissued shares or treasury shares.

(b)Effect of Forfeitures and Other Actions.  Any Shares subject to an Award that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the Share Reserve shall be correspondingly replenished.  The following Shares shall not, however, again become available for Awards or replenish the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option issued under this Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under this Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of an Option issued under this Plan, and (iv) Shares subject to a stock settled Stock Appreciation Right issued under this Plan that are not issued in connection with the settlement of that Award upon its exercise.

(c)Reserved Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

(d)No Fractional Shares. No fractional Shares will be issued under the Plan, but the Administrator may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

4.	Administration of this Plan.

(a)	Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer this Plan.

(ii)Rule 16b-3.  If a transaction is intended to be exempt under Rule 16b-3, then it shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)Other Administration.  Other than as provided above, this Plan shall be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to (i) the provisions of this Plan and compliance with Applicable Laws, and (ii) in the case of a Committee, the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion to take the following actions under the Plan:

(i)determine the Fair Market Value of Awards;

(ii)select the Service Providers to whom Awards may be granted under this Plan;

(iii)determine the number of Shares to be covered by each Award granted under this Plan;

(iv)determine when Awards are to be granted under this Plan and the applicable Date of Grant;

(v)approve forms of Award Agreements for use under this Plan;

(vi)determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan including, but not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any acceleration of vesting or waiver of forfeiture or repurchase restrictions (subject to the provisions of Section 6(c)), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)construe and interpret the terms of this Plan and Award Agreements;

(viii)prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans;

(ix)amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant's rights under an outstanding Award shall not be made without the Participant's written consent.  Notwithstanding the foregoing, an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment causes an Incentive Stock Option to become a Nonqualified Stock Option or if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences to the Participant of Section 409A of the Code;

(x)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld based on any amount up to the minimum supplemental income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of the tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award to the extent permitted under Section 409A of the Code;

(xiii)determine whether Awards shall be settled in Shares, cash or in a combination of Shares and cash;

(xiv)determine whether Awards shall be adjusted for dividends or Dividend Equivalents, provided, however, that to the extent an Award is to be settled in Shares, any dividends or Dividend Equivalents shall not be issued or granted with respect to unvested Awards, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Award becoming vested;

(xv)create Other Stock-Based Awards for issuance under this Plan;

(xvi)impose such restrictions, conditions or limitations as it determines appropriate with respect to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvii)to the extent consistent with Section 409A of the Code, establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Goals, or other event that, absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;

(xviii)to interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission under, this Plan or any Award Agreement or other and any instrument or agreement relating to an Award; and

(xix)taking such actions as are provided in Section 4(d) with respect to Awards to foreign Service Providers; and

(xx)make all other determinations that the Administrator deems necessary or advisable for administering this Plan.

The express grant in this Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  However, the Administrator may not exercise any right or power reserved to the Board under the express terms of this Plan or by Applicable Laws.

(c)Prohibition on Repricing of Options and SARs.  Notwithstanding anything in this Plan to the contrary, no repricing of Options or SARs may be effectuated without the prior approval of the Company's stockholders; provided, however, that the foregoing prohibition shall not apply to the extent an adjustment is required under Section 15.

(d)Awards to Foreign Service Providers.  The Administrator may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Administrator, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of this Plan.  In connection therewith, the Administrator may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(e)Effect of Administrator's Decision.  The Administrator's decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest under this Plan.

(f)Indemnification.  The Company shall defend and indemnify all past and present members of the Board, the Committee, the Administrator, officers and Employees of the Company or of a Parent or Subsidiary to whom authority to act for the Board, the Committee, the Administrator or the Company has been delegated under this Plan (“Indemnitees”), to the maximum extent permitted by law, against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a “Claim”), to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim.  However, no such person shall be entitled to indemnification to the extent it is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful).  In addition, to be entitled to indemnification, the Indemnitee must, within thirty (30) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim.  The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.

5.Eligibility.  With the exception of Incentive Stock Options, Awards may be granted to Employees, ~~and~~ Consultants, and Outside Directors.  Incentive Stock Options may be granted only to Employees.

6.Limitations.

(a)$100,000 Limitation for Incentive Stock Options.  Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.  For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Options with respect to such Shares are granted.

(b)Special Annual Limits.  Subject to Section 15(a) of this Plan, the maximum number of Shares that may be subject to Options or Stock Appreciation Rights granted to any Employee or Consultant ~~Service Provider~~ in any calendar year shall equal one million (1,000,000) Shares.  Subject to Section 15(a) of this Plan, the maximum number of Shares that may be subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards granted to any ~~Service Provider~~ Employee or Consultant in any calendar year shall equal one million (1,000,000) Shares.  No Outside Director may be granted during any calendar year Awards having an aggregate Fair Market Value, determined on the Date of Grant, in excess of $300,000.

(c)Minimum Vesting Requirement.  Except as permitted under the Carve-Out Exception (defined below), all Awards that are designated to be settled in Shares shall be subject to a minimum vesting requirement of at least one year from the date the Award was granted, and no portion of any such Award may vest or become exercisable earlier than the first anniversary of the date such Award was granted; provided, however, that the foregoing minimum vesting requirement shall not apply: (i) with respect to 5% of the Share reserve as initially set forth in Section 3(a) (such 5% being the “Carve-Out Exception”), and (ii) to the vesting of an Award that is accelerated as a result of a Change in Control under terms consistent with this Plan.  For purposes of clarity and avoidance of doubt, the vesting of Awards that have not been held by a Participant for at least one year from the Date of Grant may be accelerated (in whole or in part) in accordance with the terms of this Plan, however, any such acceleration, other than in connection with a Change in Control,  within such one-year period with respect to Awards designated to be settled in Shares shall be included in, and reduce the number of Shares available under, the Carve-Out Exception.  To the extent Section 3(a) is amended to increase the number of Shares reserved therein, then 5% of the Shares subject to such increase shall be added to, and increase, the number of Shares subject to the Carve-Out Exception.

7.	Options.

(a)Grant of Options.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Option Agreement.  Each Award of an Option shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions (if any) applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Term of Option.  The term of each Option shall be stated in the Award Agreement.  In the case of an Incentive Stock Option, the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(d)Option Exercise Price and Consideration.

(i)Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be determined by the Administrator, subject to the following:

(1)In the case of an Incentive Stock Option:

(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant; and

(B)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the Date of Grant.

(2)In the case of a Nonqualified Stock Option, the per Share exercise price shall be determined by the Administrator, but shall not be less than the Fair Market Value per Share on the Date of Grant unless the terms of such Nonqualified Stock Option would otherwise comply with the exemption from taxation under Section 409A of the Code.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Date of Grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.  Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.

(e)Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i)cash;

(ii)check;

(iii)in the discretion of the Administrator, other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences;

(iv)in the discretion of the Administrator, consideration received by the Company under a cashless exercise or net exercise program implemented by the Company in connection with this Plan;

(v)in the discretion of the Administrator, a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

(vi)in the discretion of the Administrator, any combination of the foregoing methods of payment; or

(vii)in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.

(f)Exercise of Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted under this Plan shall be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of this Plan or the applicable Award Agreement.  Exercising an Option in any manner shall decrease the number of Shares thereafter available for purchase under the Option by the number of Shares as to which the Option is exercised.

(ii)Termination of Relationship as a Service Provider (Other Than Death or Disability).  If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider, the vested portion of such Option shall be exercisable for three (3) months following his or her ceasing to be a Service Provider (other than upon the Participant's death or Disability).  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider (other than upon the Participant's death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of his or her Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider as a result of his or her Disability, the vested portion of such Option shall be exercisable for twelve (12) months following the Participant ceasing to be a Service Provider as a result of his or her Disability.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

(iv)Death of Participant.  If a Participant dies while a Service Provider, the vested portion of the Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death in accordance with Section 26.  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant's death, the vested portion of such Option shall be exercisable for twelve (12) months following his or her date of death.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her death, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant's beneficiary designated pursuant to Section 26 does not exercise the Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

8.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Removal of Restrictions.  Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the time at which any restrictions shall lapse or be removed.

(d)Voting Rights.  Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise as set forth in the Award Agreement.

(e)Dividends and Other Distributions.  Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares.  All such dividends and distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and no such dividends or other distributions shall be issued or granted with respect to shares of Restricted Stock, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Awards becoming vested.

(f)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall again be available for grant under this Plan as set forth in Section 3.

9.Stock Appreciation Rights.

(a)Grant of SARs.  Subject to the terms and conditions of this Plan, a SAR may be granted to a Service Provider at any time and from time to time as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.  Subject to the provisions of Section 6(c), the Administrator shall have complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time; provided, however, that the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR shall not be less than the Fair Market Value per Share on the Date of Grant.

(b)SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Expiration of SARs.  A SAR granted under this Plan shall expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; provided, however, no SAR shall be exercisable later than 10 years after the Date of Grant.  Notwithstanding the foregoing, the rules of Sections 7(f)(ii), 7(f)(iii) and 7(f)(iv) shall also apply to SARs.

(d)Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

10.Performance Units and Performance Shares.

(a)Grant of Performance Units and Performance Shares.  Subject to the terms and conditions of this Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider.

(b)Value of Performance Units and Performance Shares.  Each Performance Unit and Performance Share shall have an initial value established by the Administrator on or before the Date of Grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant.

(c)Performance Goals and Other Terms.  The Administrator shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, shall determine the number or value of Performance Units and Performance Shares that shall be paid out to the Participant.  Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Date of Grant, Performance Period and such other terms and conditions as the Administrator in its sole discretion shall determine.  The Administrator may set Performance Goals based upon the achievement of Company‑wide, divisional, or individual goals (including solely continued service) or any other basis determined by the Administrator in its sole discretion.

(d)Earning of Performance Units and Performance Shares.  After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.  After the grant of Performance Units or Performance Shares, and subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, reduce or waive any performance objectives for the Performance Unit or Performance Share.

(e)Form and Timing of Payment of Performance Units and Performance Shares.  Payment of earned Performance Units and earned Performance Shares, if any, shall be made after the expiration of the applicable Performance Period at the time determined by the Administrator.  The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as applicable, at the close of the applicable Performance Period) or in a combination of cash and Shares.

(f)Cancellation of Performance Units or Performance Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units and Performance Shares shall be forfeited to the Company, and the Shares subject to such Awards (if any) shall again be available for grant under this Plan as set forth in Section 3.

11.Restricted Stock Units.  Restricted Stock Units shall consist of Shares of Restricted Stock, Performance Shares or Performance Unit Awards that the Administrator, in its sole discretion, permits to be paid out in a lump sum, installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

12.Other Stock-Based Awards and Cash-Based Awards.  Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan.  The Administrator shall have authority to determine the Service Providers, to whom and the time or times at which, Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other terms and conditions of the Other Stock-Based Awards, including any dividend or voting rights and whether the Award should be paid in cash. Cash-based awards may be granted in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

13.Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted under this Plan shall be suspended during any unpaid leave of absence and shall resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit shall be awarded for the time vesting has been suspended during such leave of absence.  A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no leave of absence may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then at the end of three months following the expiration of the leave of absence, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.

14.Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than as provided in Section 26 or by will or by the laws of descent or distribution following the Participant’s death.  An outstanding Award may be exercised during the lifetime of the Participant only by the Participant.  If the Administrator makes an Award transferable, such Award Agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

15.Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under this Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by this Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan.  No adjustment shall be made pursuant to this Section 15(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)Corporate Transactions.

(i)Continuation, Assumption or Replacement of Awards.  Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that involves a Corporate Transaction, then the surviving or successor corporation or a parent or subsidiary entity of the successor corporation (collectively, the “Successor Corporation”) may continue, assume or substitute Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 15(a)), and such Awards or substitutions therefor shall remain outstanding and be governed by their respective terms subject to Section 15(b)(iv) below.  A Successor Corporation may elect to continue, assume or substitute only some Awards or portions of Awards.  For purposes of the foregoing, an Award shall be considered assumed or substituted if in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an Incentive Stock Option) either (1) the contractual obligations represented by the Award are expressly assumed by the Successor Corporation with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (2) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(ii)Acceleration. Unless otherwise provided in an applicable Award Agreement, in the event of a Change in Control that involves a Corporate Transaction, if and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then:

(1)such outstanding Awards of Options and Stock Appreciation Rights shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Administrator, and shall terminate at the effective time of the Corporate Transaction;

(2)such outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately prior to the effective time of the Corporate Transaction; and

(3)to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 15(b)(ii)(3) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

The Administrator shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 15(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(iii)Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Administrator may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for cash payments to the holders as provided in this Section 15(b)(iii). The Administrator will not be required to treat all Awards similarly for purposes of this Section 15(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (1) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (2) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 15(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 15(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 15(b)(iii). Payment of any amount under this Section 15(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Administrator’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(iv)Termination After a Corporate Transaction.  If and to the extent the Awards are continued, assumed or replaced under the circumstances described in Section 15(b)(i), and if within twenty-four months after the Corporate Transaction the Participant’s status as a Service Provider is terminated by the Company or Successor Corporation without Cause or by the Participant for Good Reason, then:

(1)all outstanding Awards of Options and Stock Appreciation Rights issued to such Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the date the Participant ceases to be a Service Provider;

(2)all outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately upon the date the Participant ceases to be a Service Provider; and

(3)to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall vest as provided in Section 15(b)(ii)(3), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider.

For purposes of the foregoing, the term “Good Reason” means a voluntary termination by a Participant who is an Employee of his or her employment with the Company or the Successor Corporation because of: (1) a material diminution in the Participant's base salary or bonus opportunity from those applicable to him or her as of the date immediately prior to such Change in Control; (1) a material diminution in the nature or scope of the Participant's authority, duties or responsibilities from those applicable to him or her as of the date immediately prior to such Change in Control; (3) the Company or the Successor Corporation requiring the Participant to be based at any office or location more than fifty (50) miles from where the Participant was based as of the date immediately prior to such Change in Control; or (4) a material breach by the Company or the Successor Corporation of any term or provision of this Plan, an Award Agreement, employment agreement or other contractual agreement (if any) between the Participant and the Company or the Successor Corporation.

(c)Other Change in Control.  Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that does not involve a Corporate Transaction, the Administrator may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 15(b)(iii) or (ii) making such adjustments to the Awards then outstanding as the Administrator deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Administrator will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)Dissolution or Liquidation.  Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  An Award will terminate immediately prior to the consummation of such proposed action.

16.Board and Stockholder Approval; Term of Plan.  The Board approved this Plan to be effective on March ~~15, 2018~~31, 2021, subject to the Company's stockholders approving this Plan within the 12-month period thereafter.  The Company's stockholders approved this Plan on May ~~4~~26, ~~2018~~2021.  From its effectiveness, this Plan shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of this Plan.  If the requisite stockholder approval is not obtained within such 12-month period, any Awards granted hereunder will automatically become null and void and of no force or effect.  No Awards may be granted under this Plan on or after the date which is ten (10) years following the effective date of this Plan.  This Plan will remain in effect until all Awards granted under the Plan have been satisfied or expired.

17.Amendment and Termination of this Plan.

(a)Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate this Plan.

(b)Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of this Plan shall materially or adversely impair the rights of any Participant without the Participant’s prior written consent, unless such action is required by Applicable Law or stock exchange rules.  Termination of this Plan shall not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination.

18.	Conditions upon Issuance of Shares.

(a)Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares shall comply with Applicable Laws.

(b)Taxes.  No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Award sufficient to satisfy the withholding obligations incident to the exercise or vesting of an Award based on the minimum supplemental rate in the applicable jurisdiction.

19.No Rights to Awards.  No eligible Service Provider or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.

20.No Stockholder Rights.  Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.

21.Fractional Shares.  No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

22.Governing Law.  This Plan, all Award Agreements, and all related matters, shall be governed by the laws of the State of Delaware, without regard to choice of law principles that direct the application of the laws of another state.

23.No Effect on Terms of Employment or Consulting Relationship.  This Plan shall not confer upon any Participant any right as a Service Provider, nor shall it interfere in any way with his or her right or the right of the Company or a Parent or Subsidiary to terminate the Participant's service at any time, with or without cause, and with or without notice.

24.Unfunded Obligation.  This Section 24 shall only apply to Awards that are not settled in Shares.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts of cash payable to Participants pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations under this Plan.  Any investments or the creation or maintenance of any trust for any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or Parent or Subsidiary.  The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

25.No Guarantee of Tax Consequences.  The Company, Board, Committee and the Administrator do not make any commitment or guarantee that any United States federal, state, local, or foreign tax treatment will apply or be available under the Plan to any Participant or other person participating or eligible to participate hereunder.  Neither the Company, the Board, the Committee, nor the Administrator will be liable to any Participant or any other person as to any expected or realized tax consequences for any Participant or other person due to the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving any Award. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment in a jurisdiction or (b) avoid adverse tax treatment for an Award, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

26.Designation of Beneficiary by Participant.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation will revoke all prior designations by the same Participant, must be in the form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator (or its delegate), and received and accepted during the Participant’s lifetime.  In the absence of any such valid beneficiary designation, benefits remaining unpaid at the Participant’s death will be paid as follows: (i) if a Participant leaves a surviving spouse, payment will be made to such surviving spouse on behalf of the Participant; and (ii) if a Participant leaves no surviving spouse, payment will be made to (A) if there is administration of such Participant’s estate, the executor or administrator of such estate, upon receipt by the Administrator of supporting evidence from the estate that is satisfactory to the Administrator, or (B) if there is no administration of such Participant’s estate, to such Participant’s heirs at law, but only after such heirs are determined by a court of competent jurisdiction and in such proportion as determined by such court in its signed order that is received by, and satisfactory to, the Administrator.

27.Requirements of Law and Securities Exchanges.  The granting of Awards and the issuance or delivery of Shares under the Plan will be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing Shares delivered under the Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any other Applicable Law.  The Administrator may cause a legend or legends to be placed upon such certificates to make appropriate reference to such restrictions.

The Company will not be obligated to take any affirmative action in order to cause the exercise of an Award or the issuance of Shares pursuant to the Plan to comply with any Applicable Law.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

28.Clawback.  All compensation and Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or other receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy as may be implemented from time to time, including any clawback policy adopted to comply with any Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) as set forth in such clawback policy or the Award Agreement. Any such policy may subject a Participant’s Award, and amounts paid or realized with respect to any Award, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur; such events including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

29.No Obligation to Exercise Awards; No Right to Notice of Expiration Date.  An Award of a Stock Option or a SAR imposes no obligation upon the Participant to exercise the Award.  The Company and the Administrator have no obligation to inform a Participant of the date on which a Stock Option or SAR is no longer exercisable except for including such expiration date in the Participant’s Award Agreement.

30.Rule 16b-3 Securities Law Compliance for Insiders.  Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3.  Any ambiguities or inconsistencies in the construction of the Plan or an Award will be interpreted to give effect to such intention and, to the extent any provision of the Plan or action by the Administrator fails to so comply, it may be deemed null and void by the Administrator, in its discretion, to the extent permitted by Applicable Laws.

31.Section 409A.

(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Code Section 409A (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date.  The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise.  The Company and its Subsidiaries will have no obligation under this Section 31 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s employment or consulting relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s employment or consulting relationship.  For purposes of the Plan or any Award Agreement relating to any such payments, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or any Incentive Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A as determined by the Administrator) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(1)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest) but not later than 60 days following the end of such six-month period. Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)Payment Upon Vesting or Lapse of Risk of Forfeiture.  In the case of an Award subject to Section 409A providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution or settlement shall be made by March 15 of the calendar year next following the calendar year in which such Award vested or the risk of forfeiture lapsed.

(e)Timing of Payment. In the case of any distribution of any other Award subject to Section 409A, if the timing of such distribution is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(f)Separate Payment.  Each payment that a Participant may receive under this Plan that is subject to Section 409A shall be treated as a “separate payment” for purposes of Section 409A.

32.No Restriction on Corporate Action.  Nothing contained in the Plan will be construed to prevent the Company or any Subsidiary from taking any action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.

33.Severability.  If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any person or Award, or would disqualify the Plan or Award under any Applicable Law, such provision will be (a) construed or deemed amended to conform to Applicable Law or (b) if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award Agreement, and thereafter the remainder of the Plan and any such Award Agreement will remain in full force and effect.

34.Rules of Construction.  In the interpretation of the Plan, except where the context otherwise requires

(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Plan;

(e)any grammatical form or variant of a term defined in the Plan will be construed to have a meaning corresponding to the definition of the term set forth herein;

(f)the terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan;

(g)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan;

(h)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, and the authoritative guidance issued thereunder by an appropriate governmental entity; and

(i)This Plan shall be construed as a whole and according to its fair meaning, and the Plan and any Award Agreement issued hereunder shall not be strictly construed against the Company or the Administrator.

*     *     *     *     *

TETRA TETRA Technologies, Inc. GLOBAL HEADQUARTERS 24955 Interstate 45 North The Woodlands, TX 77380 +1281.367.1983 www.tetratec.com

01 - Mark E. Baldwin 04 - Gina A. Luna 07 - Shawn D. Williams 02 - Thomas R. Bates, Jr. 05 - Brady M. Murphy 03 - John F. Glick 06 - William D. Sullivan For Withhold For Withhold For Withhold 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03FUHB + + Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals A 2, 3 and 4. 2. To ratify and approve the appointment of Grant Thornton LLP as TETRA’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. To approve, on advisory basis, the compensation the named executive officers of TETRA Technologies, Inc. 1. To elect seven directors to serve one-year terms ending at the 2022 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed. Nominees: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain 4. To approve TETRA’s First Amended and Restated 2018 Equity Incentive Plan MMMMMMMMM 5 0 2 3 4 2 MMMMMMMMMMMM M

Proxy — TETRA Technologies, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Wednesday, May 26, 2021, 11:00 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas. The undersigned stockholder hereby constitutes and appoints Brady M. Murphy and Kimberly M. O’Brien and each or any of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the “Company”), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Wednesday, May 26, 2021, 11:00 A.M. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 and 4. All prior proxies are hereby revoked. In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the “401(k) Plan”), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date. If no instructions are provided or if this card is not received prior to May 25, 2021, the shares will be voted by the trustee as directed by the Company’s 401(k) Plan administrator. This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders May 26, 2021